Exhibit 99.1
PART II
ITEM 6. SELECTED FINANCIAL DATA
($ in millions, except per share information)

	2014		2013		2012		2011		2010
Sales	$19,154.0		$18,283.1		$17,474.8		$15,418.8		$12,061.6
Operating profit	3,346.6		3,120.5		2,979.6		2,479.4		1,986.7
Net earnings from continuing operations	2,543.1	(a)	2,590.6	(b)	2,181.3		1,798.6		1,675.4	(e)
Earnings from discontinued operations, net of income taxes	55.3		104.4		210.9	(c)	373.7	(d)	117.6
Net earnings	2,598.4	(a)	2,695.0	(b)	2,392.2	(c)	2,172.3	(d)	1,793.0	(e)
Net earnings per share from continuing operations:
Basic	$3.62	(a)	$3.72	(b)	$3.15		$2.66		$2.56	(e)
Diluted	3.56	(a)	3.65	(b)	3.07		2.58		2.47	(e)
Net earnings per share from discontinued operations:
Basic	$0.08		$0.15		$0.30	(c)	$0.55	(d)	$0.18
Diluted	0.08		0.15		0.30	(c)	0.53	(d)	0.17
Net earnings per share:
Basic	$3.70	(a)	$3.87	(b)	$3.45	(c)	$3.21	(d)	$2.74	(e)
Diluted	3.63	(a) *	3.80	(b)	3.36	(c) *	3.11	(d)	2.64	(e)
Dividends declared per share	$0.40	(f)	$0.10		$0.10		$0.09		$0.08
Total assets	$36,991.7		$34,672.2		$32,941.0		$29,949.5		$22,217.1
Total debt	$3,473.4		$3,499.0		$5,343.1		$5,305.2		$2,824.7

(a)
Includes $34 million ($26 million after-tax or $0.04 per diluted share) gain on sale of the Company's electric vehicle systems ("EVS")/hybrid product line and $123 million ($77 million after-tax or $0.11 per diluted share) gain on sale of certain marketable equity securities. Refer to Notes 3 and 13, respectively, of the Notes to the Consolidated Financial Statements for additional information.

(b)
Includes $230 million ($144 million after-tax or $0.20 per diluted share) gain on sale of the Company’s investment in the Apex Tool Group, LLC ("Apex") joint venture and $202 million ($125 million after-tax or $0.18 per diluted share) gain on sale of certain marketable equity securities. Refer to Notes 3 and 13, respectively, of the Notes to the Consolidated Financial Statements for additional information.

(c)
Includes $149 million ($94 million after-tax or $0.13 per diluted share) gain on sale of the Company’s Accu-Sort and Kollmorgen Electro-Optical businesses. Refer to Note 3 of the Notes to the Consolidated Financial Statements for additional information.

(d)	Includes $328 million ($202 million after-tax or $0.29 per diluted share) gain on sale of the Company’s Pacific Scientific Aerospace business.

(e)
Includes $291 million ($232 million after-tax or $0.34 per diluted share) gain on contribution of certain of the Company’s hand tools businesses to Apex. Refer to Note 3 of the Notes to the Consolidated Financial Statements for additional information.

(f)	The Company increased its quarterly dividend rate in 2014 to $0.10 per share.

*	Net earnings per share amounts do not add due to rounding.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide a reader of Danaher’s financial statements with a narrative from the perspective of Company management. The Company’s MD&A is divided into five sections:

•	Overview

•	Results of Operations

•	Liquidity and Capital Resources

•	Critical Accounting Estimates

•	New Accounting Standards
OVERVIEW
General
Please see “Item 1. Business – General” for a discussion of Danaher’s objectives and methodologies for delivering shareholder value. Danaher is a multinational corporation with global operations. During 2014, approximately 58% of Danaher’s sales were derived from customers outside the United States. As a diversified, global business, Danaher’s operations are affected by worldwide, regional and industry-specific economic and political factors. Danaher’s geographic and industry diversity, as well as the range of its products and services, typically help limit the impact of any one industry or the economy of any single country on the consolidated operating results. Given the broad range of products manufactured, software and services provided and geographies served, management does not use any indices other than general economic trends to predict the overall outlook for the Company. The Company’s individual businesses monitor key competitors and customers, including to the extent possible their sales, to gauge relative performance and the outlook for the future.
As a result of the Company’s geographic and industry diversity, the Company faces a variety of opportunities and challenges, including rapid technological development (particularly with respect to computing, mobile connectivity, communications and digitization) in most of the Company’s served markets, the expansion and evolution of opportunities in high-growth markets, trends and costs associated with a global labor force, consolidation of the Company’s competitors and increasing regulation. The Company operates in a highly competitive business environment in most markets, and the Company’s long-term growth and profitability will depend in particular on its ability to expand its business in high-growth geographies and high-growth market segments, identify, consummate and integrate appropriate acquisitions, develop innovative and differentiated new products, services and software with higher gross profit margins, expand and improve the effectiveness of the Company’s sales force, continue to reduce costs and improve operating efficiency and quality, and effectively address the demands of an increasingly regulated environment. The Company is making significant investments, organically and through acquisitions, to address the rapid pace of technological change in its served markets and to globalize its manufacturing, research and development and customer-facing resources (particularly in high-growth markets) in order to be responsive to the Company’s customers throughout the world and improve the efficiency of the Company’s operations.
Business Performance and Outlook
While differences exist among the Company’s businesses, on an overall basis, demand for the Company’s products, software and services increased in 2014 compared to 2013 driving year-over-year sales growth from existing businesses. The Company’s continued investments in sales growth initiatives and the other business-specific factors discussed below also contributed to year-over-year sales growth. Geographically, year-over-year sales growth rates from existing businesses during 2014 were led primarily by the high-growth markets. Sales from existing businesses in high-growth markets grew at a mid-single digit rate in 2014 compared to 2013 and sales from high-growth markets represented approximately 27% of the Company's total sales in 2014. Sales from existing businesses in developed markets grew at a low-single digit rate in 2014 compared to 2013 and were driven by North America and Western Europe. The Company expects overall sales growth to continue but remains cautious about challenges due to macro-economic and geopolitical uncertainties and global uncertainties related to monetary and fiscal policies.  While individual business results will vary, the Company expects sales from existing businesses to continue to grow on a year-over-year basis during 2015 at a level in line with the growth levels experienced in 2014.

Restructuring Activities
Consistent with the Company's approach of positioning itself to provide superior products and services to its customers in a cost efficient manner, in the second half of 2014 the Company initiated actions to improve productivity and reduce costs in its businesses. The actions, which were substantially completed by December 31, 2014, resulted in pre-tax charges of approximately $154 million including $24 million attributable to discontinued operations, the majority of which was incurred in the fourth quarter of 2014. The charges, including both employee-related termination costs as well as other termination and exit costs, are expected to result in savings of approximately $125 million in 2015 compared to 2014 expense levels.
In addition, the Company incurred $107 million of costs associated with restructuring activities in 2013 including $6 million attributable to discontinued operations, which resulted in savings of approximately $75 million in 2014 compared to 2013 expense levels.
Acquisitions and Divestitures
On December 11, 2014, the Company successfully completed its tender offer for the outstanding shares of common stock of Nobel Biocare Holding AG, acquiring 97% of the outstanding shares for an aggregate cash purchase price of approximately CHF 1.9 billion (approximately $1.9 billion based on exchange rates as of the date the shares of common stock were acquired) including debt assumed and net of cash acquired. Danaher is in the process of acquiring the remaining outstanding Nobel Biocare shares by means of a squeeze-out transaction, as permitted under Swiss law. Headquartered in Zurich, Switzerland, Nobel Biocare is a world leader in the field of innovative implant-based dental restorations with a portfolio of solutions that include dental implant systems, high-precision individualized prosthetics, biomaterials and digital diagnostics, treatment planning and guided surgery. Nobel Biocare had revenues of €567 million in 2013 (approximately $780 million based on exchange rates as of December 31, 2013), and is now part of the Company's Dental segment. The Company financed the acquisition of Nobel Biocare from available cash.
In addition to the acquisition of Nobel Biocare, during 2014 the Company acquired 16 businesses for total consideration of approximately $1.3 billion in cash, net of cash acquired. The businesses acquired complement existing units of the Test & Measurement, Environmental, Life Sciences & Diagnostics and Dental segments. The aggregate annual sales of these 16 businesses at the time of their respective acquisitions, in each case based on the company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $420 million.
On July 14, 2015, the Company consummated the split-off of the majority of its Test & Measurement segment's communications business (other than the data communications cable installation business and the communication service provider business of Fluke Networks which are now part of the instruments business of the Company's Test & Measurement segment) to Danaher shareholders who elected to exchange Danaher shares for ownership interests in the communications business, and the subsequent merger of the communications business with a subsidiary of NetScout Systems, Inc. (“NetScout”). Danaher shareholders who participated in the exchange offer tendered 26.0 million shares of Danaher common stock, (approximately $2.3 billion on the date of tender) and received 62.5 million shares of NetScout common stock which represented approximately 60% of the shares of NetScout common stock outstanding following the combination.
The accounting requirements for reporting the disposition of the communications business as a discontinued operation were met when the separation and merger were completed. Accordingly, the Consolidated Financial Statements for all periods presented reflect this business as discontinued operations. The Company allocated a portion of the consolidated interest expense to discontinued operations based on the ratio of the discontinued businesss' net assets to the Company's consolidated net assets.
In August 2014, the Company completed the divestiture of its electric vehicle systems ("EVS")/hybrid product line for a sale price of $87 million in cash. This product line, which was part of the Industrial Technologies segment, had revenues of approximately $60 million in 2014 prior to the divestiture and approximately $100 million in each of 2013 and 2012. Operating results of the product line were not significant to segment or overall Company reported results in 2014. The Company recorded a pre-tax gain on the sale of the product line of $34 million ($26 million after-tax or $0.04 per diluted share) in its third quarter 2014 results. Subsequent to the sale, the Company has no continuing involvement in the EVS/hybrid product line.
For a discussion of the Company’s 2013 and 2012 acquisition and divestiture activity, refer to “Liquidity and Capital Resources — Investing Activities”.
Sale of Investments
During 2014, the Company received cash proceeds of $167 million from the sale of certain marketable equity securities and recorded a pre-tax gain related to these sales of $123 million ($77 million after-tax or $0.11 per diluted share).

RESULTS OF OPERATIONS
Consolidated sales for the year ended December 31, 2014 increased 5.0% compared to 2013. Sales from existing businesses contributed 4.0% growth and sales from acquired businesses contributed 1.5% growth on a year-over-year basis. The impact of currency translation reduced reported sales by 0.5% as the U.S. dollar was, on average, stronger against other major currencies during 2014 as compared to exchange rate levels during 2013.
Consolidated sales for the year ended December 31, 2013 increased 4.5% compared to 2012. Sales from existing businesses contributed 2.5% growth and sales from acquired businesses contributed 2.5% growth on a year-over-year basis. The impact of currency translation reduced reported sales by 0.5% as the U.S. dollar was, on average, stronger against other major currencies during 2013 as compared to exchange rate levels during 2012.
In this report, references to sales from existing businesses refers to sales from continuing operations calculated according to generally accepted accounting principles in the United States (“GAAP”) but excluding (1) sales from acquired businesses and (2) the impact of currency translation. References to sales or operating profit attributable to acquisitions or acquired businesses refer to GAAP sales or operating profit, as applicable, from acquired businesses recorded prior to the first anniversary of the acquisition less the amount of sales attributable to certain divested product lines not considered discontinued operations. The portion of revenue attributable to currency translation is calculated as the difference between (a) the period-to-period change in revenue (excluding sales from acquired businesses) and (b) the period-to-period change in revenue (excluding sales from acquired businesses) after applying current period foreign exchange rates to the prior year period. Sales from existing businesses should be considered in addition to, and not as a replacement for or superior to, sales, and may not be comparable to similarly titled measures reported by other companies. Management believes that reporting the non-GAAP financial measure of sales from existing businesses provides useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with our performance in prior and future periods and to our peers. The Company excludes the effect of currency translation from sales from existing businesses because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends, and excludes the effect of acquisitions and divestiture related items because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between the Company and its peers and can also obscure underlying business trends and make comparisons of long-term performance difficult. References to sales volume refer to the impact of both price and unit sales.
Operating profit margins were 17.5% for the year ended December 31, 2014 as compared to 17.1% in 2013. The following factors impacted year-over-year operating profit margin comparisons.
2014 vs. 2013 operating profit margin comparisons were favorably impacted by:

•
Higher 2014 sales volumes and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2013 and 2014, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments - 95 basis points

2014 vs. 2013 operating profit margin comparisons were unfavorably impacted by:

•	Incremental year-over-year costs associated with restructuring actions and continuing productivity improvement initiatives - 15 basis points

•
The incremental net dilutive effect in 2014 of acquired businesses and acquisition related charges recorded in 2014 associated with the Nobel Biocare acquisition, including transaction costs deemed significant and fair value adjustments to acquired inventory, net of the positive effect of the product line disposition in the third quarter of 2014 - 40 basis points

The Company deems acquisition-related transaction costs incurred in a given period to be significant (generally relating to the Company’s larger acquisitions) if it determines that such costs exceed the range of acquisition-related transaction costs typical for the Company in a given period.
Operating profit margins were 17.1% for both of the years ended December 31, 2013 and 2012. The following factors impacted year-over-year operating profit margin comparisons.
2013 vs. 2012 operating profit margin comparisons were favorably impacted by:

•
Higher 2013 sales volumes and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2012 and 2013, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments - 85 basis points

2013 vs. 2012 operating profit margin comparisons were unfavorably impacted by:

•	The incremental net dilutive effect in 2013 of acquired businesses - 40 basis points

•	The divestiture of the Apex joint venture in 2013. Prior to the sale, the Company had accounted for its investment in Apex under the equity method - 40 basis points

•	A 2012 gain relating to the resolution of contingencies with respect to a prior disposition of assets - 5 basis points
Business Segments
Sales by business segment for the years ended December 31 are as follows ($ in millions):

	2014	2013	2012
Test & Measurement	$2,702.1	$2,582.4	$2,595.4
Environmental	3,547.3	3,316.9	3,063.5
Life Sciences & Diagnostics	7,185.7	6,856.4	6,485.1
Dental	2,193.1	2,094.9	2,022.9
Industrial Technologies	3,525.8	3,432.5	3,307.9
Total	$19,154.0	$18,283.1	$17,474.8

TEST & MEASUREMENT
The Company’s Test & Measurement segment offerings help customers design cutting-edge innovations, keep their businesses up and running. Danaher's instrument business offers test, measurement and monitoring products that are used in electronic design, manufacturing and advanced technology development, as well as for installation, service and maintenance of electrical, industrial, network, electronic and calibration applications. Customers for these products and services include manufacturers of electronic instruments and service, installation and maintenance professionals. Also included in the Test & Measurement segment are the Company’s mobile tool and wheel service businesses. As a result of the split-off of the Company's communications business in July 2015, which was previously reported as part of the Test & Measurement segment, all current and prior year results of the segment have been adjusted to exclude the results of this discontinued operation. See Note 3 to the Consolidated Financial Statements for additional information related to the disposition of the communications business.
Test & Measurement Selected Financial Data

	For the Year Ended December 31
($ in millions)	2014	2013	2012
Sales	$2,702.1	$2,582.4	$2,595.4
Operating profit	573.2	515.1	515.7
Depreciation	26.7	24.9	31.7
Amortization	56.8	65.8	59.8
Operating profit as a % of sales	21.2%	19.9%	19.9%
Depreciation as a % of sales	1.0%	1.0%	1.2%
Amortization as a % of sales	2.1%	2.5%	2.3%
Components of Sales Growth

	2014 vs. 2013	2013 vs. 2012
Existing businesses	3.5%	—%
Acquisitions	1.5%	—%
Currency exchange rates	(0.5)%	(0.5)%
Total	4.5%	(0.5)%
2014 COMPARED TO 2013
Price increases in the segment contributed 0.5% to sales growth on a year-over-year basis during 2014 as compared to 2013 and are reflected as a component of the change in sales from existing businesses.

Sales from existing businesses in the segment's instruments business grew at a low-single digit rate during 2014 as compared to 2013, due to increased year-over-year sales of electrical and calibration products, primarily from strong sales of new product offerings. Geographically, growth was led by increased demand in North America, China, and Western Europe.
Sales from existing businesses in the segment’s mobile tool and wheel service businesses grew during 2014 as compared to 2013.
Operating profit margins increased 130 basis points during 2014 as compared to 2013. The following factors impacted year-over-year operating profit margin comparisons.
2014 vs. 2013 operating profit margin comparisons were favorably impacted by:

•
Higher sales volumes from existing businesses as well as incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2014 and 2013, net of incremental year-over-year costs associated with various new product development, sales and marketing growth investments - 155 basis points

2014 vs. 2013 operating profit margin comparisons were unfavorably impacted by:

•	Incremental year-over-year costs associated with restructuring actions and continuing productivity improvement initiatives - 10 basis points

•	The incremental net dilutive effect in 2014 of acquired businesses - 15 basis points
2013 COMPARED TO 2012
Price increases in the segment contributed 0.5% to sales growth on a year-over-year basis during 2013 as compared to 2012 and are reflected as a component of the change in sales from existing businesses.
Sales in the segment's instrument business declined at a low-single digit rate during 2013 as compared to 2012, as lower demand for thermography, calibration and electronic test products more than offset modest increases in demand for industrial products. Decreased demand in the North American, European and Chinese end markets contributed to the decline in sales. However, the Company did see demand stabilize during the second half of 2013 as compared to the first half of 2013, particularly in Europe and North America.
Operating profit margins remained flat during 2013 as compared to 2012. The following factors impacted year-over-year operating profit margin comparisons.
2013 vs. 2012 operating profit margin comparisons were favorably impacted by:

•	The incremental net accretive effect in 2013 of acquired businesses - 10 basis points
2013 vs. 2012 operating profit margin comparisons were unfavorably impacted by:

•
Lower year-over-year instrument sales volumes and incremental year-over-year costs associated with various sales, marketing and product development growth investments, net of lower year-over-year costs for restructuring and productivity improvement initiatives - 10 basis points

ENVIRONMENTAL
The Company’s Environmental segment products and services help protect the global water supply, facilitate environmental stewardship, enhance the safety of personal data and improve business efficiencies. Danaher’s water quality business provides instrumentation and disinfection systems to help analyze, treat and manage the quality of ultra-pure, potable, waste, ground and ocean water in residential, commercial, industrial and natural resource applications. Danaher’s retail/commercial petroleum business is a leading worldwide provider of solutions and services focused on fuel dispensing, remote fuel management, point-of-sale and payment systems, environmental compliance, vehicle tracking and fleet management.

Environmental Selected Financial Data

	For the Year Ended December 31
($ in millions)	2014	2013	2012
Sales	$3,547.3	$3,316.9	$3,063.5
Operating profit	705.2	696.5	652.5
Depreciation	49.7	34.4	29.2
Amortization	36.0	28.3	19.7
Operating profit as a % of sales	19.9%	21.0%	21.3%
Depreciation as a % of sales	1.4%	1.0%	1.0%
Amortization as a % of sales	1.0%	0.9%	0.6%

Components of Sales Growth

	2014 vs. 2013	2013 vs. 2012
Existing businesses	4.5%	3.5%
Acquisitions	3.5%	5.5%
Currency exchange rates	(1.0)%	(0.5)%
Total	7.0%	8.5%

2014 COMPARED TO 2013
Price increases in the segment contributed 0.5% to sales growth on a year-over-year basis during 2014 as compared with 2013 and are reflected as a component of the change in sales from existing businesses.
Sales from existing businesses in the segment’s water quality business grew at a mid-single digit rate during 2014 as compared to 2013. Sales growth in the analytical instrumentation product line was led primarily by continued strong sales of instruments and related consumables and service in North America, China, Europe and Latin America. Sales in the business' chemical treatment solutions product line grew on a year-over-year basis due primarily to continued sales force investments in the U.S. market, and to a lesser extent, continued international expansion. Year-over-year sales in the business' ultraviolet water disinfection product line declined during 2014 due to continued weak demand in municipal end markets, primarily in North America and Western Europe.
Sales from existing businesses in the segment's retail petroleum equipment business grew at a mid-single digit rate during 2014 as compared to 2013. Demand for the business' dispenser systems was particularly strong in North America and China during 2014. Continued strong demand for point-of-sale systems, service and vapor recovery products in most major geographies also contributed to year-over-year sales growth. The business expects growth to continue in 2015 as customers upgrade payment systems, primarily in the United States, to comply with upcoming enhanced security requirements based on the EMV global standard.
Operating profit margins declined 110 basis points during 2014 as compared to 2013. The following factors impacted year-over-year operating profit margin comparisons.

2014 vs. 2013 operating profit margin comparisons were favorably impacted by:

•
Higher 2014 sales volumes and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2014 and 2013, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments - 35 basis points

2014 vs. 2013 operating profit margin comparisons were unfavorably impacted by:

•	Incremental year-over-year costs associated with restructuring actions and continuing productivity improvement initiatives - 50 basis points

•	The incremental net dilutive effect in 2014 of acquired businesses - 95 basis points

Depreciation as a percentage of sales increased during 2014 as compared to 2013 primarily as a result of investments in assets leased to customers, largely in businesses acquired during the second half of 2013. The inclusion of a full year of depreciation expense in 2014 and continued investments in such assets drove the increase. Depreciation expense as a percentage of sales in the segment in 2015 is expected to be in line with 2014 levels.
2013 COMPARED TO 2012
Price increases in the segment contributed 1.0% to sales growth on a year-over-year basis during 2013 as compared with 2012 and are reflected as a component of the change in sales from existing businesses.
Sales from existing businesses in the segment’s water quality business grew at a mid-single digit rate during 2013 as compared to 2012 primarily due to increased demand across most major geographies for analytical instruments and related services and consumables. Sales from existing businesses in the business’ chemical treatment solutions product line also grew on a year-over-year basis due primarily to continued sales force investments in the U.S. market, and to a lesser extent, continued international expansion. Sales from existing businesses in the business' ultraviolet water disinfection product line declined during 2013 due to continued weak demand in municipal end markets, primarily in North America and Western Europe.
Sales from existing businesses in the segment's retail petroleum equipment business grew at a low-single digit rate during 2013 as compared to 2012. Demand for the businesses' dispenser and retail automation products was particularly strong in Western Europe, Asia and the Middle East. On a year-over-year basis, the business experienced strong increase in demand for its point-of-sale and payment systems and continued growth in demand for dispensers, which were partially offset by slight declines in demand for services.

Operating profit margins declined 30 basis points during 2013 as compared to 2012. The following factors impacted year-over-year operating profit margin comparisons.

2013 vs. 2012 operating profit margin comparisons were favorably impacted by:

•
Higher 2013 sales volumes and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2012 and 2013, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments - 70 basis points

2013 vs. 2012 operating profit margin comparisons were unfavorably impacted by:

•	The incremental net dilutive effect in 2013 of acquired businesses - 100 basis points

LIFE SCIENCES & DIAGNOSTICS
The Company’s diagnostics business offers analytical instruments, reagents, consumables, software and services that hospitals, physicians' offices, reference laboratories and other critical care settings use to diagnose disease and make treatment decisions. The Company’s life sciences business offers a broad range of research tools that scientists use to study cells and cell components in order to understand the causes of disease, identify new therapies and test new drugs and vaccines.
Life Sciences & Diagnostics Selected Financial Data

	For the Year Ended December 31
($ in millions)	2014	2013	2012
Sales	$7,185.7	$6,856.4	$6,485.1
Operating profit	1,105.9	1,009.8	861.1
Depreciation	371.9	363.3	338.8
Amortization	167.1	154.0	139.4
Operating profit as a % of sales	15.4%	14.7%	13.3%
Depreciation as a % of sales	5.2%	5.3%	5.2%
Amortization as a % of sales	2.3%	2.2%	2.1%
Components of Sales Growth

	2014 vs. 2013	2013 vs. 2012
Existing businesses	4.5%	4.0%
Acquisitions	2.0%	3.0%
Currency exchange rates	(1.5)%	(1.5)%
Total	5.0%	5.5%

2014 COMPARED TO 2013
Year-over-year price increases in the segment had a negligible impact on sales during 2014.
Sales from existing businesses in the segment's diagnostics business grew at a mid-single digit rate during 2014 as compared to 2013. Demand in the clinical business increased on a year over-year-basis led by continuing strong demand in China and other high-growth markets and a return to growth in North America. Continued strong global consumable sales in 2014 related to the installed base of acute care instruments drove the majority of the year-over-year sales growth in the acute care diagnostic business, which was led by China and other high-growth markets as well as modest increases in Western Europe. Increased demand for advanced staining systems and consumables across all major geographies drove the majority of the year-over-year sales growth in the pathology diagnostics business. Slight overall increases in demand for core histology instruments, led by North America, also contributed to this growth.
Sales from existing businesses in the segment's life sciences business grew at a mid-single digit rate during 2014 as compared to 2013 due primarily to continued strong demand for the business' recently introduced products. Geographically, sales grew on a year-over-year basis in North America and Western Europe but declined in China and Japan. Sales of the business' broad range of mass spectrometers continued to grow on a year-over-year basis led by strong sales growth in the applied markets in North America and Western Europe. Sales of confocal, stereo and surgical microscopy products increased on a year-over-year basis led by strong demand in the developed markets. Year-over-year demand for the business' cellular analysis and sample preparation product lines grew at a low single digit rate in 2014, led by increases in demand in North America and Western Europe that, were largely offset by sales declines in China and Japan.
Operating profit margins increased 70 basis points during 2014 as compared to 2013. The following factors impacted year-over-year operating profit margin comparisons.
2014 vs. 2013 operating profit margin comparisons were favorably impacted by:

•
Higher 2014 sales volumes and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2013 and 2014, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments - 110 basis points

2014 vs. 2013 operating profit margin comparisons were unfavorably impacted by:

•	Incremental year-over-year costs associated with restructuring actions and continuing productivity improvement initiatives - 20 basis points

•	The incremental net dilutive effect in 2014 of acquired businesses - 20 basis points
2013 COMPARED TO 2012
Year-over-year price increases in the segment had a negligible impact on sales during 2013.
Sales from existing businesses in the segment's diagnostics business grew at a mid-single digit rate during 2013 as compared to 2012 due to increased demand in the clinical, acute care and pathology diagnostic businesses. The clinical diagnostics business experienced strong sales of consumables and automation hardware in high-growth markets, particularly China, that more than offset slightly negative year-over-year sales performance in North America and Europe. Sales growth in the acute care diagnostic business was due primarily to continued robust global consumables sales related to the business' growing installed base of instrumentation as well as strong demand for compact blood gas analyzers and cardiac care instruments. The year-over-year sales growth in the pathology diagnostics business was driven by strong demand for advanced staining systems and consumables in North America, China and Japan and increased demand for core histology instruments and consumables in North America and China.
Sales from existing businesses in the segment's life sciences business grew at a mid-single digit rate during 2013 as compared to 2012 due primarily to strong demand for new product introductions across the life sciences businesses. Fourth quarter 2013 growth rates lagged full year growth rates due to comparisons to the same period in 2012 which benefited from new product introductions. Sales of the business' broad range of mass spectrometers grew on a year-over-year basis as strong sales growth in the applied and clinical research markets and the pharmaceutical market were partially offset by sales declines in the academic research market. Geographically, year-over-year sales growth in the mass spectrometry business was strong in high-growth markets and in the second half of 2013 the business also experienced strong demand in Europe and Japan. The business' confocal microscopy, flow cytometry and sample preparation product lines also contributed to year-over-year growth, principally from demand in high-growth markets.

Operating profit margins increased 140 basis points during 2013 as compared to 2012. The following factors impacted year-over-year operating profit margin comparisons.
2013 vs. 2012 operating profit margin comparisons were favorably impacted by:

•
Higher 2013 sales volumes and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2012 and 2013, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments and the new U.S. medical device excise tax that took effect in 2013 - 190 basis points

2013 vs. 2012 operating profit margin comparisons were unfavorably impacted by:

•	The incremental net dilutive effect in 2013 of acquired businesses - 50 basis points

DENTAL
The Company’s Dental segment provides products that are used to diagnose, treat and prevent disease and ailments of the teeth, gums and supporting bone, as well as to improve the aesthetics of the human smile. The Company is a leading worldwide provider of a broad range of dental consumables, equipment and services, and is dedicated to driving technological innovations that help dental professionals improve clinical outcomes and enhance productivity.
Dental Selected Financial Data

	For the Year Ended December 31
($ in millions)	2014	2013	2012
Sales	$2,193.1	$2,094.9	$2,022.9
Operating profit	304.4	304.9	293.1
Depreciation	35.9	35.1	35.7
Amortization	49.1	48.2	56.7
Operating profit as a % of sales	13.9%	14.6%	14.5%
Depreciation as a % of sales	1.6%	1.7%	1.8%
Amortization as a % of sales	2.2%	2.3%	2.8%

Components of Sales Growth

	2014 vs. 2013	2013 vs. 2012
Existing businesses	3.0%	3.0%
Acquisitions	3.0%	1.0%
Currency exchange rates	(1.5)%	(0.5)%
Total	4.5%	3.5%

2014 COMPARED TO 2013
Price increases in the segment contributed 0.5% to sales growth on a year-over-year basis during 2014 as compared with 2013 and are reflected as a component of the change in sales from existing businesses.
Sales from existing businesses grew on a year-over-year basis as a result of increased demand for all major product categories, with strong sales of imaging products, instruments and implant products, along with modest growth in dental consumables. Geographically, year-over-year sales grew in Europe and high-growth markets, specifically China and the Middle East. The acquisition of Nobel Biocare provides additional sales and earnings growth opportunities for the Company’s Dental segment by expanding the businesses’ geographic and product line diversity, including new and complementary product and service offerings in the area of implant based tooth replacements. As Nobel Biocare is integrated into the Company, the Company also expects to realize significant cost synergies through the application of the Danaher Business System and the combined purchasing power of the Company and Nobel Biocare.

Operating profit margins declined 70 basis points during 2014 as compared to 2013. The following factors impacted year-over-year operating profit margin comparisons.
2014 vs. 2013 operating profit margin comparisons were favorably impacted by:

•
Higher 2014 sales volumes and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2013 and 2014, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments - 80 basis points

2014 vs. 2013 operating profit margin comparisons were unfavorably impacted by:

•	Incremental year-over-year costs associated with restructuring actions and continuing productivity improvement initiatives - 35 basis points

•	The incremental net dilutive effect in 2014 of acquired businesses - 40 basis points

•
Acquisition related charges recorded in 2014 associated with the Nobel Biocare acquisition, including transaction costs deemed significant and fair value adjustments to acquired inventory - 75 basis points

2013 COMPARED TO 2012
Price increases in the segment contributed 1.0% to sales growth on a year-over-year basis during 2013 as compared with 2012 and are reflected as a component of the change in sales from existing businesses.
Sales from existing businesses in the segment's dental consumables businesses grew at a low-single digit rate during 2013 as compared to 2012, primarily due to increased sales of professional dental consumables and implant products. On a year-over-year basis, sales of dental consumables were strong in North America (although North America contracted slightly in the fourth quarter compared to the third quarter of 2013), China and other high-growth markets and contracted slightly in Western Europe. In addition, sales from existing businesses in the segment's dental technologies businesses grew at a low-single digit rate on a year-over-year basis primarily as a result of increased demand for imaging products and treatment units. Geographically, increased sales in North America, China and certain other high-growth markets more than offset lower demand in Europe.
Operating profit margins increased 10 basis points during 2013 as compared to 2012. Year-over-year operating profit margin comparisons were favorably impacted by:

•	The incremental net accretive effect in 2013 of acquired businesses - 5 basis points

•
Higher 2013 sales volumes and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2012 and 2013, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments and the new U.S. medical device excise tax that took effect in 2013 - 5 basis points

INDUSTRIAL TECHNOLOGIES
The Company’s Industrial Technologies segment solutions help protect the world’s food supply, improve packaging design and quality, verify pharmaceutical dosages and authenticity and power innovative machines. Danaher's product identification business develops and manufactures equipment, consumables and software for various printing, marking, coding, design and color management applications on consumer and industrial products. Danaher's automation business provides mechanical and electromechanical motion control solutions for the automation market. In addition to the product identification and automation strategic lines of business, the segment also includes Danaher's sensors and controls, energetic materials and engine retarder businesses.
Industrial Technologies Selected Financial Data

	For the Year Ended December 31
($ in millions)	2014	2013	2012
Sales	$3,525.8	$3,432.5	$3,307.9
Operating profit	801.3	722.9	685.6
Depreciation	46.2	46.6	45.3
Amortization	42.6	42.6	35.5
Operating profit as a % of sales	22.7%	21.1%	20.7%
Depreciation as a % of sales	1.3%	1.4%	1.4%
Amortization as a % of sales	1.2%	1.2%	1.1%

Components of Sales Growth

	2014 vs. 2013	2013 vs. 2012
Existing businesses	4.0%	(0.5)%
Acquisitions (divestitures), net	(1.0)%	3.5%
Currency exchange rates	(0.5)%	0.5%
Total	2.5%	3.5%

2014 COMPARED TO 2013
Price increases in the segment contributed 1.0% to sales growth on a year-over-year basis during 2014 as compared with 2013 and are reflected as a component of the change in sales from existing businesses.
Sales from existing businesses in the segment's product identification business grew at a mid-single digit rate during 2014 as compared to 2013. Continued increased demand for marking and coding equipment and related consumables as well as packaging and color solutions was partially offset by continued lower year-over-year demand in consumer electronics related equipment. Geographically, year-over-year sales growth was led by North America and Europe.
Sales from existing businesses in the segment's automation business grew at a low-single digit rate during 2014 as compared to 2013. Improved year-over-year demand in industrial automation, in North America distribution and in medical related end-markets was partially offset by lower year-over-year demand in technology, agricultural and defense related end-markets and the effect of exiting certain low-margin original equipment manufacturer product lines which negatively impacted the first half of 2014. Geographically, strong year-over-year demand in China and other high-growth markets as well as moderate sales growth in North America, more than offset year-over-year sales declines in Europe. During the third quarter of 2014, the Company sold its EVS/hybrid business. The impact of this divestiture is reflected in "Acquisitions (divestitures), net" in the Components of Sales Growth table above as the disposition was not deemed a discontinued operation for financial reporting purposes. See Note 3 to the Consolidated Financial Statements for additional information related to this transaction.
Sales from existing businesses in the segment's other businesses collectively grew at a mid-single digit rate during 2014 as compared to 2013, primarily due to strong demand in the segment's engine retarder business, and to a lesser extent, continued improving demand in the segment's sensors and controls businesses.
Operating profit margins increased 160 basis points during 2014 as compared to 2013. Year-over-year operating profit margin comparisons were favorably impacted by:

•
Higher 2014 sales volumes and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2013 and 2014, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments - 115 basis points

•	Lower year-over-year costs associated with restructuring actions and continuing productivity improvement initiatives - 45 basis points

•	The incremental net dilutive effect in 2014 of acquired businesses was fully offset by the positive effect of the product line disposition in the third quarter of 2014
2013 COMPARED TO 2012
Price increases in the segment contributed 1.5% to sales growth on a year-over-year basis during 2013 and are reflected as a component of the change in sales from existing businesses.
Sales from existing businesses in the segment's product identification businesses grew at a mid-single digit rate during 2013 as compared to 2012. Continued increased demand for marking and coding equipment and related consumables as well as packaging and color solutions in most end markets was partially offset by lower year-over-year demand in consumer electronics related equipment. Sales grew on a year-over-year basis in most major geographies, particularly in North America and Latin America.
Sales from existing businesses in the segment's automation business declined at a high-single digit rate during 2013 as compared to 2012. Continued soft year-over-year demand in the majority of end markets served, particularly technology and defense related end markets, and the impact of exiting certain low-margin OEM product lines, was partially offset by increased sales of industrial automation products, primarily in North America. Geographically, year-over-year sales declines in Europe, China and certain end markets in North America more than offset improving demand in certain high-growth markets.

Sales from existing businesses in the segment's other businesses collectively grew at a low-single digit rate during 2013 as compared to 2012. Strong year-over-year demand in the segment's energetic materials business was partially offset by lower year-over-year demand in the segment's engine retarder business. Sales from existing businesses in the segment's sensors and controls businesses were essentially flat on a year-over-year basis.
Operating profit margins increased 40 basis points during 2013 as compared to 2012. The following factors impacted year-over-year operating profit margin comparisons.

2013 vs. 2012 operating profit margin comparisons were favorably impacted by:

•
Higher 2013 prices and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2012 and 2013, net of incremental year-over-year costs associated with various product development, sales and marketing growth investments and the impact of lower 2013 unit sales - 80 basis points

2013 vs. 2012 operating profit margin comparisons were unfavorably impacted by:

•	The incremental net dilutive effect in 2013 of acquired businesses - 40 basis points

COST OF SALES AND GROSS PROFIT

	For the Year Ended December 31
($ in millions)	2014	2013	2012
Sales	$19,154.0	$18,283.1	$17,474.8
Cost of sales	9,261.4	8,941.1	8,633.0
Gross profit	9,892.6	9,342.0	8,841.8
Gross profit margin	51.6%	51.1%	50.6%
Cost of sales increased approximately 3.5% on a year over year basis during 2014 as compared to 2013, due primarily to the impact of higher year-over-year sales volumes, acquisition related charges associated with fair value adjustments to acquired inventory in connection with the acquisition of Nobel Biocare during the fourth quarter of 2014 and incremental year-over-year costs associated with restructuring actions and continuing productivity improvement initiatives, partially offset by incremental year-over-year cost savings associated with the restructuring actions and continued productivity improvements taken in 2013 and 2014.
Cost of sales increased approximately 3.5% on a year-over-year basis for 2013 as compared to 2012 due primarily to the impact of higher year-over-year sales volumes and the impact of the U.S. excise tax on medical devices imposed in 2013, partially offset by the year-over-year decline in costs associated with restructuring actions and continued productivity improvements. In 2013, the U.S. imposed a 2.3% excise tax on the sale or importation of certain medical devices, which affected various products in the Company's Life Sciences & Diagnostics and Dental segments. The excise tax increased the Company's 2013 cost of sales as a percentage of revenue on a year-over-year basis by approximately 20 basis points. The impact of the medical devices excise tax was partially mitigated by general price increases implemented during 2013.
Gross profit margins increased 50 basis points on a year-over-year basis during 2014 as compared to 2013, due primarily to the favorable impact of higher year-over-year sales volumes and incremental year-over-year cost savings associated with the restructuring actions and continued productivity improvements taken in 2013 and 2014, partially offset by acquisition related charges associated with fair value adjustments to acquired inventory in connection with the acquisition of Nobel Biocare during the fourth quarter of 2014 and incremental year-over-year costs associated with restructuring actions and continuing productivity improvement initiatives.
Gross profit margins increased 50 basis points on a year-over-year basis for 2013 as compared to 2012, due primarily to the favorable impact of higher year-over-year sales volumes and the year-over-year decline in costs relating to restructuring actions and continued productivity improvements. The excise tax noted above increased the Company's 2013 cost of sales as a percentage of revenue on a year-over-year basis by approximately 20 basis points. The impact of the medical devices excise tax was partially mitigated by general price increases implemented during 2013.

OPERATING EXPENSES

	For the Year Ended December 31
($ in millions)	2014	2013	2012
Sales	$19,154.0	$18,283.1	$17,474.8
Selling, general and administrative (“SG&A”) expenses	5,389.0	5,117.1	4,923.0
Research and development (“R&D”) expenses	1,157.0	1,104.4	1,009.1
SG&A as a % of sales	28.1%	28.0%	28.2%
R&D as a % of sales	6.0%	6.0%	5.8%

Selling, general and administrative expenses as a percentage of sales increased 10 basis points on a year-over-year basis for 2014 compared to 2013. The year-over-year increase reflects incremental year-over-year investments in the Company's sales and marketing growth initiatives, higher corporate expenses and incremental year-over-year costs associated with restructuring actions and continuing productivity improvement initiatives. In addition, transaction costs incurred in connection with the closing of the Nobel Biocare acquisition during the fourth quarter of 2014 unfavorably impacted the year-over-year comparison by approximately five basis points. These increases were partially offset by the benefit of increased leverage of the Company's general and administrative cost base resulting from higher 2014 sales and incremental year-over-year cost savings associated with 2013 and 2014 restructuring actions.
Selling, general and administrative expenses as a percentage of sales decreased 20 basis points from 2012 to 2013. The benefit of increased leverage of the Company's cost base resulting from higher 2013 sales and the year-over-year decline in restructuring costs was partially offset by incremental year-over-year increases in investments in sales and marketing growth initiatives.
Research and development expenses (consisting principally of internal and contract engineering personnel costs) as a percentage of sales remained flat from 2013 to 2014. Research and development expenses as a percentage of sales increased 20 basis points on a year-over-year basis in 2013 as compared to 2012 due primarily to new product development initiatives.
OTHER INCOME
During 2014, the Company received cash proceeds of $167 million from the sale of certain marketable equity securities and recorded a pre-tax gain related to these sales of $123 million ($77 million after-tax or $0.11 per diluted share). In addition, the Company completed the divestiture of its EVS/hybrid product line for a sale price of $87 million in cash in August 2014. This product line, which was part of the Industrial Technologies segment, had revenues of approximately $60 million in 2014 prior to the divestiture and approximately $100 million in each of 2013 and 2012. Operating results of the product line were not significant to segment or overall Company reported results in 2014. The Company recorded a pre-tax gain on the sale of the product line of $34 million ($26 million after-tax or $0.04 per diluted share) in its third quarter 2014 results. Subsequent to the sale, the Company has no continuing involvement in the EVS/hybrid product line.
During the fourth quarter of 2013, the Company sold approximately 5 million of the approximately 8 million shares of Align Technology, Inc. ("Align") common stock that the Company received in 2009 as a result of a settlement between Align and Ormco Corporation, a wholly-owned subsidiary of the Company. The Company received cash proceeds of $251 million from the sale of these marketable equity securities and recorded a pre-tax gain of $202 million ($125 million after-tax or $0.18 per diluted share).
On July 4, 2010, the Company entered into a joint venture with Cooper Industries, plc (“Cooper”), combining certain of the Company’s hand tool businesses with Cooper’s Tools business to form a new entity called Apex Tool Group, LLC (“Apex”). Each of Cooper and the Company had owned a 50% interest in Apex, had an equal number of representatives on Apex’s Board of Directors and neither joint venture partner controlled the significant operating and financing activities of Apex. The Company had accounted for its investment in the joint venture based on the equity method of accounting.
During 2012, the Company recorded $70 million of earnings from unconsolidated joint venture related to its interest in Apex. In February 2013, the Company and Cooper sold Apex to an unrelated third party for approximately $1.6 billion. The Company received $797 million from the sale, consisting of cash of $759 million (including $67 million of dividends received prior to closing) and a note receivable of $38 million (which has been subsequently collected). The Company recognized a pre-tax gain of $230 million ($144 million after-tax or $0.20 per diluted share) in its first quarter 2013 results in connection with this transaction. The Company's share of the 2013 earnings generated by Apex prior to the closing of the sale was insignificant. Subsequent to the sale of its investment in Apex, the Company has no continuing involvement in Apex's operations.

INTEREST COSTS
For a description of the Company’s outstanding indebtedness, refer to “—Liquidity and Capital Resources – Financing Activities and Indebtedness” below.
Interest expense of $119 million for 2014 was $22 million lower than in 2013, due primarily to the repayment of the $400 million principal amount of 1.3% senior unsecured notes due 2014 (the "2014 Notes") upon maturity in June 2014 in addition to the repayment of the €500 million principal amount of Eurobond notes due 2013 (the "Eurobond Notes") and the $300 million principal amount of floating rate senior notes due 2013 (the "2013 Notes") upon maturity in July and June 2013, respectively. Interest expense of $141 million in 2013 was $12 million lower than the 2012 interest expense of $153 million due primarily to the repayment of the Eurobond Notes and the 2013 Notes.
Interest income was $17 million, $6 million and $3 million in 2014, 2013 and 2012, respectively. The increase in interest income in 2014 compared to prior periods reflects higher overall cash holdings throughout 2014 compared to 2013 and 2012.

INCOME TAXES
General
Income tax expense and deferred tax assets and liabilities reflect management’s assessment of future taxes expected to be paid on items reflected in the Company’s financial statements. The Company records the tax effect of discrete items and items that are reported net of their tax effects in the period in which they occur.
The Company’s effective tax rate can be affected by changes in the mix of earnings in countries with differing statutory tax rates (including as a result of business acquisitions and dispositions), changes in the valuation of deferred tax assets and liabilities, accruals related to contingent tax liabilities and period-to-period changes in such accruals, the results of audits and examinations of previously filed tax returns (as discussed below), the expiration of statutes of limitations, the implementation of tax planning strategies, tax rulings, court decisions, settlements with tax authorities and changes in tax laws. For a description of the tax treatment of earnings that are planned to be reinvested indefinitely outside the United States, refer to “—Liquidity and Capital Resources – Cash and Cash Requirements” below.
The amount of income taxes the Company pays is subject to ongoing audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of its global tax positions on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions, and the expiration of statutes of limitations, reserves for contingent tax liabilities are accrued or adjusted as necessary. For a discussion of risks related to these and other tax matters, please refer to “Item 1A. Risk Factors”.
Year-Over-Year Changes in the Tax Provision and Effective Tax Rate
The Company’s effective tax rate related to continuing operations for the years ended December 31, 2014, 2013 and 2012 was 25.2%, 24.2% and 22.9%, respectively.
The Company’s effective tax rate for each of 2014, 2013 and 2012 differs from the U.S. federal statutory rate of 35.0% due principally to the Company’s earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate. The effective tax rates for 2014 and 2013 also include the benefit from the reinstatement of certain tax benefits and credits resulting from the enactments of the Tax Increase Prevention Act of 2014 and the America Tax Relief Act of 2012. In addition, the effective tax rate of 25.2% in 2014 includes tax expense for audit settlements in various jurisdictions and changes in estimates associated with prior period uncertain tax positions, partially offset by the release of valuation allowances and the release of reserves upon the expiration of statutes of limitations. The effective tax rates of 24.2% in 2013 and 22.9% in 2012 include recognition of tax benefits associated with favorable resolutions of certain international and domestic uncertain tax positions and the lapse of certain statutes of limitations, partially offset by adjustments of reserve estimates related to prior period uncertain tax positions. The matters referenced above have been treated as discrete items in the periods they occurred and in the aggregate increased the provision for income taxes by approximately 170 basis points in 2014 and reduced the provision for income taxes by approximately 20 basis points in 2013 and 35 basis points in 2012.
The Company conducts business globally, and files numerous consolidated and separate income tax returns in the United States federal, state and foreign jurisdictions. The countries in which the Company has a significant presence that have significantly lower statutory tax rates than the United States include China, Denmark, Germany and the United Kingdom. The Company's ability to obtain a tax benefit from lower statutory tax rates outside of the United States is dependent on its levels of taxable income in these foreign countries. The Company believes that a change in the statutory tax rate of any individual foreign country would not have a material effect on the Company's financial statements given the geographic dispersion of the Company's taxable income.

The Company and its subsidiaries are routinely examined by various domestic and international taxing authorities. The Internal Revenue Service (“IRS”) has completed examinations of certain of the Company's federal income tax returns through 2009 and is currently examining certain of the Company's federal income tax returns for 2010 and 2011. The Company's U.S. tax returns for 2012 and 2013 remain open for examination by the IRS. In addition, the Company has subsidiaries in Belgium, Brazil, Canada, China, Denmark, France, Finland, Germany, India, Italy, Japan, Norway, Singapore, Sweden, the United Kingdom and various other countries, states and provinces that are currently under audit for years ranging from 2002 through 2013.
Tax authorities in Denmark have raised significant issues related to interest accrued by certain of the Company's subsidiaries. On December 10, 2013, the Company received assessments from the Danish tax authority (“SKAT”) totaling approximately DKK 1.2 billion (approximately $190 million based on exchange rates as of December 31, 2014) including interest through December 31, 2014, imposing withholding tax relating to interest accrued in Denmark on borrowings from certain of the Company's subsidiaries for the years 2004-2009. If the SKAT claims are successful, it is likely that the Company would be assessed additional amounts for years 2010-2012 totaling approximately DKK 650 million (approximately $106 million based on exchange rates as of December 31, 2014). Management believes the positions the Company has taken in Denmark are in accordance with the relevant tax laws and intends to vigorously defend its positions. The Company appealed these assessments with the National Tax Tribunal in 2014 and intends on pursuing this matter through the European Court of Justice should this appeal be unsuccessful. The ultimate resolution of this matter is uncertain, could take many years, and could result in a material adverse impact to the Company's financial statements, including its effective tax rate.
As previously disclosed, German tax authorities had raised issues related to the deductibility and taxability of interest accrued by certain of the Company’s subsidiaries. In the fourth quarter of 2014, the Company entered into a settlement agreement with the German tax authorities to resolve these open matters through 2014. The Company recorded €49 million (approximately $60 million based on exchange rates as of December 31, 2014) of expense for taxes and interest related to this settlement during the fourth quarter of 2014.
The Company's effective tax rate for 2015 is expected to be approximately 24.0%. This anticipated rate reflects no benefit from the research and experimentation credit in the United States which expired at the end of 2014.

DISCONTINUED OPERATIONS
As further discussed in Note 3 to the Consolidated Financial Statements, discontinued operations includes the results of the following businesses: the majority of the Company's Test & Measurement segment's communications business (other than the data communications cable installation business and the communication service provider business of Fluke Networks which are now part of the instruments business of the Company's Test & Measurement segment) which was disposed of during the third quarter of 2015, as well as, the Company's integrated scanning system business (the Accu-Sort ("ASI") business) and the Company's Kollmorgen Electro-Optical ("KEO") business both of which were sold during the first quarter of 2012. All periods have been restated to reflect these businesses within discontinued operations for all periods presented.
In 2014 and 2013, earnings from operations of discontinued businesses, net of tax, were $55 million and $104 million, respectively and reflected the operations of the communications business. In 2012, earnings from operations of discontinued businesses, net of tax, were $211 million and reflected the operating results of the communications business as well as the operating results and the gain on the sale of the ASI and KEO businesses.

COMPREHENSIVE INCOME
Comprehensive income decreased by $2.0 billion for 2014 as compared to 2013, primarily due to the impact of foreign currency translation adjustments resulting from the strengthening of the U.S. dollar compared to most major currencies during the year, in addition to pension and post-retirement plan benefit adjustments.  The Company recorded a foreign currency translation loss of $1.2 billion for 2014 compared to a translation loss of $62 million for 2013. Pension and post-retirement plan benefit adjustments resulted in a loss of $361 million in 2014 compared to a gain of $289 million in 2013. Comprehensive income increased by $599 million for 2013 as compared to 2012, primarily due to increased net earnings for 2013 and the impact of pension and post-retirement plan benefit adjustments.  The Company recorded a pension and post-retirement plan benefit gain of $289 million for 2013 compared to a loss of $140 million for 2012.
INFLATION
The effect of inflation on the Company’s revenues and net earnings was not significant in any of the years ended December 31, 2014, 2013 or 2012.

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
The Company is exposed to market risk from changes in interest rates, foreign currency exchange rates, credit risk, equity prices and commodity prices, each of which could impact its financial statements. The Company generally addresses its exposure to these risks through its normal operating and financing activities. In addition, the Company’s broad-based business activities help to reduce the impact that volatility in any particular area or related areas may have on its operating profit as a whole.
Interest Rate Risk
The Company manages interest cost using a mixture of fixed-rate and variable-rate debt. A change in interest rates on long-term debt impacts the fair value of the Company’s fixed-rate long-term debt but not the Company’s earnings or cash flow because the interest on such debt is fixed. Generally, the fair market value of fixed-rate debt will increase as interest rates fall and decrease as interest rates rise. As of December 31, 2014, an increase of 100 basis points in interest rates would have decreased the fair value of the Company’s fixed-rate long-term debt (excluding the LYONs, which have not been included in this calculation as the value of this convertible debt is primarily derived from the value of its underlying common stock) by approximately $90 million. However, since the Company currently has no plans to repurchase its outstanding fixed-rate instruments before their maturity, the impact of market interest rate fluctuations on the Company’s fixed-rate long-term debt does not affect the Company’s results of operations or stockholders’ equity.
As of December 31, 2014, the Company’s variable-rate debt obligations consisted primarily of U.S. dollar and Euro-based commercial paper borrowings (refer to Note 9 to the Consolidated Financial Statements for information regarding the Company’s outstanding commercial paper balances as of December 31, 2014). As a result, the Company’s primary interest rate exposure results from changes in short-term interest rates. As these shorter duration obligations mature, the Company anticipates issuing additional short-term commercial paper obligations to refinance all or part of these borrowings. In 2014, a 10% increase in average market interest rates on the Company’s commercial paper borrowings would have increased the Company’s interest expense by approximately $0.1 million. A 10% hypothetical fluctuation is used as the Company’s actual commercial paper interest rates fluctuated near that amount during 2014.
Currency Exchange Rate Risk
The Company faces transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between affiliates. Transactional exchange rate risk arises from the purchase and sale of goods and services in currencies other than Danaher’s functional currency or the functional currency of our applicable subsidiary. The Company also faces translational exchange rate risk related to the translation of financial statements of our foreign operations into U.S. dollars, Danaher’s functional currency. Costs incurred and sales recorded by subsidiaries operating outside of the United States are translated into U.S. dollars using exchange rates effective during the respective period. As a result, the Company is exposed to movements in the exchange rates of various currencies against the U.S. dollar. In particular, the Company has more sales in European currencies than it has expenses in those currencies. Therefore, when European currencies strengthen or weaken against the U.S. dollar, operating profits are increased or decreased, respectively. The effect of a change in currency exchange rates on the Company’s net investment in international subsidiaries is reflected in the accumulated other comprehensive income component of stockholders’ equity. A 10% depreciation in major currencies relative to the U.S. dollar as of December 31, 2014 would have resulted in a reduction of stockholders’ equity of approximately $1.0 billion.
Currency exchange rates negatively impacted 2014 reported sales by 0.5% on a year-over-year basis as the U.S. dollar was, on average, stronger against most major currencies during 2014 as compared to exchange rate levels during 2013. If the exchange rates in effect as of December 31, 2014 were to prevail throughout 2015, currency exchange rates would adversely impact 2015 estimated sales by approximately 3.5% relative to the Company’s performance in 2014 due to the continued strengthening of the U.S. dollar against most major currencies at the end of the fourth quarter of 2014. Additional strengthening of the U.S. dollar against other major currencies would further adversely impact the Company’s sales and results of operations on an overall basis. Any weakening of the U.S. dollar against other major currencies would positively impact the Company’s sales and results of operations.
The Company has generally accepted the exposure to exchange rate movements without using derivative financial instruments to manage this risk. Both positive and negative movements in currency exchange rates against the U.S. dollar will therefore continue to affect the reported amount of sales, profit, and assets and liabilities in the Company’s Consolidated Financial Statements.
On April 2, 2014, the Company terminated the Japanese Yen/U.S. dollar currency swap agreement that had been acquired in connection with a prior business acquisition. The currency swap agreement initially required the Company to purchase approximately 184 million Japanese Yen (JPY/¥) at a rate of $1/¥102.25 on a monthly basis through June 1, 2018. The currency swap did not qualify for hedge accounting, and as a result, changes in the fair value of the currency swap were reflected in selling, general and administrative expenses in the accompanying Consolidated Statements of Earnings each reporting period. The fair value of the currency swap as of the termination date was not significant and the fair value had not changed significantly during 2014 prior to the swap being terminated. During the years ended December 31, 2013 and 2012, the Company recorded pre-tax income of $14 million and $22 million, respectively, related to changes in the fair value of this currency swap.
Credit Risk
The Company is exposed to potential credit losses in the event of nonperformance by counterparties to its financial instruments. Financial instruments that potentially subject the Company to credit risk consist of cash and temporary investments, receivables from customers and derivatives. The Company places cash and temporary investments with various high-quality financial institutions throughout the world and exposure is limited at any one institution. Although the Company typically does not obtain collateral or other security to secure these obligations, it does regularly monitor the third party depository institutions that hold its cash and cash equivalents. The Company’s emphasis is primarily on safety and liquidity of principal and secondarily on maximizing yield on those funds.
In addition, concentrations of credit risk arising from receivables from customers are limited due to the diversity of the Company’s customers. The Company’s businesses perform credit evaluations of their customers’ financial conditions as appropriate and also obtain collateral or other security when appropriate.
The Company enters into derivative transactions infrequently and, with the exception of the Yen swap noted above, such transactions are generally insignificant to the Company's financial condition and results of operations. These transactions are entered into only with high-quality financial institutions and exposure at any one institution is limited.
Equity Price Risk
The Company’s available-for-sale investment portfolio includes publicly traded equity securities that are sensitive to fluctuations in market price. Changes in equity prices would result in changes in the fair value of the Company’s available-for-sale investments due to the difference between the current market price and the market price at the date of purchase or issuance of the equity securities. A 10% decline in the value of these equity securities as of December 31, 2014 would have reduced the fair value of the Company’s available-for-sale investment portfolio by $26 million.
Commodity Price Risk
For a discussion of risks relating to commodity prices, refer “Item 1A. Risk Factors.”

LIQUIDITY AND CAPITAL RESOURCES
Management assesses the Company’s liquidity in terms of its ability to generate cash to fund its operating, investing and financing activities. The Company continues to generate substantial cash from operating activities and believes that its operating cash flow and other sources of liquidity will be sufficient to allow it to continue investing in existing businesses, consummating strategic acquisitions, paying interest and servicing debt and managing its capital structure on a short and long-term basis.

Following is an overview of the Company's cash flows and liquidity for the years ended December 31:
Overview of Cash Flows and Liquidity

($ in millions)	2014	2013	2012
Total operating cash flows provided by continuing operations	$3,618.0	$3,467.4	$3,306.4

Cash paid for acquisitions	$(3,128.4)	$(882.5)	$(1,607.7)
Payments for additions to property, plant and equipment	(580.6)	(538.1)	(445.8)
Proceeds from sales of investments and a product line	253.8	958.6	—
All other investing activities	30.3	(2.4)	30.0
Proceeds from sale of discontinued operations	—	—	337.5
Total investing cash used in discontinued operations	(19.4)	(88.1)	(201.6)
Net cash used in investing activities	$(3,444.3)	$(552.5)	$(1,887.6)

Proceeds from the issuance of common stock	$132.9	$177.4	$212.0
Payment of dividends	(227.7)	(52.1)	(86.4)
Purchase of stock	—	—	(648.4)
Net proceeds from (repayments of) borrowings (maturities of 90 days or less)	312.2	(763.3)	195.9
Repayments of borrowings (maturities longer than 90 days)	(414.7)	(967.8)	(61.5)
All other financing activities	(20.9)	—	—
Net cash used in financing activities	$(218.2)	$(1,605.8)	$(388.4)

•
Operating cash flows from continuing operations increased $151 million, or approximately 4%, during 2014 as compared to 2013. Cash flow increases generated from higher operating profit, as well as higher non-cash charges for depreciation and amortization, were largely offset by increased investments in working capital. In addition, operating cash flows for 2013 benefited from $67 million of dividends received related to earnings of the Apex joint venture.

•
Cash paid for acquisitions constituted the most significant use of cash during 2014. The Company acquired 17 businesses during 2014, including the acquisition of Nobel Biocare, for total consideration (net of cash acquired) of approximately $3.1 billion.

•	During 2014, the Company received cash proceeds of $254 million from the sale of certain marketable securities and the divestiture of its EVS/hybrid product line.

•	As of December 31, 2014, the Company held $3.0 billion of cash and cash equivalents.
Operating Activities
Cash flows from operating activities can fluctuate significantly from period to period as working capital needs and the timing of payments for income taxes, restructuring activities, pension funding and other items impact reported cash flows.
Operating cash flows from continuing operations were approximately $3.6 billion for 2014, an increase of $151 million, or 4% as compared to 2013. The year-over-year change in operating cash flows from 2013 to 2014 was primarily attributable to the following factors:

•
2014 operating cash flows benefited from higher net earnings as compared to 2013 excluding the impacts of the gains included in other non-operating income in both years. While these non-operating gains are included in earnings, the proceeds from the sales of investments, product lines and discontinued operations are reflected in the investing activities section of the Statement of Cash Flows and, therefore, do not contribute to operating cash flows.

•
The aggregate of trade accounts receivable, inventories and trade accounts payable provided $45 million in operating cash flows during 2014, compared to $184 million provided in 2013. The amount of cash flow generated from or used by the aggregate of trade accounts receivable, inventories and trade accounts payable depends upon how effectively the Company manages the cash conversion cycle, which effectively represents the number of days that elapse from the day it pays for the purchase of raw materials and components to the collection of cash from its customers and can be significantly impacted by the timing of collections and payments in a period.

•
Net earnings for 2014 reflected an increase of $39 million of depreciation and amortization expense as compared to 2013. Amortization expense primarily relates to the amortization of intangible assets acquired in connection with acquisitions. Depreciation expense relates to both the Company's manufacturing and operating facilities as well as instrumentation leased to customers under operating-type lease arrangements. Depreciation and amortization are non-cash expenses that decrease earnings without a corresponding impact to operating cash flows.

•
2013 operating cash flows included $67 million of dividends received related to earnings of the Apex joint venture, which was sold in 2013. These dividends increased the 2013 operating cash flows but did not repeat in 2014 due to the sale.

Operating cash flows from continuing operations were approximately $3.5 billion for 2013, an increase of $161 million, or 5% as compared to 2012. This increase was primarily attributable to the increase in operating profit in 2013 as compared to 2012.
Investing Activities
Cash flows relating to investing activities consist primarily of cash used for acquisitions and capital expenditures, including instruments leased to customers, and cash proceeds from divestitures of businesses or assets.
Net cash used in investing activities was $3.4 billion during 2014 compared to $553 million and $1.9 billion of net cash used in 2013 and 2012, respectively.
Acquisitions, Divestitures and Sale of Investments
2014 Acquisitions, Divestitures and Sale of Investments
For a discussion of the Company’s 2014 acquisitions, divestitures and the sale of certain marketable equity securities, refer to “—Overview.”
2013 Acquisitions, Divestitures and Sale of Investments
During 2013, the Company acquired 12 businesses for total consideration of $883 million in cash, net of cash acquired including $75 million for businesses which are included in discontinued operations. The businesses acquired complement existing units of the Industrial Technologies, Life Sciences & Diagnostics, Environmental and Test & Measurement segments. The aggregate annual sales of these 12 businesses at the time of their respective acquisitions, in each case based on the company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $300 million.
During the fourth quarter of 2013, the Company sold approximately 5 million of the approximately 8 million shares of Align common stock that the Company received in 2009 as a result of a settlement between Align and Ormco. The Company received cash proceeds of $251 million from the sale of these securities and recorded a pre-tax gain of $202 million ($125 million after-tax or $0.18 per diluted share).
On July 4, 2010, the Company entered into a joint venture with Cooper, combining certain of the Company’s hand tool businesses with Cooper’s Tools business to form a new entity, Apex. In February 2013, the Company and Cooper sold Apex to an unrelated third party for approximately $1.6 billion. The Company received $797 million from the sale, consisting of cash of $759 million (including $67 million of dividends received prior to closing) and a note receivable of $38 million (which has been subsequently collected). The Company recognized a pre-tax gain of $230 million ($144 million after-tax or $0.20 per diluted share) in its first quarter 2013 results in connection with this transaction.
2012 Acquisitions and Divestitures
During 2012, the Company acquired 13 businesses for total consideration of approximately $1.6 billion in cash, net of cash acquired including $189 million for businesses which are included in discontinued operations. The businesses acquired complement existing units of each of the Company's five segments. The aggregate annual sales of these 13 businesses at the time of their respective acquisitions, in each case based on the acquired company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $620 million.
In January 2012, the Company completed the sale of its integrated scanning system business (the ASI business) for $132 million in cash. In addition, in February 2012, the Company completed the sale of its KEO business for $205 million in cash. These businesses were part of the Industrial Technologies segment. The businesses had combined annual revenues of $275 million in 2011. The Company recorded an aggregate after-tax gain on the sale of these businesses of $94 million, or $0.13 per diluted share, in its first quarter 2012 results. The Company has reported the ASI and KEO businesses as discontinued operations in its consolidated financial statements. Accordingly, the results of operations for all periods presented reflect these businesses as discontinued operations.
Capital Expenditures
Capital expenditures are made primarily for increasing capacity, replacing equipment, supporting new product development, improving information technology systems and the manufacture of instruments that are used in operating-type lease arrangements that certain of the Company’s businesses enter into with customers. Capital expenditures totaled $581 million in 2014, $538 million in 2013 and $446 million in 2012. The increase in capital spending in 2014 and 2013 is due primarily to increases in equipment leased to customers. In 2015, the Company expects capital spending to be between $650 million and $700 million, though actual expenditures will ultimately depend on business conditions.
Financing Activities and Indebtedness
Cash flows from financing activities consist primarily of proceeds from the issuance of commercial paper, common stock and debt, excess tax benefits from stock-based compensation, payments of principal on indebtedness, payments for repurchases of common stock and payments of cash dividends to shareholders. Financing activities used cash of $218 million during 2014 compared to $1.6 billion of cash used during 2013. The year-over-year decrease was due primarily to the incrementally lower year-over-year repayment of borrowings with maturities longer than 90 days and incrementally higher year-over-year net proceeds received from the issuance of commercial paper borrowings. The Company repaid the 2014 Notes upon their maturity in June 2014.
Total debt was $3.5 billion as of December 31, 2014 and 2013. The Company’s debt as of December 31, 2014 was as follows:

•	$765 million of outstanding commercial paper;

•	$500 million aggregate principal amount of 2.3% senior unsecured notes due 2016 (the “2016 Notes”);

•	$500 million aggregate principal amount of 5.625% senior unsecured notes due 2018 (the “2018 Notes”);

•	$750 million aggregate principal amount of 5.4% senior unsecured notes due 2019 (the “2019 Notes”);

•	$600 million aggregate principal amount of 3.9% senior unsecured notes due 2021 (the “2021 Notes” and together with the 2016 Notes, the “2011 Financing Notes”);

•	$130 million (CHF 120 million aggregate principal amount) of 4.0% bonds due 2016 (the “2016 Bonds”);

•	$111 million of zero coupon Liquid Yield Option Notes due 2021 (“LYONs”); and

•	$118 million of other borrowings.
The 2011 Financing Notes, the 2018 Notes and the 2019 Notes are collectively referred to as the “Notes”.
Commercial Paper Programs and Credit Facility
The Company satisfies any short-term liquidity needs that are not met through operating cash flow and available cash primarily through issuances of commercial paper under its U.S. and Euro commercial paper programs. Under these programs, the Company or a subsidiary of the Company, as applicable, may issue and sell unsecured, short-term promissory notes. Interest expense on the notes is paid at maturity and is generally based on the ratings assigned to the Company by credit rating agencies at the time of the issuance and prevailing market rates measured by reference to LIBOR. Borrowings under the program are available for general corporate purposes, including acquisitions. During 2014, as commercial paper balances matured the Company either paid such balances from available cash or refinanced such balances by issuing new commercial paper. As of December 31, 2014, the Company had $450 million in U.S. dollar denominated commercial paper outstanding and $315 million (€260 million) of commercial paper outstanding under the Euro commercial paper program.
As of December 31, 2014, borrowings outstanding under the Company’s U.S. and Euro commercial paper programs had a weighted average annual interest rate of 0.13% and a weighted average remaining maturity of approximately 12 days. Commercial paper outstanding at any one time during the year had balances ranging from $450 million to $822 million, carried interest at annual rates ranging between 0.04% and 0.2% and had original maturities between seven and thirty-four days. The Company has classified its borrowings outstanding under the commercial paper program as of December 31, 2014 as long-term debt in the Consolidated Balance Sheet as the Company had the intent and ability, as supported by availability under the Credit Facility referenced below, to refinance these borrowings for at least one year from the balance sheet date.
Credit support for the commercial paper program is provided by a $2.5 billion unsecured multi-year revolving credit facility with a syndicate of banks that expires on July 15, 2016 (the “Credit Facility”). The Credit Facility can also be used for working capital and other general corporate purposes. Under the Credit Facility, borrowings (other than bid loans) bear interest at a rate equal to (at the Company’s option) either (1) a LIBOR-based rate plus a margin that varies according to the Company’s long-term debt credit rating (the “Eurodollar Rate”), or (2) the highest of (a) the Federal funds rate plus 1/2 of 1%, (b) the prime rate and (c) the Eurodollar Rate plus 1%, plus in each case a margin that varies according to the Company’s long-term debt credit rating. In addition to certain initial fees the Company paid at inception of the Credit Facility, the Company is obligated to pay an annual commitment fee that varies according to its long-term debt credit rating. The Credit Facility requires the Company to maintain a consolidated leverage ratio (as defined in the facility) of 0.65 to 1.00 or less, and also contains customary representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants. As of December 31, 2014, no borrowings were outstanding under the Credit Facility and the Company was in compliance with all covenants under the facility. The non-performance by any member of the Credit Facility syndicate would reduce the maximum capacity of the Credit Facility by such member's commitment amount. In addition to the Credit Facility, the Company has entered into reimbursement agreements with various commercial banks to support the issuance of letters of credit.
The availability of the Credit Facility as a standby liquidity facility to repay maturing commercial paper is an important factor in maintaining the existing credit ratings of the Company’s commercial paper programs. The Company expects to limit any borrowings under the Credit Facility to amounts that would leave sufficient credit available under the facility to allow the Company to borrow, if needed, to repay all of the outstanding commercial paper as it matures.
The Company’s ability to access the commercial paper market, and the related costs of these borrowings, is affected by the strength of the Company’s credit rating and market conditions. Any downgrade in the Company’s credit rating would increase the cost of borrowings under the Company’s commercial paper program and the Credit Facility, and could limit or preclude the Company’s ability to issue commercial paper. If the Company’s access to the commercial paper market is adversely affected due to a downgrade, change in market conditions or otherwise, the Company expects it would rely on a combination of available cash, operating cash flow and the Company’s Credit Facility to provide short-term funding. In such event, the cost of borrowings under the Company’s Credit Facility could be higher than the cost of commercial paper borrowings.
Other Long-Term Indebtedness
2013 Notes, 2014 Notes, 2016 Notes and 2021 Notes—On June 23, 2011, the Company completed the underwritten public offering of the 2011 Financing Notes, the 2013 Notes and the 2014 Notes, all of which are (or in the case of the 2013 Notes and 2014 Notes were) unsecured. The 2013 Notes were issued at 100% of their principal amount, accrued interest at a floating rate equal to three-month LIBOR plus 0.25% per year and matured and were repaid in June 2013. The 2014 Notes were issued at 99.918% of their principal amount, accrued interest at the rate of 1.3% per year and matured and were repaid in June 2014. The 2016 Notes were issued at 99.84% of their principal amount, will mature on June 23, 2016 and accrue interest at the rate of 2.3% per year. The 2021 Notes were issued at 99.975% of their principal amount, will mature on June 23, 2021 and accrue interest at the rate of 3.9% per year. The net proceeds from the 2011 Financing Notes, 2013 Notes and 2014 Notes offering, after deducting expenses and the underwriters’ discount, were approximately $1.8 billion and were used to fund a portion of the purchase price for the acquisition of Beckman Coulter. The Company paid interest on the 2013 Notes quarterly in arrears on March 21, June 21, September 21 and December 21 of each year. The Company paid interest on the 2014 Notes, and pays interest on the 2016 Notes and 2021 Notes semi-annually in arrears, on June 23 and December 23 of each year.
2019 Notes—In March 2009, the Company completed an underwritten public offering of the 2019 Notes, which were issued at 99.93% of their principal amount, will mature on March 1, 2019 and accrue interest at the rate of 5.4% per year. The net proceeds, after expenses and the underwriters’ discount, were $745 million. A portion of the net proceeds were used to repay a portion of the Company’s outstanding commercial paper and the balance was used for general corporate purposes, including acquisitions. The Company pays interest on the 2019 Notes semi-annually in arrears, on March 1 and September 1 of each year.
2018 Notes—In December 2007, the Company completed an underwritten public offering of the 2018 Notes, which were issued at 99.39% of their principal amount, will mature on January 15, 2018 and accrue interest at the rate of 5.625% per year. The net proceeds, after expenses and the underwriters’ discount, were $493 million, which were used to repay a portion of the commercial paper issued to finance the acquisition of the Tektronix business. The Company pays interest on the 2018 Notes semi-annually in arrears, on January 15 and July 15 of each year.
2016 Bonds—In connection with the acquisition of Nobel Biocare in December 2014, the Company acquired bonds with an aggregate principal amount of CHF 120 million and a stated interest rate of 4.0% per year. In accordance with accounting for business combinations, the bonds were recorded at their fair value of CHF 127 million ($133 million based on exchange rates in effect at the time of the acquisition), as such, for accounting purposes interest charges recorded in the Company's statement of earnings reflect an effective interest rate of approximately 0.2% per year. The Company will pay interest on the 2016 Bonds annually in arrears on October 10 of each year (based on the stated 4.0% interest rate). The 2016 Bonds mature on October 10, 2016.
LYONs—In 2001, the Company issued $830 million (value at maturity) in LYONs. The net proceeds to the Company were $505 million, of which $100 million was used to pay down debt and the balance was used for general corporate purposes, including acquisitions. The LYONs carry a yield to maturity of 2.375% (with contingent interest payable as described below). Holders of the LYONs may convert each $1,000 of principal amount at maturity into 29.0704 shares of the Company’s common stock (in the aggregate for all LYONs that were originally issued, approximately 24 million shares of the Company’s common stock) at any time on or before the maturity date of January 22, 2021. As of December 31, 2014, an aggregate of approximately 20 million shares of the Company’s common stock had been issued upon conversion of LYONs. As of December 31, 2014, the accreted value of the outstanding LYONs was lower than the traded market value of the underlying common stock issuable upon conversion. The Company may redeem all or a portion of the LYONs for cash at any time at scheduled redemption prices.
Under the terms of the LYONs, the Company pays contingent interest to the holders of LYONs during any six month period from January 23 to July 22 and from July 23 to January 22 if the average market price of a LYON for a specified measurement period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON. The amount of contingent interest to be paid with respect to any quarterly period is equal to the higher of either 0.0315% of the bonds’ average market price during the specified measurement period or the amount of the common stock dividend paid during such quarterly period multiplied by the number of shares issuable upon conversion of a LYON. The Company paid $2 million, $1 million and $1 million of contingent interest on the LYONs for each of the years ended December 31, 2014, 2013 and 2012, respectively. Except for the contingent interest described above, the Company will not pay interest on the LYONs prior to maturity.
Eurobond Notes—On July 21, 2006, a financing subsidiary of the Company issued the Eurobond Notes in a private placement outside the United States. Payment obligations under these Eurobond Notes were guaranteed by the Company. The net proceeds of the offering, after the deduction of underwriting commissions but prior to the deduction of other issuance costs, were €496 million ($627 million based on exchange rates in effect at the time the offering closed) and were used to pay down a portion of the Company’s outstanding commercial paper and for general corporate purposes, including acquisitions. The Eurobond Notes matured and were repaid in July 2013.
Covenants and Redemption Provisions Applicable to the Notes and the 2016 Bonds
The Company may redeem some or all of the 2016 Notes, the 2018 Notes and/or the 2019 Notes at any time by paying the principal amount and a “make-whole” premium, plus accrued and unpaid interest. Prior to March 23, 2021 (three months prior to their maturity date), the Company may redeem some or all of the 2021 Notes by paying the principal amount and a “make-whole” premium, plus accrued and unpaid interest. On or after March 23, 2021, the Company may redeem some or all of the 2021 Notes for their principal amount plus accrued and unpaid interest. At any time after 85% or more of the 2016 Bonds have been redeemed or purchased and canceled, the Company may redeem some or all of the remaining 2016 Bonds for their principal amount plus accrued and unpaid interest. If a change of control triggering event occurs with respect to the Notes, each holder of Notes may require the Company to repurchase some or all of its Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest. A change of control triggering event means the occurrence of both a change of control and a rating event, each as defined in the applicable supplemental indenture. Except in connection with a change of control triggering event as described above, the Company does not have any credit rating downgrade triggers that would accelerate the maturity of a material amount of outstanding debt.
The indentures pursuant to which the Notes were issued each contain customary covenants including, for example, limits on the incurrence of secured debt and sale/leaseback transactions, and the 2016 Bonds are subject to similar covenants. None of these covenants are considered restrictive to the Company’s operations and as of December 31, 2014, the Company was in compliance with all of its debt covenants.
For additional details regarding the Company’s debt as of December 31, 2014 see Note 9 to the Consolidated Financial Statements.
Shelf Registration Statement
The Company has filed a “well-known seasoned issuer” shelf registration statement on Form S-3 with the SEC that registers an indeterminate amount of debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts and units for future issuance. The Company expects to use net proceeds realized by the Company from future securities sales off this shelf registration statement for general corporate purposes, including without limitation repayment or refinancing of debt or other corporate obligations, acquisitions, capital expenditures, share repurchases and dividends, and working capital.
Stock Repurchase Program
On July 16, 2013, the Company's Board of Directors approved a new repurchase program (the “2013 Repurchase Program”) authorizing the repurchase of up to 20 million shares of the Company's common stock from time to time on the open market or in privately negotiated transactions. The 2013 Repurchase Program replaced the repurchase program approved by the Company's Board of Directors in May 2010 (the “2010 Repurchase Program”). There is no expiration date for the 2013 Repurchase Program, and the timing and amount of any shares repurchased under the program will be determined by the Company's management based on its evaluation of market conditions and other factors. The 2013 Repurchase Program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company's equity compensation plans (or any successor plan) and for other corporate purposes. As of December 31, 2014, 20 million shares remained available for repurchase pursuant to the 2013 Repurchase Program. The Company expects to fund any future stock repurchases using the Company's available cash balances or proceeds from the issuance of commercial paper.

Neither the Company nor any “affiliated purchaser” repurchased any shares of Company common stock during 2014 and 2013. During the year ended December 31, 2012, the Company repurchased approximately 12.5 million shares of Company common stock under the 2010 Repurchase Program in open market transactions at a cost of $648 million.
Dividends
The Company declared a regular quarterly dividend of $0.10 per share that was paid on January 30, 2015 to holders of record on December 26, 2014. Aggregate cash payments for dividends during 2014 were $228 million. Dividend payments were higher in 2014 as compared to 2013 as the Company increased its quarterly dividend rate in the first quarter of 2014 to $0.10 per share and because the Company made no cash payments for dividends during the first quarter of 2013. The Company's Board accelerated the quarterly dividend payment that normally would have been paid in January 2013 and paid it in December 2012.
Cash and Cash Requirements
As of December 31, 2014, the Company held approximately $3.0 billion of cash and cash equivalents that were invested in highly liquid investment grade debt instruments with a maturity of 90 days or less with an approximate weighted average annual interest rate of 0.4%. Of this amount $813 million was held within the United States and approximately $2.2 billion was held outside of the United States. The Company will continue to have cash requirements to support working capital needs, capital expenditures and acquisitions, to pay interest and service debt, pay taxes and any related interest or penalties, fund its restructuring activities and pension plans as required, repurchase shares of the Company’s common stock, pay dividends to shareholders and support other business needs. The Company generally intends to use available cash and internally generated funds to meet these cash requirements, but in the event that additional liquidity is required, particularly in connection with acquisitions, the Company may also borrow under its commercial paper programs or the Credit Facility, enter into new credit facilities and either borrow directly thereunder or use such credit facilities to backstop additional borrowing capacity under its commercial paper programs and/or access the capital markets. The Company also may from time to time access the capital markets, including to take advantage of favorable interest rate environments or other market conditions.
While repatriation of some cash held outside the United States may be restricted by local laws, most of the Company's foreign cash balances could be repatriated to the United States but, under current law, could be subject to U.S. federal income taxes, less applicable foreign tax credits. For most of its foreign subsidiaries, the Company makes an election regarding the amount of earnings intended for indefinite reinvestment, with the balance available to be repatriated to the United States. A deferred tax liability has been accrued for the funds that are available to be repatriated to the United States. No provisions for U.S. income taxes have been made with respect to earnings that are planned to be reinvested indefinitely outside the United States, and the amount of U.S. income taxes that may be applicable to such earnings is not readily determinable given the various tax planning alternatives the Company could employ if it repatriated these earnings. The cash that the Company's foreign subsidiaries hold for indefinite reinvestment is generally used to finance foreign operations and investments, including acquisitions. As of December 31, 2014 and 2013, the total amount of earnings planned to be reinvested indefinitely outside the United States for which deferred taxes have not been provided was approximately $11.8 billion and $10.6 billion, respectively. As of December 31, 2014, management believes that it has sufficient liquidity to satisfy its cash needs, including its cash needs in the United States.
During 2014, the Company contributed $52 million to its U.S. defined benefit pension plan and $62 million to its non-U.S. defined benefit pension plans. During 2015, the Company’s cash contribution requirements for its U.S. and its non-U.S. defined benefit pension plans are expected to be approximately $25 million and $55 million, respectively. The ultimate amounts to be contributed depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.
Contractual Obligations
The following table sets forth, by period due or year of expected expiration, as applicable, a summary of the Company’s contractual obligations as of December 31, 2014 under (1) long-term debt obligations, (2) leases, (3) purchase obligations and (4) other long-term liabilities reflected on the Company’s balance sheet under GAAP. The amounts presented in the table below do not reflect $797 million of gross unrecognized tax benefits, the timing of which is uncertain. Refer to Note 12 to the Consolidated Financial Statements for additional information on unrecognized tax benefits. Certain of our acquisitions also involve the potential payment of contingent consideration. The table below does not reflect any such obligations, as the timing and amounts of any such payments are uncertain. Refer to “—Off-Balance Sheet Arrangements” for a discussion of other contractual obligations that are not reflected in the table below.

($ in millions)	Total	Less Than One Year	1-3 Years	3-5 Years	More Than 5 Years
Debt & leases:
Long-term debt obligations (a)(b)	$3,440.5	$67.3	$1,397.4	$1,251.4	$724.4
Capital lease obligations (b)	32.9	4.6	10.6	8.8	8.9
Total long-term debt	3,473.4	71.9	1,408.0	1,260.2	733.3
Interest payments on long-term debt and capital lease obligations (c)	467.6	112.0	198.3	101.6	55.7
Operating lease obligations (d)	666.7	176.6	253.7	137.0	99.4
Other:
Purchase obligations (e)	878.7	835.3	42.6	0.3	0.5
Other long-term liabilities reflected on the Company’s balance sheet under GAAP (f)	3,787.4	—	871.5	605.9	2,310.0
Total	$9,273.8	$1,195.8	$2,774.1	$2,105.0	$3,198.9

(a)	As described in Note 9 to the Consolidated Financial Statements.

(b)	Amounts do not include interest payments. Interest on long-term debt and capital lease obligations is reflected in a separate line in the table.

(c)
Interest payments on long-term debt are projected for future periods using the interest rates in effect as of December 31, 2014. Certain of these projected interest payments may differ in the future based on changes in market interest rates.

(d)
As described in Note 15 to the Consolidated Financial Statements, certain leases require the Company to pay real estate taxes, insurance, maintenance and other operating expenses associated with the leased premises. These future costs are not included in the schedule above.

(e)
Consist of agreements to purchase goods or services that are enforceable and legally binding on the Company and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction.

(f)
Primarily consist of obligations under product service and warranty policies and allowances, performance and operating cost guarantees, estimated environmental remediation costs, self-insurance and litigation claims, post-retirement benefits, pension obligations, deferred tax liabilities (excluding unrecognized tax benefits) and deferred compensation obligations. The timing of cash flows associated with these obligations is based upon management’s estimates over the terms of these arrangements and is largely based upon historical experience.

Off-Balance Sheet Arrangements
The following table sets forth, by period due or year of expected expiration, as applicable, a summary of off-balance sheet commitments of the Company as of December 31, 2014.

	Amount of Commitment Expiration per Period
($ in millions)	Total	Less Than One Year	1-3 Years	4-5 Years	More Than 5 Years
Guarantees	$432.9	$319.8	$62.9	$21.8	$28.4
Guarantees consist primarily of outstanding standby letters of credit, bank guarantees and performance and bid bonds. These guarantees have been provided in connection with certain arrangements with vendors, customers, financing counterparties and governmental entities to secure the Company’s obligations and/or performance requirements related to specific transactions.

Other Off-Balance Sheet Arrangements
The Company has from time to time divested certain of its businesses and assets. In connection with these divestitures, the Company often provides representations, warranties and/or indemnities to cover various risks and unknown liabilities, such as claims for damages arising out of the use of products or relating to intellectual property matters, commercial disputes, environmental matters or tax matters. The Company has not included any such items in the contractual obligations table above because they relate to unknown conditions and the Company cannot estimate the potential liabilities from such matters, but the Company does not believe it is reasonably possible that any such liability will have a material effect on the Company’s financial statements. In addition, as a result of these divestitures, as well as restructuring activities, certain properties leased by the Company have been sublet to third parties. In the event any of these third parties vacate any of these premises, the Company would be legally obligated under master lease arrangements. The Company believes that the financial risk of default by such sub-lessors is individually and in the aggregate not material to the Company’s financial statements.
In the normal course of business, the Company periodically enters into agreements that require it to indemnify customers, suppliers or other business partners for specific risks, such as claims for injury or property damage arising out of the Company’s products or services or claims alleging that Company products, services or software infringe third party intellectual property. The Company has not included any such indemnification provisions in the contractual obligations table above. Historically, the Company has not experienced significant losses on these types of indemnification obligations.
The Company’s Restated Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of the Company, or by reason of serving at the request of the Company as a director or officer of any other entity, subject to limited exceptions. Danaher’s Amended and Restated By-laws provide for similar indemnification rights. In addition, Danaher has executed with each director and executive officer of Danaher Corporation an indemnification agreement which provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. While the Company maintains insurance for this type of liability, a significant deductible applies to this coverage and any such liability could exceed the amount of the insurance coverage.
Legal Proceedings
Please refer to Note 16 to the Consolidated Financial Statements included in this Annual Report for information regarding legal proceedings and contingencies, and for a discussion of risks related to legal proceedings and contingencies, please refer to “Item 1A. Risk Factors.”

CRITICAL ACCOUNTING ESTIMATES
Management’s discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates and judgments on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates and judgments.
The Company believes the following accounting estimates are most critical to an understanding of its financial statements. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the estimate is made, and (2) material changes in the estimate are reasonably likely from period to period. For a detailed discussion on the application of these and other accounting estimates, refer to Note 1 in the Company’s Consolidated Financial Statements.
Accounts Receivable: The Company maintains allowances for doubtful accounts to reflect probable credit losses inherent in its portfolio of receivables. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the allowances for doubtful accounts and, therefore, net income. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Company’s trade accounts, contract and finance receivable portfolios. The level of the allowances is based on many quantitative and qualitative factors including historical loss experience by receivable type, portfolio duration, delinquency trends, economic conditions and credit risk quality. The Company regularly performs detailed reviews of its accounts receivable portfolio to determine if an impairment has occurred and to assess the adequacy of the allowances. If the financial condition of the Company’s customers were to deteriorate with a severity, frequency and/or timing different from the Company's assumptions, additional allowances would be required and the Company’s financial statements would be adversely impacted.

Inventories: The Company records inventory at the lower of cost or market value. The Company estimates the market value of its inventory based on assumptions of future demand and related pricing. Estimating the market value of inventory is inherently uncertain because levels of demand, technological advances and pricing competition in many of the Company’s markets can fluctuate significantly from period to period due to circumstances beyond the Company’s control. If actual market conditions are less favorable than those projected by management, the Company could be required to reduce the value of its inventory, which would adversely impact the Company’s financial statements.
Acquired Intangibles: The Company’s business acquisitions typically result in the recognition of goodwill, in-process research and development and other intangible assets, which affect the amount of future period amortization expense and possible impairment charges that the Company may incur. Refer to Notes 1, 2 and 6 in the Company’s consolidated financial statements for a description of the Company’s policies relating to goodwill, acquired intangibles and acquisitions.
In performing its goodwill impairment testing, the Company estimates the fair value of its reporting units primarily using a market based approach. The Company estimates fair value based on multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) determined by current trading market multiples of earnings for companies operating in businesses similar to each of the Company’s reporting units, in addition to recent market available sale transactions of comparable businesses. In evaluating the estimates derived by the market based approach, management makes judgments about the relevance and reliability of the multiples by considering factors unique to its reporting units, including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data as well as judgments about the comparability of the market proxies selected. In certain circumstances the Company also estimates fair value utilizing a discounted cash flow analysis (i.e., an income approach) in order to validate the results of the market approach. The discounted cash flow model requires judgmental assumptions about projected revenue growth, future operating margins, discount rates and terminal values. There are inherent uncertainties related to these assumptions and management’s judgment in applying them to the analysis of goodwill impairment.
As of December 31, 2014, the Company had 22 reporting units for goodwill impairment testing. Reporting units resulting from recent acquisitions generally present the highest risk of impairment. Management believes the impairment risk associated with these reporting units decreases as these businesses are integrated into the Company and better positioned for potential future earnings growth. The carrying value of the goodwill included in each individual reporting unit ranges from $7 million to $4.3 billion. The Company’s annual goodwill impairment analysis in 2014 indicated that in all instances, the fair values of the Company’s reporting units exceeded their carrying values and consequently did not result in an impairment charge. The excess of the estimated fair value over carrying value (expressed as a percentage of carrying value for the respective reporting unit) for each of the Company’s reporting units as of the annual testing date ranged from approximately 10% to approximately 1140%. In order to evaluate the sensitivity of the fair value calculations used in the goodwill impairment test, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit and compared those values to the reporting unit carrying values. Based on this hypothetical 10% decrease, the excess of the estimated fair value over carrying value (expressed as a percentage of carrying value for the respective reporting unit) for each of the Company’s reporting units ranged from approximately 2% to approximately 1015%.
The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company also tests intangible assets with indefinite lives at least annually for impairment. Determining whether an impairment loss occurred requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. These analyses require management to make judgments and estimates about future revenues, expenses, market conditions and discount rates related to these assets.
If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings which would adversely affect the Company’s financial statements.
Contingent Liabilities: As discussed in Note 16 to the Consolidated Financial Statements, the Company is, from time to time, subject to a variety of litigation and similar contingent liabilities incidental to its business (or the business operations of previously owned entities). The Company recognizes a liability for any contingency that is known or probable of occurrence and reasonably estimable. These assessments require judgments concerning matters such as litigation developments and outcomes, the anticipated outcome of negotiations, the number of future claims and the cost of both pending and future claims. In addition, because most contingencies are resolved over long periods of time, liabilities may change in the future due to various factors, including those discussed in Note 16 to the Consolidated Financial Statements. If the reserves established by the Company with respect to these contingent liabilities are inadequate, the Company would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Company’s financial statements.

Revenue Recognition: The Company derives revenues from the sale of products and services. Refer to Note 1 to the Company’s Consolidated Financial Statements for a description of the Company’s revenue recognition policies.
Although most of the Company’s sales agreements contain standard terms and conditions, certain agreements contain multiple elements or non-standard terms and conditions. As a result, judgment is sometimes required to determine the appropriate accounting, including whether the deliverables specified in these agreements should be treated as separate units of accounting for revenue recognition purposes, and, if so, how the consideration should be allocated among the elements and when to recognize revenue for each element. The Company allocates revenue to each element in the contractual arrangement based on the selling price hierarchy that, in some instances, may require the Company to estimate the selling price of certain deliverables that are not sold separately or where third party evidence of pricing is not observable. The Company’s estimate of selling price impacts the amount and timing of revenue recognized in multiple element arrangements. The Company also enters into lease arrangements with customers, which requires the Company to determine whether the arrangements are operating or sales-type leases. Certain of the Company’s lease contracts are customized for larger customers and often result in complex terms and conditions that typically require significant judgment in applying the lease accounting criteria.
If the Company's judgments regarding revenue recognition prove incorrect, the Company's revenues in particular periods may be adversely affected.
Stock-Based Compensation: For a description of the Company’s stock-based compensation accounting practices, refer to Note 17 to the Company’s Consolidated Financial Statements. Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require subjective assumptions, including the expected life of the awards, stock price volatility and expected forfeiture rate. The assumptions used in calculating the fair value of stock-based payment awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. If actual results are not consistent with management’s assumptions and estimates, the Company’s equity-based compensation expense could be materially different in the future.
Pension and Other Post-retirement Benefits: For a description of the Company’s pension and other post-retirement benefit accounting practices, refer to Notes 10 and 11 in the Company’s Consolidated Financial Statements. Calculations of the amount of pension and other post-retirement benefit costs and obligations depend on the assumptions used in the actuarial valuations, including assumptions regarding discount rates, expected return on plan assets, rates of salary increases, health care cost trend rates, mortality rates, and other factors. If the assumptions used in calculating pension and other post-retirement benefits costs and obligations are incorrect or if the factors underlying the assumptions change (as a result of differences in actual experience, changes in key economic indicators or other factors) the Company’s financial statements could be materially affected. A 50 basis point reduction in the discount rates used for the plans would have increased the U.S. net obligation by $150 million ($94 million on an after tax basis) and the non-U.S. net obligation by $138 million ($107 million on an after tax basis) from the amounts recorded in the financial statements as of December 31, 2014.
For 2014, the estimated long-term rate of return for the U.S. plan is 7.5%, and the Company intends to use an assumption of 7.5% for 2015. This expected rate of return reflects the asset allocation of the plan and the expected long-term returns on equity and debt investments included in plan assets. The U.S. plan targets to invest between 60% and 70% of its assets in equity portfolios which are invested in funds that are expected to mirror broad market returns for equity securities or in assets with characteristics similar to equity investments. The balance of the asset portfolio is generally invested in bond funds. The Company’s non-U.S. plan assets consist of various insurance contracts, equity and debt securities as determined by the administrator of each plan. The estimated long-term rate of return for the non-U.S. plans was determined on a plan by plan basis based on the nature of the plan assets and ranged from 1.25% to 7.10%. If the expected long-term rate of return on plan assets for 2014 was reduced by 50 basis points, pension expense for the U.S. and non-U.S. plans for 2014 would have increased $10 million ($6 million on an after-tax basis) and $4 million ($3 million on an after-tax basis), respectively.
For a discussion of the Company’s 2014 and anticipated 2015 defined benefit pension plan contributions, please see “—Liquidity and Capital Resources – Cash and Cash Requirements”.
Income Taxes: For a description of the Company's income tax accounting policies, refer to Notes 1 and 12 to the Company's Consolidated Financial Statements. The Company establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized which requires management to make judgments and estimates regarding: (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of tax planning strategies. Future changes to tax rates would also impact the amounts of deferred tax assets and liabilities and could have an adverse impact on the Company’s financial statements.
The Company provides for unrecognized tax benefits when, based upon the technical merits, it is “more-likely-than-not” that an uncertain tax position will not be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. The Company re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii) the applicable statute of limitations expires.
In addition, certain of the Company's tax returns are currently under review by tax authorities including in Denmark (see “—Results of Operations – Income Taxes" and Note 12 of the Notes to the Consolidated Financial Statements). Management believes the positions taken in these returns are in accordance with the relevant tax laws. However, the outcome of these audits is uncertain and could result in the Company being required to record charges for prior year tax obligations which could have a material adverse impact to the Company's financial statements, including its effective tax rate.
An increase in the Company's nominal tax rate of 1.0% would have resulted in an additional income tax provision for continuing operations for the fiscal year ended December 31, 2014 of $34 million.
NEW ACCOUNTING STANDARDS
In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity's revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2016. Management has not yet completed its assessment of the impact of the new standard, including possible transition alternatives, on the Company's financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Management on Danaher Corporation’s Internal Control Over Financial Reporting
The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Securities Exchange Act of 1934.
The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in “Internal Control-Integrated Framework” (2013 framework). Based on this assessment, management concluded that, as of December 31, 2014, the Company’s internal control over financial reporting is effective.
The Company completed the acquisition of more than 97% of the outstanding common stock of Nobel Biocare on December 11, 2014 and completed the acquisition of Devicor Medical Products on December 3, 2014. Since the Company has not yet fully incorporated the internal controls and procedures of either of these businesses into the Company’s internal control over financial reporting, management excluded each of these businesses from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. Nobel Biocare and Devicor Medical Products constituted approximately 7% and 1% of the Company’s total assets as of December 31, 2014, respectively, and each accounted for less than 1% of the Company’s total revenues for the year then ended.
The Company’s independent registered public accounting firm has issued an audit report on the effectiveness of the Company’s internal control over financial reporting. This report dated February 24, 2015 appears on page 31 of this Form 8-K.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Danaher Corporation:

We have audited Danaher Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Danaher Corporation and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Danaher Corporation’s Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Report of Management of Danaher Corporation’s Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Nobel Biocare and Devicor Medical Products, which are included in the 2014 consolidated financial statements of Danaher Corporation and subsidiaries and constituted approximately 7% and 1% of total assets as of December 31, 2014, respectively, and each accounted for less than 1% of revenues for the year then ended. Our audit of internal control over financial reporting of Danaher Corporation and subsidiaries also did not include an evaluation of the internal control over financial reporting of Nobel Biocare and Devicor Medical Products. In our opinion, Danaher Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Danaher Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014 and our report dated February 24, 2015, except for Note 21, as to which the date is November 23, 2015, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, Virginia
February 24, 2015

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Danaher Corporation:

We have audited the accompanying consolidated balance sheets of Danaher Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule in Exhibit 99.1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Danaher Corporation and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Danaher Corporation's internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 24, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, Virginia
February 24, 2015,
except for Note 21, as to which the date is
November 23, 2015

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ and shares in millions, except per share amount)

	As of December 31
	2014	2013
ASSETS
Current assets:
Cash and equivalents	$3,005.6	$3,115.2
Trade accounts receivable, less allowance for doubtful accounts of $120.3 and $117.5, respectively	3,445.8	3,292.3
Inventories	1,782.8	1,734.1
Prepaid expenses and other current assets	952.7	738.1
Current assets, discontinued operations	244.4	234.0
Total current assets	9,431.3	9,113.7
Property, plant and equipment, net	2,171.9	2,184.0
Other assets	1,016.7	1,060.2
Goodwill	15,673.2	14,717.2
Other intangible assets, net	7,059.5	5,897.7
Other assets, discontinued operations	1,639.1	1,699.4
Total assets	$36,991.7	$34,672.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$71.9	$62.3
Trade accounts payable	1,825.0	1,738.1
Accrued expenses and other liabilities	3,191.5	2,450.5
Current liabilities, discontinued operations	308.0	276.5
Total current liabilities	5,396.4	4,527.4
Other long-term liabilities	4,584.4	4,080.9
Long-term debt	3,401.5	3,436.7
Long-term liabilities, discontinued operations	159.6	175.8
Stockholders’ equity:
Common stock - $0.01 par value, 2.0 billion shares authorized; 792.5 and 785.7 issued; 704.3 and 698.1 outstanding, respectively	7.9	7.9
Additional paid-in capital	4,480.9	4,157.6
Retained earnings	20,323.0	18,005.3
Accumulated other comprehensive income (loss)	(1,433.7)	214.5
Total Danaher stockholders’ equity	23,378.1	22,385.3
Non-controlling interests	71.7	66.1
Total stockholders’ equity	23,449.8	22,451.4
Total liabilities and stockholders’ equity	$36,991.7	$34,672.2
See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)

	Year Ended December 31
	2014		2013	2012
Sales	$19,154.0		$18,283.1	$17,474.8
Cost of sales	(9,261.4)		(8,941.1)	(8,633.0)
Gross profit	9,892.6		9,342.0	8,841.8
Operating costs and other:
Selling, general and administrative expenses	(5,389.0)		(5,117.1)	(4,923.0)
Research and development expenses	(1,157.0)		(1,104.4)	(1,009.1)
Earnings from unconsolidated joint venture	—		—	69.9
Operating profit	3,346.6		3,120.5	2,979.6
Non-operating income (expense):
Other income	156.5		431.3	—
Interest expense	(119.1)		(141.2)	(152.7)
Interest income	16.7		5.7	3.2
Earnings from continuing operations before income taxes	3,400.7		3,416.3	2,830.1
Income taxes	(857.6)		(825.7)	(648.8)
Net earnings from continuing operations	2,543.1		2,590.6	2,181.3
Earnings from discontinued operations, net of income taxes	55.3		104.4	210.9
Net earnings	$2,598.4		$2,695.0	$2,392.2
Net earnings per share from continuing operations:
Basic	$3.62		$3.72	$3.15
Diluted	$3.56		$3.65	$3.07
Net earnings per share from discontinued operations:
Basic	$0.08		$0.15	$0.30
Diluted	$0.08		$0.15	$0.30
Net earnings per share:
Basic	$3.70		$3.87	$3.45
Diluted	$3.63	*	$3.80	$3.36	*
Average common stock and common equivalent shares outstanding:
Basic	702.2		696.0	693.4
Diluted	716.1		711.0	713.1
* Net earnings per share amounts do not add due to rounding.
See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
($ in millions)

	Year Ended December 31
	2014	2013	2012
Net earnings	$2,598.4	$2,695.0	$2,392.2
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(1,235.0)	(62.1)	90.8
Pension and post-retirement plan benefit adjustments	(361.1)	289.0	(139.7)
Unrealized (loss) gain on available-for-sale securities	(52.1)	46.8	26.6
Total other comprehensive income (loss), net of income taxes	(1,648.2)	273.7	(22.3)
Comprehensive income	$950.2	$2,968.7	$2,369.9

See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
 ($ and shares in millions)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interests
	Shares	Amount
Balance, January 1, 2012	761.1	$7.6	$3,877.2	$13,056.9	$(36.9)	$67.0
Net earnings for the year	—	—	—	2,392.2	—	—
Other comprehensive loss	—	—	—	—	(22.3)	—
Dividends declared	—	—	—	(69.2)	—	—
Common stock-based award activity	9.7	0.1	321.7	—	—	—
Common stock issued in connection with LYONs’ conversions	3.8	—	137.6	—	—	—
Purchase of stock (12.5 shares)	—	—	(648.4)	—	—	—
Change in non-controlling interests	—	—	—	—	—	0.4
Balance, December 31, 2012	774.6	7.7	3,688.1	15,379.9	(59.2)	67.4
Net earnings for the year	—	—	—	2,695.0	—	—
Other comprehensive income	—	—	—	—	273.7	—
Dividends declared	—	—	—	(69.6)	—	—
Common stock-based award activity	6.5	0.1	295.0	—	—	—
Common stock issued in connection with LYONs’ conversions	4.6	0.1	174.5	—	—	—
Change in non-controlling interests	—	—	—	—	—	(1.3)
Balance, December 31, 2013	785.7	7.9	4,157.6	18,005.3	214.5	66.1
Net earnings for the year	—	—	—	2,598.4	—	—
Other comprehensive loss	—	—	—	—	(1,648.2)	—
Dividends declared	—	—	—	(280.7)	—	—
Common stock-based award activity	5.2	—	258.2	—	—	—
Common stock issued in connection with LYONs’ conversions	1.6	—	65.1	—	—	—
Change in non-controlling interests	—	—	—	—	—	5.6
Balance, December 31, 2014	792.5	$7.9	$4,480.9	$20,323.0	$(1,433.7)	$71.7
See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)

	Year Ended December 31
	2014	2013	2012
Cash flows from operating activities:
Net earnings	$2,598.4	$2,695.0	$2,392.2
Less earnings from discontinued operations, net of income taxes	55.3	104.4	210.9
Net earnings from continuing operations	2,543.1	2,590.6	2,181.3
Non-cash items:
Depreciation	537.9	511.7	487.9
Amortization	351.6	338.9	311.1
Stock-based compensation expense	115.5	109.6	103.7
Earnings from unconsolidated joint venture, net of cash dividends received	—	66.6	(25.4)
Pre-tax gain on sales of investments and a product line	(156.5)	(431.3)	—
Change in deferred income taxes	199.8	276.3	191.7
Change in trade accounts receivable, net	(113.4)	(35.2)	(77.6)
Change in inventories	49.9	43.5	58.6
Change in trade accounts payable	108.5	175.3	63.8
Change in prepaid expenses and other assets	(136.9)	(112.9)	(95.2)
Change in accrued expenses and other liabilities	118.5	(65.7)	106.5
Total operating cash provided by continuing operations	3,618.0	3,467.4	3,306.4
Total operating cash provided by discontinued operations	140.4	117.9	108.6
Net cash provided by operating activities	3,758.4	3,585.3	3,415.0
Cash flows from investing activities:
Cash paid for acquisitions	(3,128.4)	(882.5)	(1,607.7)
Payments for additions to property, plant and equipment	(580.6)	(538.1)	(445.8)
Proceeds from sales of investments and a product line	253.8	958.6	—
All other investing activities	30.3	(2.4)	30.0
Total investing cash used in continuing operations	(3,424.9)	(464.4)	(2,023.5)
Proceeds from sale of discontinued operations	—	—	337.5
Total investing cash used in discontinued operations	(19.4)	(88.1)	(201.6)
Net cash used in investing activities	(3,444.3)	(552.5)	(1,887.6)
Cash flows from financing activities:
Proceeds from the issuance of common stock	132.9	177.4	212.0
Payment of dividends	(227.7)	(52.1)	(86.4)
Purchase of stock	—	—	(648.4)
Net proceeds from (repayments of) borrowings (maturities of 90 days or less)	312.2	(763.3)	195.9
Repayments of borrowings (maturities longer than 90 days)	(414.7)	(967.8)	(61.5)
All other financing activities	(20.9)	—	—
Net cash used in financing activities	(218.2)	(1,605.8)	(388.4)
Effect of exchange rate changes on cash and equivalents	(205.5)	9.5	2.7
Net change in cash and equivalents	(109.6)	1,436.5	1,141.7
Beginning balance of cash and equivalents	3,115.2	1,678.7	537.0
Ending balance of cash and equivalents	$3,005.6	$3,115.2	$1,678.7
See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business—Danaher Corporation (the “Company”) designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. The Company operates in five business segments: Test & Measurement, Environmental, Life Sciences & Diagnostics, Dental and Industrial Technologies.
The Company’s Test & Measurement segment offerings help customers design cutting-edge innovations, keep their businesses up and running and safeguard their network operations. The Company's instruments business offers test, measurement and monitoring products that are used in electronic design, manufacturing and advanced technology development, as well as for installation, service and maintenance of electrical, industrial, electronic and calibration applications. Also included in the Test & Measurement segment are the Company’s mobile tool and wheel service businesses.
The Company’s Environmental segment products and services help protect the global water supply, facilitate environmental stewardship, enhance the safety of personal data and improve business efficiencies. The Company’s water quality business provides instrumentation and disinfection systems to help analyze, treat and manage the quality of ultra-pure, potable, waste, ground and ocean water in residential, commercial, industrial and natural resource applications. The Company’s retail/commercial petroleum business is a leading worldwide provider of solutions and services focused on fuel dispensing, remote fuel management, point-of-sale and payment systems, environmental compliance, vehicle tracking and fleet management.
In the Life Sciences & Diagnostics segment, the Company’s diagnostics business offers analytical instruments, reagents, consumables, software and services that hospitals, physicians’ offices, reference laboratories and other critical care settings use to diagnose disease and make treatment decisions. The Company’s life sciences business offers a broad range of research tools that scientists use to study cells and cell components in order to understand the causes of disease, identify new therapies and test new drugs and vaccines.
The Company’s Dental segment provides products that are used to diagnose, treat and prevent disease and ailments of the teeth, gums and supporting bone, as well as to improve the aesthetics of the human smile.
The Company’s Industrial Technologies segment provides solutions that help protect the world’s food supply, improve packaging design and quality, verify pharmaceutical dosages and authenticity and power innovative machines. The Company's product identification business develops and manufactures equipment, consumables and software for various printing, marking, coding, design and color management applications on consumer and industrial products. The Company's automation business provides mechanical and electromechanical motion control solutions for the automation market. In addition to the product identification and automation strategic lines of business, the Industrial Technologies segment also includes the Company's sensors and controls, energetic materials and engine retarder businesses.
Refer to Notes 2 and 3 for a discussion of significant acquisitions, discontinued operations and other dispositions.
Accounting Principles—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation. The consolidated financial statements also reflect the impact of non-controlling interests. Non-controlling interests do not have a significant impact on the Company’s consolidated results of operations, therefore earnings and earnings per share attributable to non-controlling interests are not presented separately in the Company’s Consolidated Statements of Earnings. Earnings attributable to non-controlling interests have been reflected in selling, general and administrative expenses and were insignificant in all periods presented. Reclassifications of certain prior year amounts have been made to conform to the current year presentation.
Use of Estimates—The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases these estimates on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.
Cash and Equivalents—The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.
Accounts Receivable and Allowances for Doubtful Accounts—All trade accounts, contract and finance receivables are reported on the accompanying Consolidated Balance Sheets adjusted for any write-offs and net of allowances for doubtful accounts.

The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Company’s trade accounts, contract and finance receivable portfolios. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the provision for credit losses and, therefore, net earnings. The Company regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and evaluates the collectability of receivables based on a combination of various financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, collateral, debt-servicing ability, past payment experience and credit bureau information. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Additions to the allowances for doubtful accounts are charged to current period earnings, amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required. The Company does not believe that accounts receivable represent significant concentrations of credit risk because of the diversified portfolio of individual customers and geographical areas. The Company recorded $43 million, $28 million and $40 million associated with doubtful accounts for the years ended December 31, 2014, 2013 and 2012, respectively.
Included in the Company’s trade accounts receivable and other long-term assets as of December 31, 2014 and 2013 are $275 million and $224 million of net aggregate financing receivables, respectively. All financing receivables are evaluated collectively for impairment due to the homogeneous nature of the portfolio.
Inventory Valuation—Inventories include the costs of material, labor and overhead. Domestic inventories are stated at the lower of cost or market primarily using the first-in, first-out (“FIFO”) method with certain businesses applying the last-in, first-out method (“LIFO”) to value inventory. Inventories held outside the United States are stated at the lower of cost or market primarily using the FIFO method.
Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Category	Useful Life
Buildings	30 years
Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease
Machinery and equipment	3 – 10 years
Customer-leased instruments	5 – 7 years

Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.
Investments—Investments over which the Company has a significant influence but not a controlling interest, are accounted for using the equity method of accounting. Equity investments are recorded at the amount of the Company’s initial investment and adjusted each period for the Company’s share of the investee’s income or loss and dividends paid. All equity investments are periodically reviewed to determine if declines in fair value below cost basis are other-than-temporary. Significant and sustained decreases in quoted market prices or a series of historic and projected operating losses by investees are strong indicators of other-than-temporary declines. If the decline in fair value is determined to be other-than-temporary, an impairment loss is recorded and the investment is written down to a new carrying value.
Investments accounted for under the cost method are classified as available-for-sale securities and carried at market value, if readily determinable, or at cost. Gains and losses realized on the sale of these securities are accounted for using average cost. Unrealized gains or losses on securities classified as available-for-sale are recorded in stockholders’ equity as a component of accumulated other comprehensive income (loss).
Other Assets—Other assets principally include non-current financing receivables, non-current deferred tax assets, other investments and capitalized costs associated with obtaining financings which are amortized over the term of the related debt.
Fair Value of Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, available-for-sale securities, obligations under trade accounts payable and short and long-term debt. Due to their short-term nature, the carrying values for cash and cash equivalents, trade accounts receivable and trade accounts payable approximate fair value. Refer to Note 7 for the fair values of the Company’s available-for-sale securities and other obligations.

Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the Company’s acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill is not amortized, however, certain definite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized. In-process research and development ("IPR&D") is initially capitalized at fair value and when the IPR&D project is complete, the asset is considered a finite-lived intangible asset and amortized over its estimated useful life. If an IPR&D project is abandoned, an impairment loss equal to the value of the intangible asset is recorded in the period of abandonment. The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company also tests intangible assets with indefinite lives at least annually for impairment. Refer to Notes 2 and 6 for additional information about the Company's goodwill and other intangible assets.
Revenue Recognition—As described above, the Company derives revenues primarily from the sale of test and measurement, environmental, life science and diagnostic, dental and industrial technologies products and services. For revenue related to a product or service to qualify for recognition, there must be persuasive evidence of an arrangement with a customer, delivery must have occurred or the services must have been rendered, the price to the customer must be fixed and determinable and collectability of the associated fee must be reasonably assured. The Company’s principal terms of sale are FOB Shipping Point, or equivalent, and, as such, the Company primarily records revenue for product sales upon shipment. Sales arrangements entered with delivery terms that are not FOB Shipping Point are not recognized upon shipment and the delivery criteria for revenue recognition is evaluated based on the associated shipping terms and customer obligations. If any significant obligation to the customer with respect to a sales transaction remains to be fulfilled following shipment (typically installation or acceptance by the customer), revenue recognition is deferred until such obligations have been fulfilled. Returns for products sold are estimated and recorded as a reduction of revenue at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction of revenue at the time of sale because these allowances reflect a reduction in the purchase price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends. Revenue related to separately priced extended warranty and product maintenance agreements is deferred when appropriate and recognized as revenue over the term of the agreement.
Certain of the Company’s revenues relate to operating-type lease (“OTL”) arrangements. Instrument lease revenue for OTL agreements is recognized on a straight-line basis over the life of the lease, and the costs of customer-leased instruments are recorded within property, plant and equipment in the accompanying Consolidated Balance Sheets and depreciated over the instrument's estimated useful life. The depreciation expense is reflected in cost of sales in the accompanying Consolidated Statements of Earnings. The OTLs are generally not cancellable until after the first two years. Certain of the Company’s lease contracts are customized for larger customers and often result in complex terms and conditions that typically require significant judgment in applying the criteria used to evaluate whether the arrangement should be considered an OTL or a “sales-type” lease. A sales-type lease would result in earlier recognition of instrument revenue as compared to an OTL.
Revenues for contractual arrangements consisting of multiple elements (i.e., deliverables) are recognized for the separate elements when the product or services that are part of the multiple element arrangement have value on a stand-alone basis and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Company’s control. Certain customer arrangements include multiple elements, typically hardware, installation, training, consulting, services and/or post contract support (“PCS”). Generally, these elements are delivered within the same reporting period, except PCS or other services, for which revenue is recognized over the service period. The Company allocates revenue to each element in the arrangement using the selling price hierarchy and based on each element's relative selling price. The selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”) if available, third party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE or TPE is available. The Company considers relevant internal and external market factors in cases where the Company is required to estimate selling prices. Allocation of the consideration is determined at the arrangements’ inception.
Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Revenue derived from shipping and handling costs billed to customers is included in sales.
Advertising—Advertising costs are expensed as incurred.
Research and Development—The Company conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the Company’s existing products and expanding the applications for which uses of the Company’s products are appropriate. Research and development costs are expensed as incurred.
Income Taxes—The Company’s income tax expense represents the tax liability for the current year, the tax benefit or expense for the net change in deferred tax liabilities and assets during the year, as well as reserves for unrecognized tax benefits and return to provision adjustments. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in the Company’s tax return in future years for which the tax benefit has already been reflected on the Company’s Consolidated Statements of Earnings. The Company establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred tax liabilities generally represent items that have already been taken as a deduction on the Company’s tax return but have not yet been recognized as an expense in the Company’s Consolidated Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date. The Company provides for unrecognized tax benefits when, based upon the technical merits, it is “more-likely-than-not” that an uncertain tax position will not be sustained upon examination.  Judgment is required in evaluating tax positions and determining income tax provisions.  The Company re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii)  the applicable statute of limitations expires. The Company recognizes potential accrued interest and penalties associated with unrecognized tax positions in income tax expense. Refer to Note 12 for additional information.
Restructuring—The Company periodically initiates restructuring activities to appropriately position the Company’s cost base relative to prevailing economic conditions and associated customer demand as well as in connection with certain acquisitions. Costs associated with restructuring actions can include one-time termination benefits and related charges in addition to facility closure, contract termination and other related activities. The Company records the cost of the restructuring activities when the associated liability is incurred. Refer to Note 14 for additional information.
Foreign Currency Translation—Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. dollars are translated into U.S. dollars using year end exchange rates and income statement accounts are translated at weighted average rates. Net foreign currency transaction gains or losses were not material in any of the years presented.
Derivative Financial Instruments—The Company is neither a dealer nor a trader in derivative instruments. The Company has generally accepted the exposure to exchange rate movements without using derivative instruments to manage this risk. The Company will periodically enter into foreign currency forward contracts not exceeding 12 months to mitigate a portion of its foreign currency exchange risk. When utilized, the derivative instruments are recorded on the balance sheet as either an asset or liability measured at fair value. To the extent the foreign currency forward contract qualifies as an effective hedge, changes in fair value are recognized in other comprehensive income (loss) in stockholders’ equity. The Company’s use of foreign currency forward contracts during 2014 and as of the year then ended was not significant. Refer to Note 7 for additional information.
Accumulated Other Comprehensive Income (Loss)—Effective January 1, 2013, the Company adopted accounting guidance that requires the Company to separately disclose, on a prospective basis, the change in each component of other comprehensive income (loss) relating to reclassification adjustments and current period other comprehensive income (loss). Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in millions).

	Foreign Currency Translation Adjustments	Pension and Post-Retirement Plan Benefit Adjustments		Unrealized Gain (Loss) on Available-For-Sale Securities		Total
Balance, January 1, 2012	$384.5	$(516.0)		$94.6		$(36.9)
Net current period other comprehensive income (loss):
Increase (decrease)	90.8	(224.6)		42.5		(91.3)
Income tax impact	—	84.9		(15.9)		69.0
Net current period other comprehensive income (loss), net of income taxes	90.8	(139.7)		26.6		(22.3)
Balance, December 31, 2012	475.3	(655.7)		121.2		(59.2)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(62.1)	424.0		276.3		638.2
Income tax impact	—	(155.5)		(104.5)		(260.0)
Other comprehensive income (loss) before reclassifications, net of income taxes	(62.1)	268.5		171.8		378.2
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	32.0	(1)	(201.5)	(2)	(169.5)
Income tax impact	—	(11.5)		76.5		65.0
Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	20.5		(125.0)		(104.5)
Net current period other comprehensive income (loss), net of income taxes	(62.1)	289.0		46.8		273.7
Balance, December 31, 2013	413.2	(366.7)		168.0		214.5
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(1,235.0)	(552.0)		39.3		(1,747.7)
Income tax impact	—	175.1		(14.8)		160.3
Other comprehensive income (loss) before reclassifications, net of income taxes	(1,235.0)	(376.9)		24.5		(1,587.4)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	23.5	(1)	(122.6)	(2)	(99.1)
Income tax impact	—	(7.7)		46.0		38.3
Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	15.8		(76.6)		(60.8)
Net current period other comprehensive income (loss), net of income taxes	(1,235.0)	(361.1)		(52.1)		(1,648.2)
Balance, December 31, 2014	$(821.8)	$(727.8)		$115.9		$(1,433.7)

(1) This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension and post-retirement cost (refer to Notes 10 and 11 for additional details).
(2) Included in other income in the accompanying Consolidated Statement of Earnings (refer to Note 13 for additional details).
Accounting for Stock-Based Compensation—The Company accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted, including stock options, restricted stock units (“RSUs”) and restricted shares, based on the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award, except that in the case of RSUs, compensation expense is recognized using an accelerated attribution method.
Pension & Post-Retirement Benefit Plans—The Company measures its pension and post-retirement plans’ assets and its obligations that determine the respective plan’s funded status as of the end of the Company’s fiscal year, and recognizes an asset for a plan’s overfunded status or a liability for a plan’s underfunded status in its balance sheet. Changes in the funded status of the plans are recognized in the year in which the changes occur and reported in comprehensive income (loss).
New Accounting Standards—In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity's revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2016. Management has not yet completed its assessment of the impact of the new standard, including possible transition alternatives, on the Company's financial statements.

NOTE 2. ACQUISITIONS
The Company continually evaluates potential acquisitions that either strategically fit with the Company’s existing portfolio or expand the Company’s portfolio into a new and attractive business area. The Company has completed a number of acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s financial statements. This goodwill arises because the purchase prices for these businesses reflect a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Company acquired the businesses, the avoidance of the time and costs which would be required (and the associated risks that would be encountered) to enhance the Company's existing product offerings to key target markets and enter into new and profitable businesses, and the complementary strategic fit and resulting synergies these businesses bring to existing operations.
The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains this information during due diligence and through other sources. In the months after closing, as the Company obtains additional information about these assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment. The Company is continuing to evaluate certain pre-acquisition contingencies associated with certain of its 2014 acquisitions and is also in the process of obtaining valuations of certain property, plant and equipment, acquired intangible assets and certain acquisition related liabilities in connection with these acquisitions. The Company will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required. The Company evaluated whether any adjustments to the prior year purchase price allocations were material and concluded no retrospective adjustment to prior year financial statements was required.
The following briefly describes the Company’s acquisition activity for the three years ended December 31, 2014.
On December 11, 2014, the Company successfully completed its tender offer for the outstanding shares of common stock of Nobel Biocare Holding AG ("Nobel Biocare"), acquiring 97% of the outstanding shares for an aggregate cash purchase price of approximately CHF 1.9 billion (approximately $1.9 billion based on exchange rates as of the date the shares of common stock were acquired) including debt assumed and net of cash acquired. As the Company obtained control of Nobel Biocare on this date, the earnings of Nobel Biocare are reflected in the Company’s results from December 12, 2014 forward. Danaher is in the process of acquiring the remaining outstanding Nobel Biocare shares by means of a squeeze-out transaction, as permitted under Swiss law. Headquartered in Zurich, Switzerland, Nobel Biocare is a world leader in the field of innovative implant-based dental restorations with a portfolio of solutions that include dental implant systems, high-precision individualized prosthetics, biomaterials and digital diagnostics, treatment planning and guided surgery. Nobel Biocare had revenues of €567 million in 2013 (approximately $780 million based on exchange rates as of December 31, 2013), and is now part of the Company's Dental segment. The Company recorded approximately $1.0 billion of goodwill related to the acquisition of Nobel Biocare. The Company financed the acquisition of Nobel Biocare from available cash.
In addition to the acquisition of Nobel Biocare, during 2014 the Company acquired 16 other businesses for total consideration of approximately $1.3 billion in cash, net of cash acquired. The businesses acquired complement existing units of the Test & Measurement, Environmental, Life Sciences & Diagnostics and Dental segments. The aggregate annual sales of these 16 businesses at the time of their respective acquisitions, in each case based on the company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $420 million. The Company preliminarily recorded an aggregate of $630 million of goodwill related to these acquisitions.
During 2013, the Company acquired 12 businesses for total consideration of $883 million in cash, net of cash acquired. The businesses acquired complement existing units of the Environmental, Life Sciences & Diagnostics and Industrial Technologies segments. The aggregate annual sales of these 12 businesses at the time of their respective acquisitions, in each case based on the company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $300 million. The

Company recorded an aggregate of $518 million of goodwill related to these acquisitions. In addition to the acquisitions noted above, the Company acquired two businesses during 2013 for total consideration of $75 million in cash, net of cash acquired which are included in discontinued operations.
During 2012, the Company acquired 13 businesses for total consideration of $1.6 billion in cash, net of cash acquired. The businesses acquired complement existing units of each of the Company's five segments. The aggregate annual sales of these 13 businesses at the time of their respective acquisitions, in each case based on the acquired company’s revenues for its last completed fiscal year prior to the acquisition, were approximately $620 million. The Company recorded an aggregate of $875 million of goodwill related to these acquisitions. In addition to the acquisitions noted above, the Company acquired one business during 2012 for total consideration of $189 million in cash, net of cash acquired which is included in discontinued operations.
The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition ($ in millions):

	2014	2013	2012
Trade accounts receivable	$196.4	$84.8	$100.5
Inventories	174.0	10.4	91.8
Property, plant and equipment	91.0	45.7	85.8
Goodwill	1,643.6	517.5	874.5
Other intangible assets, primarily customer relationships, trade names and technology	1,658.2	334.3	701.8
In-process research and development	56.0	—	61.5
Trade accounts payable	(54.7)	(22.5)	(49.0)
Other assets and liabilities, net	(497.6)	(66.2)	(259.1)
Assumed debt	(138.5)	(21.2)	—
Attributable to non-controlling interest	—	(0.3)	(0.1)
Net cash consideration	$3,128.4	$882.5	$1,607.7
The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the individually significant acquisition in 2014 discussed above, and all of the other 2014 acquisitions as a group ($ in millions):

	Nobel Biocare	Others	Total
Trade accounts receivable	$124.9	$71.5	$196.4
Inventories	69.0	105.0	174.0
Property, plant and equipment	59.4	31.6	91.0
Goodwill	1,013.6	630.0	1,643.6
Other intangible assets, primarily customer relationships, trade names and technology	1,049.3	608.9	1,658.2
In-process research and development	—	56.0	56.0
Trade accounts payable	(30.8)	(23.9)	(54.7)
Other assets and liabilities, net	(291.0)	(206.6)	(497.6)
Assumed debt	(132.7)	(5.8)	(138.5)
Net cash consideration	$1,861.7	$1,266.7	$3,128.4
During 2014, in connection with the Nobel Biocare acquisition, the Company incurred $12 million of pre-tax transaction related costs, primarily banking fees, legal fees, amounts paid to other third party advisers and change in control costs. In addition, the Company’s earnings for 2014 reflect the impact of additional pre-tax charges totaling $5 million associated with fair value adjustments to acquired inventory related to the Nobel Biocare acquisition. Transaction related costs and acquisition related fair value adjustments attributable to other acquisitions were not material to 2014, 2013 or 2012 earnings.

Pro Forma Financial Information (Unaudited)
The unaudited pro forma information for the periods set forth below gives effect to the 2014 and 2013 acquisitions as if they had occurred as of January 1, 2013. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time ($ in millions except per share amounts):

	2014	2013
Sales	$20,151.4	$19,611.7
Net earnings from continuing operations	2,577.0	2,586.4
Diluted net earnings per share from continuing operations	3.60	3.64
The 2013 unaudited pro forma revenue and earnings set forth above were adjusted to include the impact of non-recurring acquisition date fair value adjustments to inventory related to the Nobel Biocare acquisition of $27 million pre-tax. The 2014 unaudited pro forma revenue and earnings were adjusted to exclude the impact of the above noted acquisition date fair value adjustments. Acquisition-related transaction costs associated with the Nobel Biocare transaction of $12 million were also excluded from the pro-forma earnings in each of the 2014 and 2013 periods presented.

NOTE 3. DISCONTINUED OPERATIONS AND OTHER DISPOSITIONS
Discontinued Operations
On July 14, 2015, the Company consummated the split-off of the majority of its Test & Measurement segment's communications business (other than the data communications cable installation business and the communication service provider business of Fluke Networks which are now part of the instruments business of the Company's Test & Measurement segment) to Danaher shareholders who elected to exchange Danaher shares for ownership interests in the communications business, and the subsequent merger of the communications business with a subsidiary of NetScout Systems, Inc. (“NetScout”). Danaher shareholders who participated in the exchange offer tendered 26.0 million shares of Danaher common stock, (approximately $2.3 billion on the date of tender) and received 62.5 million shares of NetScout common stock which represented approximately 60% of the shares of NetScout common stock outstanding following the combination.
The accounting requirements for reporting the disposition of the communications business as a discontinued operation were met when the separation and merger were completed. Accordingly, the accompanying consolidated financial statements for all periods presented reflect this business as discontinued operations. The Company allocated a portion of the consolidated interest expense to discontinued operations based on the ratio of the discontinued business' net assets to the Company's consolidated net assets. The assets and liabilities, results of operations and cash flows of the Company's communication business for all periods presented have been reclassified from continuing operations and presented as discontinued operations.
The Company has an ongoing Transition Services Agreement (“TSA”) with NetScout under which the Company will provide NetScout with certain transition services for up to 12 months following the closing date of the disposition. These services include finance & accounting, information technology, payroll processing, and other administrative services as well as certain manufacturing, supply chain, and selling activities for a portion of the transferred businesses.
In January 2012, the Company completed the sale of its integrated scanning system business (the Accu-Sort ("ASI") business) for $132 million in cash. In addition, in February 2012, the Company completed the sale of its Kollmorgen Electro-Optical ("KEO") business for $205 million in cash. These businesses were part of the Industrial Technologies segment. The businesses had combined annual revenues of $275 million in 2011. The Company recorded an aggregate after-tax gain on the sale of these businesses of $94 million, or $0.13 per diluted share, in its first quarter 2012 results. The Company has reported the ASI and KEO businesses as discontinued operations in its consolidated financial statements. Accordingly, the results of operations and cash flows of these businesses have been presented as discontinued operations.

The key components of income from discontinued operations for the years ended December 31 were as follows ($ in millions):

	2014	2013	2012
Sales	$759.8	$834.9	$795.5
Cost of sales	(209.9)	(219.3)	(224.3)
Selling, general and administrative expenses	(308.0)	(315.7)	(258.2)
Research and development expenses	(157.2)	(145.5)	(128.8)
Interest expense	(3.6)	(4.7)	(4.8)
Income from discontinued operations before income taxes	81.1	149.7	179.4
Gain on disposition of discontinued operations before income taxes	—	—	148.7
Earnings from discontinued operations before income taxes	81.1	149.7	328.1
Income taxes	(25.8)	(45.3)	(117.2)
Earnings from discontinued operations, net of income taxes	$55.3	$104.4	$210.9
The following table summarizes the major classes of assets and liabilities of discontinued operations that were included in the Company's accompanying Consolidated Balance Sheets ($ in millions):

	2014	2013
Assets:
Trade accounts receivable, net	$188.0	$159.3
Inventories	48.7	49.4
Property, plant and equipment, net	31.1	27.3
Goodwill	1,291.0	1,321.0
Other intangible assets, net	309.7	350.0
Other assets	15.0	26.4
Total assets, discontinued operations	$1,883.5	$1,933.4
Liabilities:
Trade accounts payable	$50.0	$40.1
Accrued expenses and other liabilities	258.0	236.4
Other long-term liabilities	159.6	175.8
Total liabilities, discontinued operations	$467.6	$452.3
Other Dispositions
In August 2014, the Company completed the divestiture of its electric vehicle systems ("EVS")/hybrid product line for a sale price of $87 million in cash. This product line, which was part of the Industrial Technologies segment, had revenues of approximately $60 million in 2014 prior to the divestiture and approximately $100 million in each of 2013 and 2012. Operating results of the product line were not significant to segment or overall Company reported results in 2014. The Company recorded a pre-tax gain on the sale of the product line of $34 million ($26 million after-tax or $0.04 per diluted share) in its third quarter 2014 results. Subsequent to the sale, the Company has no continuing involvement in the EVS/hybrid product line. In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which the Company adopted at the beginning of the third quarter of 2014, the divestiture of the EVS/hybrid product line has not been classified as a discontinued operation in this Form 10-K since the disposition does not represent a strategic shift that will have a major effect on the Company's operations and financial statements.
On July 4, 2010, the Company entered into a joint venture with Cooper Industries, plc (“Cooper”), combining certain of the Company’s hand tool businesses with Cooper’s Tools business to form a new entity called Apex Tool Group, LLC (“Apex”). Each of Cooper and the Company had owned a 50% interest in Apex, had an equal number of representatives on Apex’s Board of Directors and neither joint venture partner controlled the significant operating and financing activities of Apex. The Company had accounted for its investment in the joint venture based on the equity method of accounting.

In February 2013, the Company and Cooper sold Apex to an unrelated third party for approximately $1.6 billion. The Company received $797 million from the sale, consisting of cash of $759 million (including $67 million of dividends received prior to closing) and a note receivable of $38 million (which has been subsequently collected). The Company recognized a pre-tax gain of $230 million ($144 million after-tax or $0.20 per diluted share) in its first quarter 2013 results in connection with this transaction which is included as a component of other income in the accompanying Consolidated Statement of Earnings.
The gain is computed as the difference between the book value of the Company's investment in Apex at the time of sale and the fair value of the consideration received in exchange, as indicated in the table below ($ in millions):

Fair value of consideration received:
Cash, including $66.6 of dividends received during 2013 prior to the closing of the sale	$758.6
Note receivable	38.5
Total fair value of consideration received	797.1
Less: book value of investment in unconsolidated joint venture	545.6
Less: other related costs and expenses	21.7
Pre-tax gain on sale of unconsolidated joint venture	229.8
Income tax expense	86.2
After-tax gain on sale of unconsolidated joint venture	$143.6
The Company's share of the 2013 earnings generated by Apex prior to the closing of the sale was insignificant. The Company recorded $70 million related to its equity in the earnings of Apex during the year ended December 31, 2012 reflecting its 50% ownership position. Subsequent to the sale of its investment in Apex, the Company has no continuing involvement in Apex's operations.

NOTE 4. INVENTORIES
The classes of inventory as of December 31 are summarized as follows ($ in millions):

	2014	2013
Finished goods	$903.7	$855.8
Work in process	266.4	278.0
Raw materials	612.7	600.3
Total	$1,782.8	$1,734.1
As of December 31, 2014 and 2013, the difference between inventories valued at LIFO and the value of that same inventory if the FIFO method had been used was not significant. The liquidation of LIFO inventory did not have a significant impact on the Company’s results of operations in any period presented.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT
The classes of property, plant and equipment as of December 31 are summarized as follows ($ in millions):

	2014	2013
Land and improvements	$186.5	$189.7
Buildings	1,037.3	1,005.3
Machinery and equipment	2,249.3	2,210.0
Customer-leased instruments	1,235.8	1,032.0
Gross property, plant and equipment	4,708.9	4,437.0
Less: accumulated depreciation	(2,537.0)	(2,253.0)
Property, plant and equipment, net	$2,171.9	$2,184.0

NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS
As discussed in Note 2, goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities and non-controlling interests. Management assesses the goodwill of each of its reporting units for impairment at least annually at the beginning of the fourth quarter and as “triggering” events occur that indicate that it is more likely than not that an impairment exists. The Company elected to bypass the optional qualitative goodwill assessment allowed by applicable accounting standards and performed a quantitative impairment test for all reporting units as this was determined to be the most effective method to assess for impairment across a large spectrum of reporting units.
The Company estimates the fair value of its reporting units primarily using a market approach, based on current trading multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for companies operating in businesses similar to each of the Company's reporting units, in addition to recent available market sale transactions of comparable businesses. In certain circumstances the Company also estimates fair value utilizing a discounted cash flow analysis (i.e., an income approach) in order to validate the results of the market approach. If the estimated fair value of the reporting unit is less than its carrying value, the Company must perform additional analysis to determine if the reporting unit's goodwill has been impaired.
As of December 31, 2014, the Company had 22 reporting units for goodwill impairment testing. The carrying value of the goodwill included in each individual reporting unit ranges from $7 million to approximately $4.3 billion. No goodwill impairment charges were recorded for the years ended December 31, 2014, 2013 and 2012 and no "triggering" events have occurred subsequent to the performance of the 2014 annual impairment test. The factors used by management in its impairment analysis are inherently subject to uncertainty. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings.
The following is a rollforward of the Company's goodwill by segment ($ in millions):

	Test & Measurement	Environmental	Life Sciences & Diagnostics	Dental	Industrial Technologies	Total
Balance, January 1, 2013	$1,969.2	$1,554.9	$6,138.9	$2,168.0	$2,378.1	$14,209.1
Attributable to 2013 acquisitions	—	214.1	256.4	—	47.0	517.5
Foreign currency translation and other	(23.3)	82.4	(90.5)	28.6	(6.6)	(9.4)
Balance, December 31, 2013	1,945.9	1,851.4	6,304.8	2,196.6	2,418.5	14,717.2
Attributable to 2014 acquisitions	55.4	163.2	365.9	1,059.1	—	1,643.6
Attributable to 2014 divestitures (see Note 3)	—	—	—	—	(37.3)	(37.3)
Foreign currency translation and other	(53.9)	(77.3)	(325.5)	(112.8)	(80.8)	(650.3)
Balance, December 31, 2014	$1,947.4	$1,937.3	$6,345.2	$3,142.9	$2,300.4	$15,673.2
Finite-lived intangible assets are amortized over their legal or estimated useful life. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset as of December 31 ($ in millions):

	2014		2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangibles:
Patents and technology	$1,560.7	$(651.0)	$1,266.9	$(564.4)
Customer relationships and other intangibles	4,024.7	(1,183.7)	3,409.6	(995.5)
Total finite-lived intangibles	5,585.4	(1,834.7)	4,676.5	(1,559.9)
Indefinite-lived intangibles:
Trademarks and trade names	3,308.8	—	2,781.1	—
Total intangibles	$8,894.2	$(1,834.7)	$7,457.6	$(1,559.9)
During 2014, the Company acquired finite-lived intangible assets, consisting primarily of customer relationships, with a weighted average life of 14 years. Refer to Note 2 for additional information on the intangible assets acquired.

Total intangible amortization expense in 2014, 2013 and 2012 was $352 million, $339 million and $311 million, respectively. Based on the intangible assets recorded as of December 31, 2014, amortization expense is estimated to be $410 million during 2015, $369 million during 2016, $332 million during 2017, $299 million during 2018 and $269 million during 2019.

NOTE 7. FAIR VALUE MEASUREMENTS
Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Company’s assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
A summary of financial assets and liabilities that are measured at fair value on a recurring basis were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2014:
Assets:
Available-for-sale securities	$257.5	—	—	$257.5
Liabilities:
Deferred compensation plans	—	$73.1	—	73.1
December 31, 2013:
Assets:
Available-for-sale securities	$385.2	—	—	$385.2
Liabilities:
Deferred compensation plans	—	$68.6	—	68.6
Available-for-sale securities are measured at fair value using quoted market prices in an active market and are included in other long-term assets in the accompanying Consolidated Balance Sheets. The Company has established nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pre-tax basis, until after their termination of employment (or board service, as applicable). All amounts deferred under this plan are unfunded, unsecured obligations of the Company and are presented as a component of the Company’s compensation and benefits accrual included in accrued expenses in the accompanying Consolidated Balance Sheets (refer to Note 8). Participants may choose among alternative earnings rates for the amounts they defer, which are primarily based on investment options within the Company’s 401(k) program (except that the earnings rates for amounts deferred by the Company’s directors and amounts contributed unilaterally by the Company are entirely based on changes in the value of the Company’s common stock). Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates.
On April 2, 2014, the Company terminated the Japanese Yen/U.S. dollar currency swap agreement that had been acquired in connection with a prior business acquisition. The currency swap agreement initially required the Company to purchase approximately 184 million Japanese Yen (JPY/¥) at a rate of $1/¥102.25 on a monthly basis through June 1, 2018. The currency swap did not qualify for hedge accounting, and as a result, changes in the fair value of the currency swap were reflected in selling, general and administrative expenses in the accompanying Consolidated Statements of Earnings each reporting period. The fair value of the currency swap as of the termination date was not significant and the fair value had not changed significantly during 2014 prior to the swap being terminated. During the years ended December 31, 2013 and 2012, the Company recorded pre-tax income of $14 million and $22 million, respectively, related to changes in the fair value of this currency swap. The fair value of the currency swap is included in other long-term liabilities in the accompanying 2013 Consolidated Balance Sheet and was not material. Since there was not an active market for the currency swap, the Company obtained a market quote based on observable inputs, including foreign currency exchange market data, from the swap counterparties to adjust the currency swap to fair value each quarter.

Fair Value of Financial Instruments
The carrying amounts and fair values of the Company's financial instruments as of December 31 were as follows ($ in millions):

	2014		2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Available-for-sale securities	$257.5	$257.5	$385.2	$385.2
Liabilities:
Short-term borrowings	71.9	71.9	62.3	62.3
Long-term borrowings	3,401.5	3,809.1	3,436.7	3,877.6
As of December 31, 2014 and 2013, available-for-sale securities and short and long-term borrowings were categorized as Level 1.
The fair value of long-term borrowings was based on quoted market prices. The difference between the fair value and the carrying amounts of long-term borrowings (other than the Company’s Liquid Yield Option Notes due 2021 (the “LYONs”)) is attributable to changes in market interest rates and/or the Company’s credit ratings subsequent to the incurrence of the borrowing. In the case of the LYONs, differences in the fair value from the carrying value are attributable to changes in the price of the Company’s common stock due to the LYONs' conversion features. The fair values of short-term borrowings, as well as cash and cash equivalents, trade accounts receivable, net and trade accounts payable approximate their carrying amounts due to the short-term maturities of these instruments.
Refer to Note 10 for information related to the fair value of the Company sponsored defined benefit pension plan assets.

NOTE 8. ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities as of December 31 were as follows ($ in millions):

	2014		2013
	Current	Non-Current	Current	Non-Current
Compensation and benefits	$879.5	$328.3	$723.3	$332.7
Restructuring	111.6	—	85.6	—
Claims, including self-insurance and litigation	127.9	86.3	123.3	86.5
Pension and post-retirement benefits	100.1	1,303.1	118.0	848.1
Environmental and regulatory compliance	40.7	78.3	40.9	91.9
Taxes, income and other	589.7	2,557.1	229.9	2,513.1
Deferred revenue	573.1	151.8	524.9	143.7
Sales and product allowances	188.2	2.4	173.1	2.6
Warranty	124.7	12.9	127.4	12.7
Other	456.0	64.2	304.1	49.6
Total	$3,191.5	$4,584.4	$2,450.5	$4,080.9

NOTE 9. FINANCING
The components of the Company’s debt as of December 31 were as follows ($ in millions):

	2014	2013
Commercial paper	$764.6	$450.0
1.3% senior unsecured notes due 2014 (the “2014 Notes”)	—	400.0
2.3% senior unsecured notes due 2016 (the “2016 Notes”)	500.0	500.0
5.625% senior unsecured notes due 2018 (the “2018 Notes”)	500.0	500.0
5.4% senior unsecured notes due 2019 (the “2019 Notes”)	750.0	750.0
3.9% senior unsecured notes due 2021 (the “2021 Notes”)	600.0	600.0
4.0% bonds due 2016 (CHF 120.0 million aggregate principal amount) (the "2016 Bonds")	129.9	—
Zero-coupon LYONs due 2021	110.6	154.1
Other	118.3	144.9
Subtotal	3,473.4	3,499.0
Less: currently payable	71.9	62.3
Long-term debt	$3,401.5	$3,436.7
The 2016 Notes and the 2021 Notes are collectively referred to as the “2011 Financing Notes”. The 2011 Financing Notes, the 2018 Notes and the 2019 Notes are collectively referred to as the “Notes”.
Commercial Paper Program and Credit Facility
The Company satisfies any short-term liquidity needs that are not met through operating cash flow and available cash primarily through issuances of commercial paper under its U.S. and Euro commercial paper programs. Under these programs, the Company or a subsidiary of the Company, as applicable, may issue and sell unsecured, short-term promissory notes. Interest expense on the notes is paid at maturity and is generally based on the ratings assigned to the Company by credit rating agencies at the time of the issuance and prevailing market rates measured by reference to LIBOR. Borrowings under the program are available for general corporate purposes, including acquisitions. The Company issued commercial paper under the Euro commercial paper program during 2014 and as of December 31, 2014, $315 million (€260 million) of commercial paper was outstanding under this program. There was no commercial paper outstanding under the Euro program as of December 31, 2013. The Company had $450 million in U.S. dollar denominated commercial paper outstanding as of both December 31, 2014 and 2013.
As of December 31, 2014, borrowings outstanding under the Company’s U.S. and Euro commercial paper programs had a weighted average annual interest rate of 0.13% and a weighted average remaining maturity of approximately twelve days. The Company has classified its borrowings outstanding under the commercial paper program as of December 31, 2014 as long-term debt in the accompanying Consolidated Balance Sheet as the Company had the intent and ability, as supported by availability under the Credit Facility referenced below, to refinance these borrowings for at least one year from the balance sheet date.
Credit support for the commercial paper program is provided by a $2.5 billion unsecured multi-year revolving credit facility with a syndicate of banks that expires on July 15, 2016 (the “Credit Facility”). The Credit Facility can also be used for working capital and other general corporate purposes. Under the Credit Facility, borrowings (other than bid loans) bear interest at a rate equal to (at the Company’s option) either (1) a LIBOR-based rate plus a margin that varies according to the Company’s long-term debt credit rating (the “Eurodollar Rate”), or (2) the highest of (a) the Federal funds rate plus 1/2 of 1%, (b) the prime rate and (c) the Eurodollar Rate plus 1%, plus in each case a margin that varies according to the Company’s long-term debt credit rating. In addition to certain initial fees the Company paid at inception of the Credit Facility, the Company is obligated to pay an annual commitment fee that varies according to its long-term debt credit rating. The Credit Facility requires the Company to maintain a consolidated leverage ratio (as defined in the facility) of 0.65 to 1.00 or less, and also contains customary representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants. As of December 31, 2014, no borrowings were outstanding under the Credit Facility and the Company was in compliance with all covenants under the facility. The non-performance by any member of the Credit Facility syndicate would reduce the maximum capacity of the Credit Facility by such member's commitment amount. In addition to the Credit Facility, the Company has entered into reimbursement agreements with various commercial banks to support the issuance of letters of credit.
The availability of the Credit Facility as a standby liquidity facility to repay maturing commercial paper is an important factor in maintaining the existing credit ratings of the Company’s commercial paper program. The Company expects to limit any borrowings under the Credit Facility to amounts that would leave sufficient credit available under the facility to allow the Company to borrow, if needed, to repay all of the outstanding commercial paper as it matures.
Other Long-Term Indebtedness
2013 Notes, 2014 Notes, 2016 Notes and 2021 Notes—On June 23, 2011, the Company completed the underwritten public offering of the 2011 Financing Notes, the $300 million principal amount of floating rate unsecured senior notes due 2013 (the "2013 Notes") and the 2014 Notes, all of which are (or in the case of the 2013 Notes and 2014 Notes were) unsecured. The 2013 Notes were issued at 100% of their principal amount, accrued interest at a floating rate equal to three-month LIBOR plus 0.25% per year and matured and were repaid in June 2013. The 2014 Notes were issued at 99.918% of their principal amount, accrued interest at the rate of 1.3% per year and matured and were repaid in June 2014. The 2016 Notes were issued at 99.84% of their principal amount, will mature on June 23, 2016 and accrue interest at the rate of 2.3% per year. The 2021 Notes were issued at 99.975% of their principal amount, will mature on June 23, 2021 and accrue interest at the rate of 3.9% per year. The net proceeds from the 2011 Financing Notes, 2013 Notes and 2014 Notes offering, after deducting expenses and the underwriters’ discount, were approximately $1.8 billion and were used to fund a portion of the purchase price for the acquisition of Beckman Coulter. The Company paid interest on the 2013 Notes quarterly in arrears on March 21, June 21, September 21 and December 21 of each year. The Company paid interest on the 2014 Notes and pays interest on the 2016 Notes and 2021 Notes semi-annually in arrears, on June 23 and December 23 of each year.
2019 Notes—In March 2009, the Company completed an underwritten public offering of the 2019 Notes, which were issued at 99.93% of their principal amount, will mature on March 1, 2019 and accrue interest at the rate of 5.4% per year. The net proceeds, after expenses and the underwriters’ discount, were approximately $745 million. A portion of the net proceeds were used to repay a portion of the Company’s outstanding commercial paper and the balance was used for general corporate purposes, including acquisitions. The Company pays interest on the 2019 Notes semi-annually in arrears, on March 1 and September 1 of each year.
2018 Notes—In December 2007, the Company completed an underwritten public offering of the 2018 Notes, which were issued at 99.39% of their principal amount, will mature on January 15, 2018 and accrue interest at the rate of 5.625% per year. The net proceeds, after expenses and the underwriters’ discount, were approximately $493 million, which were used to repay a portion of the commercial paper issued to finance the acquisition of the Tektronix business. The Company pays interest on the 2018 Notes semi-annually in arrears, on January 15 and July 15 of each year.
2016 Bonds—In connection with the acquisition of Nobel Biocare in December 2014, the Company acquired bonds with an aggregate principal amount of CHF 120 million and a stated interest rate of 4.0% per year. In accordance with accounting for business combinations, the bonds were recorded at their fair value of CHF 127 million ($133 million based on exchange rates in effect at the time of the acquisition), as such, for accounting purposes interest charges recorded in the Company's statement of earnings reflect an effective interest rate of approximately 0.2% per year. The Company will pay interest on the 2016 Bonds annually in arrears on October 10 of each year (based on the stated 4.0% interest rate). The 2016 Bonds mature on October 10, 2016.
LYONs—In 2001, the Company issued $830 million (value at maturity) in LYONs. The net proceeds to the Company were $505 million, of which approximately $100 million was used to pay down debt and the balance was used for general corporate purposes, including acquisitions. The LYONs carry a yield to maturity of 2.375% (with contingent interest payable as described below). Holders of the LYONs may convert each $1,000 of principal amount at maturity into 29.0704 shares of the Company’s common stock (in the aggregate for all LYONs that were originally issued, approximately 24 million shares of the Company’s common stock) at any time on or before the maturity date of January 22, 2021. As of December 31, 2014, an aggregate of approximately 20 million shares of the Company’s common stock had been issued upon conversion of LYONs. As of December 31, 2014, the accreted value of the outstanding LYONs was lower than the traded market value of the underlying common stock issuable upon conversion. The Company may redeem all or a portion of the LYONs for cash at any time at scheduled redemption prices.
Under the terms of the LYONs, the Company pays contingent interest to the holders of LYONs during any six month period from January 23 to July 22 and from July 23 to January 22 if the average market price of a LYON for a specified measurement period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON. The amount of contingent interest to be paid with respect to any quarterly period is equal to the higher of either 0.0315% of the bonds’ average market price during the specified measurement period or the amount of the common stock dividend paid during such quarterly period multiplied by the number of shares issuable upon conversion of a LYON. The Company paid $2 million, $1 million and $1 million of contingent interest on the LYONs for each of the years ended December 31, 2014, 2013 and 2012, respectively. Except for the contingent interest described above, the Company will not pay interest on the LYONs prior to maturity.

Eurobond Notes—On July 21, 2006, a financing subsidiary of the Company issued the Eurobond Notes in a private placement outside the United States. Payment obligations under these Eurobond Notes were guaranteed by the Company. The net proceeds of the offering, after the deduction of underwriting commissions but prior to the deduction of other issuance costs, were €496 million ($627 million based on exchange rates in effect at the time the offering closed) and were used to pay down a portion of the Company’s outstanding commercial paper and for general corporate purposes, including acquisitions. The Eurobond Notes matured and were repaid in July 2013.
Covenants and Redemption Provisions Applicable to the Notes and the 2016 Bonds
The Company may redeem some or all of the 2016 Notes, the 2018 Notes and/or the 2019 Notes at any time by paying the principal amount and a “make-whole” premium, plus accrued and unpaid interest. Prior to March 23, 2021 (three months prior to their maturity date), the Company may redeem some or all of the 2021 Notes by paying the principal amount and a “make-whole” premium, plus accrued and unpaid interest. On or after March 23, 2021, the Company may redeem some or all of the 2021 Notes for their principal amount plus accrued and unpaid interest. At any time after 85% or more of the 2016 Bonds have been redeemed or purchased and canceled, the Company may redeem some or all of the remaining 2016 Bonds for their principal amount plus accrued and unpaid interest. If a change of control triggering event occurs with respect to the Notes, each holder of Notes may require the Company to repurchase some or all of its Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest. A change of control triggering event means the occurrence of both a change of control and a rating event, each as defined in the applicable supplemental indenture. Except in connection with a change of control triggering event as described above, the Company does not have any credit rating downgrade triggers that would accelerate the maturity of a material amount of outstanding debt.
The indentures pursuant to which the Notes were issued each contain customary covenants including, for example, limits on the incurrence of secured debt and sale/leaseback transactions, and the 2016 Bonds are subject to similar covenants. None of these covenants are considered restrictive to the Company’s operations and as of December 31, 2014, the Company was in compliance with all of its debt covenants.
Other
The minimum principal payments during the next five years are as follows: 2015 - $72 million, 2016 - $1,402 million, 2017 - $6 million, 2018 - $506 million, 2019 - $754 million and $733 million thereafter.
The Company made interest payments of $118 million, $151 million and $150 million in 2014, 2013 and 2012, respectively.

NOTE 10. PENSION BENEFIT PLANS
The Company has noncontributory defined benefit pension plans which cover certain of its U.S. employees. During 2012, all remaining benefit accruals under the U.S. plans ceased. The Company also has noncontributory defined benefit pension plans which cover certain of its non-U.S. employees, and under certain of these plans, benefit accruals continue. In general, the Company’s policy is to fund these plans based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated deductibility of the contribution, local practices, market conditions, interest rates and other factors.

The following sets forth the funded status of the U.S. and non-U.S. plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in millions):

	U.S. Pension Benefits		Non-U.S. Pension Benefits
	2014	2013	2014	2013
Change in pension benefit obligation:
Benefit obligation at beginning of year	$2,281.2	$2,506.2	$1,251.0	$1,209.6
Service cost	6.0	5.5	32.0	27.0
Interest cost	105.9	97.4	44.4	40.3
Employee contributions	—	—	9.6	6.7
Benefits paid and other	(180.7)	(160.7)	(48.1)	(48.1)
Acquisitions	—	—	84.8	30.4
Actuarial loss (gain)	273.8	(165.3)	274.4	(22.7)
Amendments, settlements and curtailments	(1.5)	(1.9)	45.3	(10.8)
Foreign exchange rate impact	—	—	(147.8)	18.6
Benefit obligation at end of year	2,484.7	2,281.2	1,545.6	1,251.0
Change in plan assets:
Fair value of plan assets at beginning of year	1,926.3	1,800.0	834.6	755.4
Actual return on plan assets	90.4	284.6	93.4	56.2
Employer contributions	51.8	4.3	61.6	53.2
Employee contributions	—	—	9.6	6.7
Amendments and settlements	(1.5)	(1.9)	39.1	(9.0)
Benefits paid and other	(180.7)	(160.7)	(48.1)	(48.1)
Acquisitions	—	—	57.0	10.3
Foreign exchange rate impact	—	—	(85.0)	9.9
Fair value of plan assets at end of year	1,886.3	1,926.3	962.2	834.6
Funded status	$(598.4)	$(354.9)	$(583.4)	$(416.4)
Weighted average assumptions used to determine benefit obligations at date of measurement:

	U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013
Discount rate	4.00%	4.80%	2.25%	3.60%
Rate of compensation increase	N/A	N/A	2.95%	3.05%
Components of net periodic pension cost:

	U.S. Pension Benefits		Non-U.S. Pension Benefits
($ in millions)	2014	2013	2014	2013
Service cost	$6.0	$5.5	$32.0	$27.0
Interest cost	105.9	97.4	44.4	40.3
Expected return on plan assets	(128.8)	(125.1)	(41.5)	(34.3)
Amortization of prior service credit	—	—	(0.1)	(0.2)
Amortization of net loss	18.4	31.4	6.8	7.4
Curtailment and settlement losses (gains) recognized	0.2	—	0.7	(1.2)
Net periodic pension cost	$1.7	$9.2	$42.3	$39.0
Net periodic pension costs are included in cost of sales and selling, general and administrative expenses in the accompanying Consolidated Statements of Earnings.

Weighted average assumptions used to determine net periodic pension cost at date of measurement:

	U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013
Discount rate	4.80%	3.90%	3.60%	3.45%
Expected long-term return on plan assets	7.50%	7.50%	4.80%	4.65%
Rate of compensation increase	N/A	N/A	3.05%	3.00%
The discount rate reflects the market rate on December 31 for high-quality fixed-income investments with maturities corresponding to the Company’s benefit obligations and is subject to change each year. For non-U.S. plans, rates appropriate for each plan are determined based on investment grade instruments with maturities approximately equal to the average expected benefit payout under the plan. During 2014, the Company updated the mortality assumptions used to estimate the projected benefit obligation to reflect updated mortality tables which extend the life expectancy of the participants.
Included in accumulated other comprehensive loss as of December 31, 2014 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credits of $1 million ($1 million, net of tax) and unrecognized actuarial losses of approximately $1.1 billion ($720 million, net of tax). The unrecognized losses and prior service credits, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of December 31, 2014. The prior service credits and actuarial losses included in accumulated comprehensive income and expected to be recognized in net periodic pension costs during the year ending December 31, 2015 is $0.2 million ($0.1 million, net of tax) and $43 million ($30 million, net of tax), respectively. No plan assets are expected to be returned to the Company during the year ending December 31, 2015.
Selection of Expected Rate of Return on Assets
For the years ended December 31, 2014, 2013 and 2012, the Company used an expected long-term rate of return assumption of 7.5% for its U.S. defined benefit pension plan. The Company intends to use an expected long-term rate of return assumption of 7.5% for 2015 for its U.S. plan. This expected rate of return reflects the asset allocation of the plan, and is based primarily on broad, publicly traded equity and fixed-income indices and forward-looking estimates of active portfolio and investment management. Long-term rate of return on asset assumptions for the non-U.S. plans were determined on a plan-by-plan basis based on the composition of assets and ranged from 1.25% to 7.10% and 1.25% to 6.70% in 2014 and 2013, respectively, with a weighted average rate of return assumption of 4.80% and 4.65% in 2014 and 2013, respectively.
Plan Assets
The U.S. plan’s goal is to maintain between 60% and 70% of its assets in equity portfolios, which are invested in individual equity securities or funds that are expected to mirror broad market returns for equity securities or in assets with characteristics similar to equity investments, such as venture capital funds and partnerships. Asset holdings are periodically rebalanced when equity holdings are outside this range. The balance of the U.S. plan asset portfolio is invested in bond funds. Non-U.S. plan assets are invested in various insurance contracts, equity and debt securities as determined by the administrator of each plan. The value of the plan assets directly affects the funded status of the Company’s pension plans recorded in the financial statements.

The fair values of the Company’s pension plan assets for both the U.S. and non-U.S. plans as of December 31, 2014, by asset category were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$44.6	—	—	$44.6
Equity securities:
Common stock	212.1	$24.8	—	236.9
Preferred stock	—	—	—	—
Fixed income securities:
Corporate bonds	—	150.3	—	150.3
Government issued	—	58.3	—	58.3
Mutual funds	391.0	510.2	—	901.2
Common/collective trusts	—	852.9	—	852.9
Venture capital, partnerships and other private investments	—	—	$495.1	495.1
Insurance contracts	—	109.2	—	109.2
Total	$647.7	$1,705.7	$495.1	$2,848.5

The fair values of the Company’s pension plan assets for both the U.S. and non-U.S. plans as of December 31, 2013, by asset category were as follows ($ in millions):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$28.3	—	—	$28.3
Equity securities:
Common stock	278.5	$25.2	—	303.7
Preferred stock	15.9	—	—	15.9
Fixed income securities:
Corporate bonds	—	152.0	—	152.0
Government issued	—	23.5	—	23.5
Mutual funds	395.2	511.9	—	907.1
Common/collective trusts	—	792.6	—	792.6
Venture capital, partnerships and other private investments	—	—	$427.2	427.2
Insurance contracts	—	110.6	—	110.6
Total	$717.9	$1,615.8	$427.2	$2,760.9
Preferred stock and certain common stock and mutual funds are valued at the quoted closing price reported on the active market on which the individual securities are traded. Common stock, corporate bonds, U.S. government securities and mutual funds that are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market.
Common/collective trusts are valued based on the plan’s interest, represented by investment units, in the underlying investments held within the trust that are traded in an active market by the trustee.
Venture capital, partnerships and other private investments are valued based on the information provided by the asset fund managers, which reflects the plan’s share of the fair value of the net assets of the investment. The investments are valued using a combination of either discounted cash flows, earnings and market multiples, third party appraisals or through reference to the quoted market prices of the underlying investments held by the venture, partnership or private entity where available. Valuation adjustments reflect changes in operating results, financial condition, or prospects of the applicable portfolio company.
The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following is a rollforward of the fair value of the Company's Level 3 venture capital, partnerships and other private investments ($ in millions):

Balance, January 1, 2013	$314.4
Actual return on plan assets:
Relating to assets sold during the year	(0.1)
Relating to assets still held as of December 31, 2013	24.0
Purchases	150.1
Sales	(61.2)
Balance, December 31, 2013	427.2
Actual return on plan assets:
Relating to assets sold during the year	7.0
Relating to assets still held as of December 31, 2014	15.2
Purchases	94.2
Sales	(48.5)
Balance, December 31, 2014	$495.1
Expected Contributions
During 2014, the Company contributed $52 million to its U.S. defined benefit pension plan and $62 million to its non-U.S. defined benefit pension plans. During 2015, the Company’s cash contribution requirements for its U.S. and its non-U.S. defined benefit pension plans are expected to be approximately $25 million and $55 million, respectively.
The following sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid by the plans in the periods indicated ($ in millions):

	U.S. Pension Plans	Non-U.S. Pension Plans	All Pension Plans
2015	$149.2	$47.8	$197.0
2016	151.7	51.8	203.5
2017	156.0	50.6	206.6
2018	158.4	52.7	211.1
2019	157.8	53.8	211.6
2020 – 2024	796.4	304.2	1,100.6
Other Matters
Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide for Company funding based on a percentage of compensation.
A limited number of the Company’s subsidiaries participate in multiemployer defined benefit and contribution plans, primarily outside of the United States, that require the Company to periodically contribute funds to the plan. The risks of participating in a multiemployer plan differ from the risks of participating in a single-employer plan in the following respects: (1) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers, (2) if a participating employer ceases contributing to the plan, the unfunded obligations of the plan may be required to be borne by the remaining participating employers and (3) if the Company elects to stop participating in the plan, the Company may be required to pay the plan an amount based on the unfunded status of the plan. None of the multiemployer plans in which the Company’s subsidiaries participate are considered to be quantitatively or qualitatively significant, either individually or in the aggregate. In addition, contributions made to these plans during 2014, 2013 and 2012 were not considered significant, either individually or in the aggregate.
Expense for all defined benefit and defined contribution pension plans amounted to $201 million, $185 million and $174 million for the years ended December 31, 2014, 2013 and 2012, respectively.

NOTE 11. OTHER POST-RETIREMENT EMPLOYEE BENEFIT PLANS
In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for some of its retired employees in the United States. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the Company. The following sets forth the funded status of the domestic plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in millions):

	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of year	$194.8	$256.4
Service cost	1.1	1.5
Interest cost	10.3	9.1
Amendments, curtailments and other	(1.0)	(32.5)
Actuarial loss (gain)	33.2	(26.1)
Retiree contributions	3.7	6.0
Benefits paid	(20.7)	(19.6)
Benefit obligation at end of year	221.4	194.8
Change in plan assets:
Fair value of plan assets	—	—
Funded status	$(221.4)	$(194.8)

As of December 31, 2014 and 2013, $202 million and $177 million, respectively, of the total underfunded status of the plan was recognized as long-term accrued post-retirement liability since it was not expected to be funded within one year.
Weighted average assumptions used to determine benefit obligations at date of measurement:

	2014	2013
Discount rate	4.00%	4.80%
Medical trend rate – initial	7.10%	7.30%
Medical trend rate – grading period	14 years	15 years
Medical trend rate – ultimate	4.50%	4.50%

Effect of a one-percentage-point change in assumed health care cost trend rates:

($ in millions)	1% Increase	1% Decrease
Effect on the total of service and interest cost components	$0.6	$(0.4)
Effect on post-retirement medical benefit obligation	8.1	(7.2)
The medical trend rate used to determine the post-retirement benefit obligation was 7.1% for 2014. The rate decreases gradually to an ultimate rate of 4.5% in 2028 and remains at that level thereafter. The trend is a significant factor in determining the amounts reported.

Components of net periodic benefit cost:

($ in millions)	2014	2013
Service cost	$1.1	$1.5
Interest cost	10.3	9.1
Amortization of loss	1.4	1.4
Amortization of prior service credit	(4.1)	(6.9)
Net periodic benefit cost	$8.7	$5.1

Net periodic benefit costs are included in cost of sales and selling, general and administrative expenses in the accompanying Consolidated Statements of Earnings.
Included in accumulated other comprehensive income as of December 31, 2014 are the following amounts that have not yet been recognized in net periodic benefit cost: unrecognized prior service credits of $30 million ($20 million, net of tax) and unrecognized actuarial losses of $44 million ($29 million, net of tax). The unrecognized losses and prior service credits, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued benefit costs as of December 31, 2014. The prior service credits and actuarial losses included in accumulated comprehensive income and expected to be recognized in net periodic benefit costs during the year ending December 31, 2015 is $3 million ($2 million, net of tax) and $3 million ($2 million, net of tax), respectively.
The following sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid in the periods indicated ($ in millions):

2015	$20.1
2016	19.9
2017	19.5
2018	19.2
2019	18.8
2020 – 2024	81.2

NOTE 12. INCOME TAXES
Earnings from continuing operations before income taxes for the years ended December 31 were as follows ($ in millions):

	2014	2013	2012
United States	$1,346.5	$1,565.7	$1,180.0
International	2,054.2	1,850.6	1,650.1
Total	$3,400.7	$3,416.3	$2,830.1
The provision for income taxes from continuing operations for the years ended December 31 were as follows ($ in millions):

	2014	2013	2012
Current:
Federal U.S.	$253.1	$235.4	$231.8
Non-U.S.	370.9	246.4	194.0
State and local	33.8	67.6	31.3
Deferred:
Federal U.S.	220.0	258.3	180.7
Non-U.S.	(59.2)	13.8	1.2
State and local	39.0	4.2	9.8
Income tax provision	$857.6	$825.7	$648.8

The provision for income taxes from discontinued operations for the years ended December 31, 2014, 2013 and 2012 was $26 million, $45 million and $117 million, respectively.
Net current deferred income tax assets are reflected in prepaid expenses and other current assets and net long-term deferred income tax liabilities are included in other long-term liabilities in the accompanying Consolidated Balance Sheets. Net deferred income tax liabilities for discontinued operations for the years ended December 31, 2014 and 2013 were $59 million and $82 million, respectively, and are reflected in current assets, discontinued operations and other long-term liabilities, discontinued operations in the accompanying Consolidated Balance Sheets. Deferred income tax assets and liabilities, including those related to discontinued operations, as of December 31 were as follows ($ in millions):

	2014	2013
Deferred tax assets:
Allowance for doubtful accounts	$37.2	$26.1
Inventories	94.4	116.8
Pension and post-retirement benefits	363.0	298.3
Environmental and regulatory compliance	27.2	27.5
Other accruals and prepayments	331.0	297.5
Stock-based compensation expense	128.9	118.7
Tax credit and loss carryforwards	870.1	801.0
Other	—	2.9
Valuation allowances	(330.5)	(398.0)
Total deferred tax asset	1,521.3	1,290.8
Deferred tax liabilities:
Property, plant and equipment	(169.3)	(135.3)
Insurance, including self-insurance	(870.5)	(616.4)
Basis difference in LYONs	(18.3)	(57.2)
Goodwill and other intangibles	(2,225.4)	(2,086.9)
Unrealized gains on marketable securities	(72.9)	(104.5)
Total deferred tax liability	(3,356.4)	(3,000.3)
Net deferred tax liability	$(1,835.1)	$(1,709.5)

The Company evaluates the future realizability of tax credits and loss carryforwards considering the anticipated future earnings of the Company’s subsidiaries as well as tax planning strategies in the associated jurisdictions. Deferred taxes related to both continuing and discontinued operations associated with U.S. entities consist of net deferred tax liabilities of approximately $1.8 billion and $1.7 billion as of December 31, 2014 and 2013, respectively. Deferred taxes related to both continuing and discontinued operations associated with non-U.S. entities consist of net deferred tax liabilities of $76 million and $57 million as of December 31, 2014 and 2013, respectively. During 2014, the Company's valuation allowance related to both continuing and discontinued operations decreased by $68 million primarily due to releases of valuation allowances on net operating losses in various foreign jurisdictions and write-offs of certain foreign net operating losses and corresponding valuation allowances, partially offset by increases attributable to acquisitions and foreign net operating losses.

The effective income tax rate from continuing operations for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pre-Tax Earnings
	2014	2013	2012
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State income taxes (net of federal income tax benefit)	1.4	1.3	0.9
Foreign income taxed at lower rate than U.S. statutory rate	(13.8)	(10.2)	(14.6)
Resolution and expiration of statutes of limitation of uncertain tax positions	1.7	(2.5)	(1.1)
Research and experimentation credits and other	0.9	0.6	2.7
Effective income tax rate	25.2%	24.2%	22.9%
The Company’s effective tax rate for each of 2014, 2013 and 2012 differs from the U.S. federal statutory rate of 35.0% due principally to the Company’s earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate. The effective tax rates for 2014 and 2013 also include the benefit from the reinstatement of certain tax benefits and credits resulting from the enactments of the Tax Increase Prevention Act of 2014 and the America Tax Relief Act of 2012. In addition, the effective tax rate from continuing operations of 25.2% in 2014 includes tax expense for audit settlements in various jurisdictions and changes in estimates associated with prior period uncertain tax positions, partially offset by the release of valuation allowances and the release of reserves upon the expiration of statutes of limitations. The effective tax rates from continuing operations of 24.2% in 2013 and 22.9% in 2012 include recognition of tax benefits associated with favorable resolutions of certain international and domestic uncertain tax positions and the lapse of certain statutes of limitations, partially offset by adjustments of reserve estimates related to prior period uncertain tax positions. The matters referenced above have been treated as discrete items in the periods they occurred and in the aggregate increased the provision for income taxes from continuing operations by approximately 170 basis points in 2014 and reduced the provision for income taxes from continuing operations by approximately 20 basis points in 2013 and 35 basis points in 2012.
The Company made income tax payments related to both continuing and discontinued operations of $569 million, $529 million and $410 million in 2014, 2013 and 2012, respectively. Current income tax payable related to both continuing and discontinued operations has been reduced by $82 million, $80 million, and $106 million in 2014, 2013 and 2012, respectively, for tax deductions attributable to stock-based compensation, of which, the excess tax benefit over the amount recorded for financial reporting purposes was $50 million, $49 million and $70 million, respectively, and has been recorded as an increase to additional paid-in capital and is reflected as a financing cash inflow in the accompanying Consolidated Statements of Cash Flows.
Included in deferred income taxes related to both continuing and discontinued operations as of December 31, 2014 are tax benefits for U.S. and non-U.S. net operating loss carryforwards totaling $380 million (net of applicable valuation allowances of $319 million). Certain of the losses can be carried forward indefinitely and others can be carried forward to various dates from 2015 through 2034. In addition, the Company had general business and foreign tax credit carryforwards related to both continuing and discontinued operations of $159 million (net of applicable valuation allowances of $12 million) as of December 31, 2014, which can be carried forward to various dates from 2015 to 2024.
As of December 31, 2014, gross unrecognized tax benefits related to both continuing and discontinued operations totaled $728 million ($687 million, net of the impact of $172 million of indirect tax benefits offset by $131 million associated with potential interest and penalties). As of December 31, 2013, gross unrecognized tax benefits related to both continuing and discontinued operations totaled $689 million ($634 million, net of the impact of $179 million of indirect tax benefits offset by $124 million associated with potential interest and penalties). The Company recognized approximately $44 million, $43 million and $34 million in potential interest and penalties related to both continuing and discontinued operations associated with uncertain tax positions during 2014, 2013 and 2012, respectively. To the extent unrecognized tax benefits (including interest and penalties) are not assessed with respect to uncertain tax positions, substantially all amounts accrued, net of indirect offsets, will be reduced and reflected as a reduction of the overall income tax provision. Unrecognized tax benefits and associated accrued interest and penalties are included in taxes, income and other in accrued expenses as detailed in Note 8.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding amounts accrued for potential interest and penalties related to both continuing and discontinued operations, is as follows ($ in millions):

	2014	2013	2012
Unrecognized tax benefits, beginning of year	$689.0	$613.2	$518.3
Additions based on tax positions related to the current year	91.5	47.8	60.8
Additions for tax positions of prior years	172.5	166.9	94.7
Reductions for tax positions of prior years	(43.7)	(57.4)	(38.4)
Acquisitions and other	36.6	18.2	19.7
Lapse of statute of limitations	(36.3)	(96.1)	(20.7)
Settlements	(149.7)	(3.8)	(23.2)
Effect of foreign currency translation	(31.4)	0.2	2.0
Unrecognized tax benefits, end of year	$728.5	$689.0	$613.2
The Company conducts business globally, and files numerous consolidated and separate income tax returns in the United States federal, state and foreign jurisdictions. The countries in which the Company has a significant presence that have lower statutory tax rates than the United States include China, Denmark, Germany and the United Kingdom. The Company's ability to obtain a tax benefit from lower statutory tax rates outside of the United States is dependent on its levels of taxable income in these foreign countries. The Company believes that a change in the statutory tax rate of any individual foreign country would not have a material effect on the Company's financial statements given the geographic dispersion of the Company's taxable income.
The Company and its subsidiaries are routinely examined by various domestic and international taxing authorities. The Internal Revenue Service (“IRS”) has completed examinations of certain of the Company's federal income tax returns through 2009 and is currently examining certain of the Company's federal income tax returns for 2010 and 2011. The Company's U.S. tax returns for 2012 and 2013 remain open for examination by the IRS. In addition, the Company has subsidiaries in Belgium, Brazil, Canada, China, Denmark, France, Finland, Germany, India, Italy, Japan, Norway, Singapore, Sweden, the United Kingdom and various other countries, states and provinces that are currently under audit for years ranging from 2002 through 2013.
Tax authorities in Denmark have raised significant issues related to interest accrued by certain of the Company's subsidiaries. On December 10, 2013, the Company received assessments from the Danish tax authority (“SKAT”) totaling approximately DKK 1.2 billion (approximately $190 million based on exchange rates as of December 31, 2014) including interest through December 31, 2014, imposing withholding tax relating to interest accrued in Denmark on borrowings from certain of the Company's subsidiaries for the years 2004-2009. If the SKAT claims are successful, it is likely that the Company would be assessed additional amounts for years 2010-2012 totaling approximately DKK 650 million (approximately $106 million based on exchange rates as of December 31, 2014). Management believes the positions the Company has taken in Denmark are in accordance with the relevant tax laws and intends to vigorously defend its positions. The Company appealed these assessments with the National Tax Tribunal in 2014 and intends on pursuing this matter through the European Court of Justice should this appeal be unsuccessful. The ultimate resolution of this matter is uncertain, could take many years, and could result in a material adverse impact to the Company's financial statements, including its effective tax rate.
As previously disclosed, German tax authorities had raised issues related to the deductibility and taxability of interest accrued by certain of the Company’s subsidiaries. In the fourth quarter of 2014, the Company entered into a settlement agreement with the German tax authorities to resolve these open matters through 2014. The Company recorded €49 million (approximately $60 million based on exchange rates as of December 31, 2014) of expense for taxes and interest related to this settlement during the fourth quarter of 2014.
Management estimates that it is reasonably possible that the amount of unrecognized tax benefits related to both continuing and discontinued operations may be reduced by approximately $75 million within 12 months as a result of resolution of worldwide tax matters, tax audit settlements and/or statute expirations.
The Company operates in various non-U.S. tax jurisdictions where “tax holiday” income tax incentives have been granted for a specified period. These tax benefits are not material to the Company’s financial statements.
As of December 31, 2014, the Company held $2.2 billion of cash and cash equivalents outside of the United States. While repatriation of some cash held outside the United States may be restricted by local laws, most of the Company's foreign cash balances could be repatriated to the United States but, under current law, could be subject to U.S. federal income taxes, less applicable foreign tax credits. For most of its foreign subsidiaries, the Company makes an election regarding the amount of earnings intended for indefinite reinvestment, with the balance available to be repatriated to the United States. A deferred tax liability has been accrued for the funds that are available to be repatriated to the United States. No provisions for U.S. income taxes have been made with respect to earnings that are planned to be reinvested indefinitely outside the United States, and the amount of U.S. income taxes that may be applicable to such earnings is not readily determinable given the various tax planning alternatives the Company could employ if it repatriated these earnings. The cash that the Company’s foreign subsidiaries hold for indefinite reinvestment is generally used to finance foreign operations and investments, including acquisitions. As of December 31, 2014 and 2013, the total amount of earnings planned to be reinvested indefinitely outside the United States for which deferred taxes have not been provided was approximately $11.8 billion and $10.6 billion, respectively.

NOTE 13. OTHER INCOME
Other income for the years ended December 31 consist of the following ($ in millions):

	2014	2013	2012
Gain on sale of marketable equity securities	$122.6	$201.5	$—
Gain on sale of joint venture	—	229.8	—
Gain on sale of a product line	33.9	—	—
Total	$156.5	$431.3	$—
During 2014, the Company received cash proceeds of $167 million from the sale of certain marketable equity securities and recorded a pre-tax gain related to these sales of $123 million ($77 million after-tax or $0.11 per diluted share). During the fourth quarter of 2013, the Company sold approximately 5 million of the approximately 8 million shares of Align Technology, Inc. ("Align") common stock that the Company received in 2009 as a result of a settlement between Align and Ormco Corporation, a wholly-owned subsidiary of the Company. The Company received cash proceeds of $251 million from the sale of these marketable equity securities and recorded a pre-tax gain of $202 million ($125 million after-tax or $0.18 per diluted share).
Refer to Note 3 for information related to the $34 million gain on the Company's divestiture of its EVS/hybrid product line in 2014 and the $230 million gain on the sale of the Company's equity interest in Apex in 2013.

NOTE 14. RESTRUCTURING AND OTHER RELATED CHARGES
During 2014, the Company recorded pre-tax restructuring and other related charges totaling $130 million. Substantially all restructuring activities initiated in 2014 were completed by December 31, 2014 resulting in $103 million of employee severance and related charges and $27 million of facility exit and other related charges. The Company expects substantially all cash payments associated with remaining termination benefits will be paid during 2015. During 2013, the Company recorded pre-tax restructuring and other related charges totaling $101 million. Substantially all planned restructuring activities related to the 2013 plans were completed by December 31, 2013 resulting in approximately $76 million of employee severance and related charges and $25 million of facility exit and other related charges. During 2012, the Company recorded pre-tax restructuring and other related charges totaling $120 million. Substantially all planned restructuring activities related to the 2012 plans were completed by December 31, 2012 resulting in approximately $109 million of employee severance and related charges and $11 million of facility exit and other related charges.
The nature of the Company's restructuring and related activities initiated in 2014, 2013 and 2012 were broadly consistent throughout the Company’s reportable segments and focused on improvements in operational efficiency through targeted workforce reductions and facility consolidations and closures. These costs were incurred to position the Company to provide superior products and services to its customers in a cost efficient manner, and taking into consideration broad economic uncertainties.
In conjunction with the closing of facilities, certain inventory was written off as unusable in future operating locations. This inventory consisted primarily of component parts and raw materials, which were either redundant to inventory at the facilities being merged or were not economically feasible to relocate since the inventory was purchased to operate on equipment and tooling which was not being relocated. In addition, asset impairment charges have been recorded to reduce the carrying amounts of the long-lived assets that will be sold or disposed of to their estimated fair values. Charges for the asset impairment reduce the carrying amount of the long-lived assets to their estimated salvage value in connection with the decision to dispose of such assets.

Restructuring and other related charges recorded for the year ended December 31 by segment were as follows ($ in millions):

	2014	2013	2012
Test & Measurement	$10.7	$8.3	$19.9
Environmental	27.9	7.4	8.0
Life Sciences & Diagnostics	50.2	36.1	51.5
Dental	21.4	13.3	9.8
Industrial Technologies	20.2	35.6	29.1
Other	—	—	2.1
Total	$130.4	$100.7	$120.4
The table below summarizes the Company's accrual balance and utilization by type of restructuring cost associated with the 2014 and 2013 actions ($ in millions):

	Balance as of January 1, 2013	Costs Incurred	Paid/ Settled	Balance as of December 31, 2013	Costs Incurred	Paid/ Settled	Balance as of December 31, 2014
Employee severance and related	$95.1	$76.2	$(100.6)	$70.7	$103.3	$(77.9)	$96.1
Facility exit and related	6.8	24.5	(16.4)	14.9	27.1	(26.5)	15.5
Total	$101.9	$100.7	$(117.0)	$85.6	$130.4	$(104.4)	$111.6
The restructuring and other related charges incurred during 2014 include cash charges of $119 million and $11 million of non-cash charges. The restructuring and other related charges incurred during 2013 and 2012 include cash charges of $95 million and $117 million and $6 million and $3 million of non-cash charges, respectively. These charges are reflected in the following captions in the accompanying Consolidated Statements of Earnings ($ in millions):

	2014	2013	2012
Cost of sales	$38.1	$26.0	$33.1
Selling, general and administrative expenses	92.3	74.7	87.3
Total	$130.4	$100.7	$120.4

NOTE 15. LEASES AND COMMITMENTS
The Company’s operating leases extend for varying periods of time up to 20 years and, in some cases, contain renewal options that would extend existing terms beyond 20 years. Future minimum rental payments for all operating leases having initial or remaining non-cancelable lease terms in excess of one year are $177 million in 2015, $141 million in 2016, $113 million in 2017, $78 million in 2018, $59 million in 2019 and $99 million thereafter. Total rent expense for all operating leases was $226 million, $243 million and $247 million for the years ended December 31, 2014, 2013 and 2012, respectively.
The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty periods depend on the nature of the product and range from 90 days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the Company’s accrued warranty liability ($ in millions):

Balance, January 1, 2013	$139.8
Accruals for warranties issued during the year	136.1
Settlements made	(139.3)
Additions due to acquisitions	4.0
Effect of foreign currency translation	(0.5)
Balance, December 31, 2013	140.1
Accruals for warranties issued during the year	136.1
Settlements made	(138.1)
Additions due to acquisitions	4.6
Effect of foreign currency translation	(5.1)
Balance, December 31, 2014	$137.6

NOTE 16. LITIGATION AND CONTINGENCIES
The Company is, from time to time, subject to a variety of litigation and other legal and regulatory proceedings incidental to its business (or the business operations of previously owned entities). These matters primarily involve claims for damages arising out of the use of the Company’s products, software and services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, competition and sales and trading practices, environmental matters, personal injury, insurance coverage and acquisition or divestiture related matters, as well as regulatory investigations or enforcement. The Company may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, divested businesses. Some of these lawsuits may include claims for punitive, consequential and/or compensatory damages, as well as injunctive relief. Based upon the Company’s experience, current information and applicable law, it does not believe it is reasonably possible that any amounts it may be required to pay in connection with litigation and other legal and regulatory proceedings in excess of its reserves as of December 31, 2014 will have a material effect on its consolidated financial statements.
While the Company maintains general, products, property, workers’ compensation, automobile, cargo, aviation, crime, fiduciary and directors’ and officers’ liability insurance (and has acquired rights under similar policies in connection with certain acquisitions) up to certain limits that cover certain of these claims, this insurance may be insufficient or unavailable to cover such losses. For general, products and property liability and most other insured risks, the Company purchases outside insurance coverage only for severe losses and must establish and maintain reserves with respect to amounts within the self-insured retention. In addition, while the Company believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses.
The Company records a liability in the consolidated financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible and a loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. The Company's reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk professionals where appropriate. In addition, outside risk professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Company’s specific loss history, actual claims reported and industry trends among statistical and other factors. Reserve estimates may be adjusted as additional information regarding a claim becomes known. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including litigation developments, the discovery of new facts, changes in legislation and outcomes of similar cases), changes in assumptions or changes in the Company’s settlement strategy. While the Company actively pursues financial recoveries from insurance providers and indemnifying parties, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If the Company’s self-insurance and litigation reserves prove inadequate, it would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Company’s financial statements. Refer to Note 8 for information about the amount of the Company’s accruals for self-insurance and litigation liability.
In addition, the Company’s operations, products and services are subject to environmental laws and regulations in various jurisdictions, which impose limitations on the discharge of pollutants into the environment and establish standards for the generation, use, treatment, storage and disposal of hazardous and non-hazardous wastes. A number of the Company’s operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. The Company must also comply with various health and safety regulations in both the United States and abroad in connection with the Company's operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on the Company’s capital expenditures, earnings or competitive position, and the Company does not anticipate material capital expenditures for environmental control facilities.
In addition to environmental compliance costs, the Company from time to time incurs costs related to alleged damages associated with past or current waste disposal practices or other hazardous materials handling practices. For example, generators of hazardous substances found in disposal sites at which environmental problems are alleged to exist, as well as the current and former owners of those sites and certain other classes of persons, are subject to claims brought by state and federal regulatory agencies pursuant to statutory authority. The Company has received notification from the U.S. Environmental Protection Agency, and from state and non-U.S. environmental agencies, that conditions at certain sites where the Company and others previously disposed of hazardous wastes and/or are or were property owners require clean-up and other possible remedial action, including sites where the Company has been identified as a potentially responsible party under U.S. federal and state environmental laws. The Company has projects underway at a number of current and former facilities, in both the United States and abroad, to investigate and remediate environmental contamination resulting from past operations. Remediation activities generally relate to soil and/or groundwater contamination and may include pre-remedial activities such as fact-finding and investigation, risk assessment, feasibility study and/or design, as well as remediation actions such as contaminant removal, monitoring and/or installation, operation and maintenance of longer-term remediation systems. The Company is also from time to time party to personal injury or other claims brought by private parties alleging injury due to the presence of, or exposure to, hazardous substances.
The Company has recorded a provision for environmental investigation and remediation and environmental-related claims with respect to sites owned or formerly owned by the Company and its subsidiaries and third party sites where the Company has been determined to be a potentially responsible party. The Company generally makes an assessment of the costs involved for its remediation efforts based on environmental studies, as well as its prior experience with similar sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties of the Company’s involvement in certain sites, uncertainties regarding the extent of the required cleanup, the availability of alternative cleanup methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites and the fact that imposition of joint and several liability with right of contribution is possible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other environmental laws and regulations. If the Company determines that potential liability for a particular site or with respect to a personal injury claim is known or considered probable and reasonably estimable, the Company accrues the total estimated loss, including investigation and remediation costs, associated with the site or claim. As of December 31, 2014, the Company had a reserve of $119 million for environmental matters which are known or considered probable and reasonably estimable (of which $78 million are non-current), which reflects the Company's best estimate of the costs to be incurred with respect to such matters. Refer to Note 8 for additional information about the Company’s environmental reserves.
All reserves have been recorded without giving effect to any possible future third party recoveries. While the Company actively pursues insurance recoveries, as well as recoveries from other potentially responsible parties, it does not recognize any insurance recoveries for environmental liability claims until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude.
The Company’s Restated Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of the Company, or by reason of serving at the request of the Company as a director or officer of any other entity, subject to limited exceptions. Danaher’s Amended and Restated By-laws provide for similar indemnification rights. In addition, Danaher has executed with each director and executive officer of Danaher Corporation an indemnification agreement which provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. While the Company maintains insurance for this type of liability, a significant deductible applies to this coverage and any such liability could exceed the amount of the insurance coverage.
As of December 31, 2014 and 2013, the Company had approximately $433 million and $379 million, respectively, of guarantees consisting primarily of outstanding standby letters of credit, bank guarantees and performance and bid bonds. These guarantees have been provided in connection with certain arrangements with vendors, customers, financing counterparties and governmental entities to secure the Company’s obligations and/or performance requirements related to specific transactions. The Company believes that if the obligations under these instruments were triggered, it would not have a material effect on its financial statements.

NOTE 17. STOCK TRANSACTIONS AND STOCK-BASED COMPENSATION
On July 16, 2013, the Company's Board of Directors approved a repurchase program (the “2013 Repurchase Program”) authorizing the repurchase of up to 20 million shares of the Company's common stock from time to time on the open market or in privately negotiated transactions. The 2013 Repurchase Program replaced the repurchase program approved by the Company's Board of Directors in May 2010 (the “2010 Repurchase Program”).  There is no expiration date for the 2013 Repurchase Program, and the timing and amount of any shares repurchased under the program will be determined by the Company's management based on its evaluation of market conditions and other factors.  The 2013 Repurchase Program may be suspended or discontinued at any time.  Any repurchased shares will be available for use in connection with the Company's equity compensation plans (or any successor plan) and for other corporate purposes. As of December 31, 2014, 20 million shares remained available for repurchase pursuant to the 2013 Repurchase Program.

Neither the Company nor any “affiliated purchaser” repurchased any shares of Company common stock during 2014 and 2013. During the year ended December 31, 2012, the Company repurchased approximately 12.5 million shares of Company common stock under the 2010 Repurchase Program in open market transactions at a cost of $648 million.
Stock options and RSUs have been issued to directors, officers and other employees under the Company’s 1998 Stock Option Plan and the 2007 Stock Incentive Plan. In addition, in connection with the November 2007 Tektronix acquisition, the Company assumed the Tektronix 2005 Stock Incentive Plan and the Tektronix 2002 Stock Incentive Plan (the “Tektronix Plans”) and assumed certain outstanding stock options, restricted stock and RSUs that had been awarded to Tektronix employees under the plans. These plans operate in a similar manner to the Company’s 2007 Stock Incentive Plan and 1998 Stock Option Plan. No further equity awards will be issued under the 1998 Stock Option Plan or the Tektronix Plans. The 2007 Stock Incentive Plan provides for the grant of stock options, stock appreciation rights, RSUs, restricted stock, performance stock units or any other stock based award. In May 2011 and May 2013, the Company’s shareholders approved amendments to the 2007 Stock Incentive Plan that, among other items, authorized the issuance of an additional 24 million shares pursuant to the plan bringing the total number of shares authorized for issuance under the plan to 62 million. No more than 19 million of the 62 million authorized shares may be granted in any form other than stock options or stock appreciation rights.
Stock options granted under the 2007 Stock Incentive Plan, the 1998 Stock Option Plan and the Tektronix Plans generally vest pro-rata over a five year period and terminate 10 years from the grant date, though the specific terms of each grant are determined by the Compensation Committee of the Company’s Board (the “Compensation Committee”). The Company’s executive officers and certain other employees have been awarded options with different vesting criteria, and options granted to outside directors are fully vested as of the grant date. Option exercise prices for options granted by the Company under these plans equal the closing price of the Company’s common stock on the NYSE on the date of grant. Option exercise prices for the options outstanding under the Tektronix Plans were based on the closing price of Tektronix common stock on the date of grant. In connection with the Company’s assumption of these options, the number of shares underlying each option and exercise price of each option were adjusted to reflect the substitution of the Company’s stock for the Tektronix stock underlying these awards.
RSUs issued under the 2007 Stock Incentive Plan and the 1998 Stock Option Plan provide for the issuance of a share of the Company’s common stock at no cost to the holder. Most RSU awards granted prior to the third quarter of 2009 were granted subject to performance criteria determined by the Compensation Committee, and RSU awards granted during or after the third quarter of 2009 to members of the Company’s senior management are also subject to performance criteria. The RSUs that have been granted to employees under the 2007 Stock Incentive Plan and the 1998 Stock Option Plan generally provide for time-based vesting over a five year period, although the specific time-based vesting terms vary depending on grant date and on whether the recipient is a member of senior management. The RSUs that have been granted to directors under the 2007 Stock Incentive Plan vest on the earlier of the first anniversary of the grant date or the date of, and immediately prior to, the next annual meeting of the Company’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board. Prior to vesting, RSUs do not have dividend equivalent rights, do not have voting rights and the shares underlying the RSUs are not considered issued and outstanding.
Restricted shares issued under the Tektronix Plans were granted subject to certain time-based vesting restrictions such that the restricted share awards fully vested after a period of five years. The holders of these restricted shares had the right to vote such shares and receive dividends and the shares were considered issued and outstanding at the date the award was granted. As of December 31, 2014, all of the restricted shares and RSUs granted under the Tektronix Plans have fully vested.
The options, RSUs and restricted shares generally vest only if the employee is employed by the Company (or in the case of directors, the director continues to serve on the Company Board) on the vesting date or in other limited circumstances. To cover the exercise of options and vesting of RSUs, the Company generally issues new shares from its authorized but unissued share pool, although it may instead issue treasury shares in certain circumstances. In connection with the NetScout transaction disclosed in Note 3, the Company agreed to: (i) allow stock options held by employees of the Company's communications business that were scheduled to vest between the closing date and August 4, 2015 to vest in accordance with their terms and remain exercisable for up to 90 days following such vesting date, and (ii) allow RSUs held by employees of the Company's communications business that were scheduled to vest between the closing date and August 4, 2015 to vest in accordance with their terms. As of December 31, 2014, approximately 25 million shares of the Company’s common stock were reserved for issuance under the 2007 Stock Incentive Plan.
Upon completion of the split-off of the majority of the Test & Measurement segment's communications business, subject to the exceptions described above, outstanding unvested awards for employees who transferred with the business were canceled and replaced by awards issued by NetScout. The related stock compensation expense for these awards in the years ended December 31, 2014, 2013, and 2012 of $6 million, $8 million, and $6 million, respectively, has been included in the results of discontinued operations in the accompanying Consolidated Statements of Earnings.
The Company accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted, including stock options, RSUs and restricted shares, based on the fair value of the award as of the grant date. The Company recognizes the compensation expense over the requisite service period (which is generally the vesting period but may be shorter than the vesting period if the employee becomes retirement eligible before the end of the vesting period). The fair value for RSU and restricted stock awards was calculated using the closing price of the Company’s common stock on the date of grant, adjusted for the fact that RSUs do not accrue dividends. The fair value of the options granted was calculated using a Black-Scholes Merton option pricing model (“Black-Scholes”).
The following summarizes the assumptions used in the Black-Scholes model to value options granted during the years ended December 31:

	2014	2013	2012
Risk-free interest rate	1.7 – 2.4%	1.0 – 2.3%	0.7 – 1.7%
Weighted average volatility	22.4%	23.6%	30.1%
Dividend yield	0.5%	0.2%	0.2%
Expected years until exercise	5.5 – 8.0	6.0 – 8.5	6.0 – 8.5

The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on implied volatility from traded options on the Company’s stock and historical volatility of the Company’s stock. The dividend yield is calculated by dividing the Company’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. To estimate the option exercise timing used in the valuation model, in addition to considering the vesting period and contractual term of the option, the Company analyzes and considers actual historical exercise experience for previously granted options. The Company stratifies its employee population into multiple groups for option valuation and attribution purposes based upon distinctive patterns of forfeiture rates and option holding periods.
The amount of stock-based compensation expense recognized during a period is also based on the portion of the awards that are ultimately expected to vest. The Company estimates pre-vesting forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of awards that actually vest.

The following summarizes the components of the Company’s continuing operations stock-based compensation expense for the years ended December 31 ($ in millions):

	2014	2013	2012
RSUs and restricted shares:
Pre-tax compensation expense	$71.4	$64.6	$57.7
Income tax benefit	(20.8)	(19.4)	(18.5)
RSU and restricted share expense, net of income taxes	50.6	45.2	39.2
Stock options:
Pre-tax compensation expense	44.1	45.0	46.0
Income tax benefit	(13.2)	(13.8)	(14.1)
Stock option expense, net of income taxes	30.9	31.2	31.9
Total stock-based compensation:
Pre-tax compensation expense	115.5	109.6	103.7
Income tax benefit	(34.0)	(33.2)	(32.6)
Total stock-based compensation expense, net of income taxes	$81.5	$76.4	$71.1
Stock-based compensation has been recognized as a component of selling, general and administrative expenses in the accompanying Consolidated Statements of Earnings. As of December 31, 2014, $151 million of total unrecognized compensation cost related to RSUs is expected to be recognized over a weighted average period of approximately three years. As of December 31, 2014, $129 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately three years. Both amounts will be adjusted for any future changes in estimated forfeitures.
The following summarizes option activity under the Company’s stock plans (in millions; except exercise price and number of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2012	32.4	$32.98
Granted	4.3	52.21
Exercised	(8.1)	25.25
Cancelled/forfeited	(1.2)	40.52
Outstanding as of December 31, 2012	27.4	37.94
Granted	3.8	64.73
Exercised	(5.1)	31.19
Cancelled/forfeited	(1.1)	47.35
Outstanding as of December 31, 2013	25.0	42.93
Granted	3.9	77.37
Exercised	(3.7)	34.98
Cancelled/forfeited	(0.9)	61.46
Outstanding as of December 31, 2014	24.3	$48.92	6	$892.6
Vested and expected to vest as of December 31, 2014 (1)	23.0	$48.00	6	$869.1
Vested as of December 31, 2014	12.9	$37.37	4	$624.3

(1)	The “Expected to Vest” options are the net unvested options that remain after applying the forfeiture rate assumption to total unvested options.
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of 2014 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2014. The amount of aggregate intrinsic value will change based on the price of the Company’s common stock.
Options outstanding as of December 31, 2014 are summarized below:

	Outstanding			Exercisable
Exercise Price	Shares (in millions)	Average Exercise Price	Average Remaining Life (in years)	Shares (in millions)	Average Exercise Price
$25.85 to $31.16	4.3	$28.61	3	4.3	$28.61
$31.17 to $38.07	4.8	36.36	3	4.1	36.23
$38.08 to $49.59	3.9	43.42	5	2.6	41.12
$49.60 to $61.53	5.7	54.22	7	1.5	52.04
$61.54 to $82.23	5.6	74.00	9	0.4	68.13
The aggregate intrinsic value of options exercised during the years ended December 31, 2014, 2013 and 2012 was $154 million, $165 million and $226 million, respectively. Exercise of options during the years ended December 31, 2014, 2013 and 2012 resulted in cash receipts of $125 million, $158 million, and $201 million, respectively. Upon exercise of the award by the employee, the Company derives a tax deduction measured by the excess of the market value over the grant price at the date of exercise. The Company realized a tax benefit of $46 million, $52 million, and $75 million in 2014, 2013 and 2012, respectively, related to the exercise of employee stock options. The net income tax benefit in excess of the expense recorded for financial reporting purposes (the “excess tax benefit”) has been recorded as an increase to additional paid-in capital and is reflected as a financing cash inflow in the accompanying Consolidated Statements of Cash Flows.
The following summarizes information on unvested RSUs and restricted shares activity (in millions; except weighted average grant-date fair value):

	Number of RSUs/Restricted Shares	Weighted Average Grant-Date Fair Value
Unvested as of January 1, 2012	6.0	$37.72
Granted	1.8	52.26
Vested	(1.7)	34.86
Forfeited	(0.5)	36.84
Unvested as of December 31, 2012	5.6	43.29
Granted	1.5	64.83
Vested	(1.4)	38.66
Forfeited	(0.5)	43.90
Unvested as of December 31, 2013	5.2	51.04
Granted	1.6	76.71
Vested	(1.5)	42.60
Forfeited	(0.4)	58.82
Unvested as of December 31, 2014	4.9	61.64
The Company realized a tax benefit of $36 million, $28 million and $31 million in the years ended December 31, 2014, 2013 and 2012, respectively, related to the vesting of RSUs. The excess tax benefit attributable to RSUs and restricted stock has been recorded as an increase to additional paid-in capital and is reflected as a financing cash inflow in the accompanying Consolidated Statements of Cash Flows.
In connection with the exercise of certain stock options and the vesting of RSUs and restricted shares previously issued by the Company, a number of shares sufficient to fund statutory minimum tax withholding requirements has been withheld from the total shares issued or released to the award holder (though under the terms of the applicable plan, the shares are considered to have been issued and are not added back to the pool of shares available for grant). During the year ended December 31, 2014, 568 thousand shares with an aggregate value of $43 million were withheld to satisfy the requirement. During the year ended December 31, 2013, 523 thousand shares with an aggregate value of $34 million were withheld to satisfy the requirement. The withholding is treated as a reduction in additional paid-in capital in the accompanying Consolidated Statements of Stockholders’ Equity.

NOTE 18. NET EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Basic net earnings per share (“EPS”) from continuing operations is calculated by dividing net earnings from continuing operations by the weighted average number of common shares outstanding for the applicable period. Diluted net EPS from continuing operations is computed based on the weighted average number of common shares outstanding increased by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued and reduced by the number of shares the Company could have repurchased with the proceeds from the issuance of the potentially dilutive shares. For each of the years ended December 31, 2014, 2013 and 2012, approximately 2 million options to purchase shares were not included in the diluted earnings per share calculation as the impact of their inclusion would have been anti-dilutive.
Information related to the calculation of net earnings from continuing operations per share of common stock is summarized as follows ($ and shares in millions, except per share amounts):

For the Year Ended December 31, 2014:	Net Earnings from Continuing Operations (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS	$2,543.1	702.2	$3.62
Adjustment for interest on convertible debentures	3.3	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs	—	9.1
Incremental shares from assumed conversion of the convertible debentures	—	4.8
Diluted EPS	$2,546.4	716.1	$3.56

For the Year Ended December 31, 2013:
Basic EPS	$2,590.6	696.0	$3.72
Adjustment for interest on convertible debentures	3.3	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs	—	8.7
Incremental shares from assumed conversion of the convertible debentures	—	6.3
Diluted EPS	$2,593.9	711.0	$3.65

For the Year Ended December 31, 2012:
Basic EPS	$2,181.3	693.4	$3.15
Adjustment for interest on convertible debentures	5.7	—
Incremental shares from assumed exercise of dilutive options and vesting of dilutive RSUs	—	9.8
Incremental shares from assumed conversion of the convertible debentures	—	9.9
Diluted EPS	$2,187.0	713.1	$3.07

NOTE 19. SEGMENT INFORMATION
The Company operates and reports its results in five separate business segments consisting of the Test & Measurement, Environmental, Life Sciences & Diagnostics, Dental and Industrial Technologies segments. In addition, the Company’s equity in earnings of the Apex joint venture is shown separately in the Company’s segment disclosures. Operating profit represents total revenues less operating expenses, excluding other expense, interest and income taxes. The identifiable assets by segment are those used in each segment’s operations. Inter-segment amounts are not significant and are eliminated to arrive at consolidated totals.
Detailed segment data for the years ended December 31 is as follows ($ in millions):

	2014	2013	2012
Sales:
Test & Measurement	$2,702.1	$2,582.4	$2,595.4
Environmental	3,547.3	3,316.9	3,063.5
Life Sciences & Diagnostics	7,185.7	6,856.4	6,485.1
Dental	2,193.1	2,094.9	2,022.9
Industrial Technologies	3,525.8	3,432.5	3,307.9
Total	$19,154.0	$18,283.1	$17,474.8

Operating profit:
Test & Measurement	$573.2	$515.1	$515.7
Environmental	705.2	696.5	652.5
Life Sciences & Diagnostics	1,105.9	1,009.8	861.1
Dental	304.4	304.9	293.1
Industrial Technologies	801.3	722.9	685.6
Equity method earnings related to Apex joint venture	—	—	69.9
Other	(143.4)	(128.7)	(98.3)
Total	$3,346.6	$3,120.5	$2,979.6

Identifiable assets:
Test & Measurement	$3,550.9	$3,561.6	$3,619.5
Environmental	3,824.9	3,584.5	3,146.6
Life Sciences & Diagnostics	13,743.9	13,614.7	13,305.2
Dental	6,224.3	4,095.1	4,079.9
Industrial Technologies	4,149.0	4,363.6	4,235.6
Other	3,615.2	3,519.3	2,667.9
Discontinued Operations	1,883.5	1,933.4	1,886.3
Total	$36,991.7	$34,672.2	$32,941.0

Depreciation and amortization:
Test & Measurement	$83.5	$90.7	$91.5
Environmental	85.7	62.7	48.9
Life Sciences & Diagnostics	539.0	517.3	478.2
Dental	85.0	83.3	92.4
Industrial Technologies	88.8	89.2	80.8
Other	7.5	7.4	7.2
Total	$889.5	$850.6	$799.0

	2014	2013	2012
Capital expenditures, gross:
Test & Measurement	$17.0	$25.4	$25.0
Environmental	76.1	46.5	29.5
Life Sciences & Diagnostics	391.1	386.7	296.8
Dental	24.4	30.7	30.2
Industrial Technologies	70.6	47.1	49.0
Other	1.4	1.7	15.3
Total	$580.6	$538.1	$445.8

Operations in Geographical Areas
Year Ended December 31

($ in millions)	2014	2013	2012
Sales:
United States	$8,091.2	$7,613.6	$7,353.7
China	1,727.5	1,612.7	1,424.7
Germany	1,182.9	1,161.5	1,085.8
All other (each country individually less than 5% of total sales)	8,152.4	7,895.3	7,610.6
Total	$19,154.0	$18,283.1	$17,474.8

Long-lived assets:
United States	$16,888.3	$15,673.7	$15,980.8
Germany	1,875.1	1,939.7	1,957.1
All other (each country individually less than 5% of total long-lived assets)	8,797.0	7,945.1	7,415.3
Total	$27,560.4	$25,558.5	$25,353.2
Sales by Major Product Group
Year Ended December 31

($ in millions)	2014	2013	2012
Analytical & physical instrumentation	$5,778.6	$5,443.6	$5,215.2
Medical & dental products	9,381.6	8,958.0	8,509.1
Motion & industrial automation controls	1,554.5	1,559.1	1,592.4
Product identification	1,611.2	1,551.5	1,410.3
All other	828.1	770.9	747.8
Total	$19,154.0	$18,283.1	$17,474.8

NOTE 20. QUARTERLY DATA-UNAUDITED ($ in millions, except per share data)
Prior period quarterly data has been reclassified to reflect businesses identified as discontinued operations. Refer to Note 3 for information regarding these discontinued operations.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2014:
Sales	$4,439.2	$4,783.5	$4,707.1	$5,224.2
Gross profit	2,286.7	2,491.1	2,452.3	2,662.5
Operating profit	738.1	875.5	866.2	866.8
Net earnings from continuing operations	544.8	667.4	681.3	649.6
Net earnings from discontinued operations	34.9	9.0	(0.7)	12.1
Net earnings	579.7	676.4	680.6	661.7
Net earnings per share from continuing operations:
Basic	$0.78	$0.95	$0.97	$0.92
Diluted	$0.76	$0.94	$0.95	$0.91
Net earnings per share from discontinued operations:
Basic	$0.05	$0.01	$—	$0.02
Diluted	$0.05	$0.01	$—	$0.02
Net earnings per share:
Basic	$0.83	$0.96	$0.97	$0.94
Diluted	$0.81	$0.95	$0.95	$0.92	*

2013:
Sales	$4,225.6	$4,534.1	$4,479.4	$5,044.0
Gross profit	2,166.0	2,346.0	2,289.1	2,540.9
Operating profit	677.0	804.8	783.8	854.9
Net earnings from continuing operations	652.8	592.3	577.4	768.1
Net earnings from discontinued operations	39.1	24.5	19.6	21.2
Net earnings	691.9	616.8	597.0	789.3
Net earnings per share from continuing operations:
Basic	$0.94	$0.85	$0.83	$1.10
Diluted	$0.92	$0.84	$0.81	$1.08
Net earnings per share from discontinued operations:
Basic	$0.06	$0.04	$0.03	$0.03	**
Diluted	$0.06	$0.03	$0.03	$0.03
Net earnings per share:
Basic	$1.00	$0.89	$0.86	$1.13	**
Diluted	$0.98	$0.87	$0.84	$1.11
*     Net earnings per share amount does not add due to rounding.
**     Net earnings per share amounts do not cross add to the full year amount due to rounding.

NOTE 21. SUBSEQUENT EVENT
As discussed in Note 3, on July 14, 2015, the Company consummated the split-off of the majority of its Test & Measurement segment's communications business (other than the data communications cable installation business and the communication service provider business of Fluke Networks which are now part of the instruments business of the Company's Test & Measurement segment) to Danaher shareholders who elected to exchange Danaher shares for ownership interests in the communications business, and the subsequent merger of the communications business with a subsidiary of NetScout. The accounting requirements for reporting the disposition of the communications business as a discontinued operation were met when the separation and merger were completed. Accordingly, the accompanying consolidated financial statements, including the Consolidated Balance Sheets, Consolidated Statements of Earnings and Consolidated Statements of Cash Flows have been revised to reflect the communications businesses as a discontinued operation in all periods presented. In addition, the disclosures included in Notes 1, 2, 3, 4, 5, 6, 7, 8, 10, 12, 14, 15, 17, 18, 19 and 20 have been revised to reflect this discontinued operation. Refer to Note 3 for additional information relating to this transaction.

DANAHER CORPORATION AND SUBSIDIARIES
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
($ in millions)

Classification	Balance at Beginning of Period (a)	Charged to Costs & Expenses	Impact of Currency	Charged to Other Accounts		Write Offs, Write Downs & Deductions	Balance at End of Period (a)
Year Ended December 31, 2014:
Allowances deducted from asset account
Allowance for doubtful accounts	$147.4	$42.8	$(5.8)	$13.3	(b)	$(48.4)	$149.3
Year Ended December 31, 2013:
Allowances deducted from asset account
Allowance for doubtful accounts	$148.1	$27.9	$(1.6)	$4.2	(b)	$(31.2)	$147.4
Year Ended December 31, 2012:
Allowances deducted from asset account
Allowance for doubtful accounts	$142.6	$39.5	$(0.7)	$4.2	(b)	$(37.5)	$148.1

Notes:

(a)	Amounts include allowance for doubtful accounts classified as current and non-current.

(b)	Amounts related to businesses acquired, net of amounts related to businesses disposed not included in discontinued operations.